Filed pursuant to Rule 424(b)(3)
Registration No. 333-260835
903,072,352 Shares of Class A Common Stock
8,900,000 Warrants to Purchase Shares of Class A Common Stock

This prospectus relates to the registration of the Class A common stock, par value $0.00001 per share (“Class A Common Stock”), of Aurora Innovation, Inc. and warrants to purchase shares of Class A Common Stock as described herein.
This prospectus relates to the issuance and sale by us of an aggregate of (i) 234,560,193 shares of Class A Common Stock (the “Non-Affiliate Conversion Stock”) issuable by us upon conversion of the Class B common stock, par value $0.00001 per share, of Aurora Innovation, Inc. (the “Class B Common Stock”), held by certain of our stockholders, (ii) 425,722 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock (the “Former Employee Options”) held by individuals who terminated their employment with Aurora Innovation, Inc. prior to the closing (the “Closing”) of business combination with Reinvent Technology Partners Y (“RTPY”) and (iii) 12,218,750 shares of Class A Common Stock issuable upon the exercise of 12,218,750 warrants (the “Public Warrants”) at a price of $11.50 per share, which were issued as part of units in RTPY’s initial public offering, which was consummated on March 18, 2020 (the “RTPY IPO”).
This prospectus also relates to the issuance and resale of (i) 246,547,784 shares of Class A Common Stock (“Affiliate Conversion Stock”) issuable by us upon conversion of the Class B Common Stock held by certain of our stockholders, (ii) 951,098 shares of Class A Common Stock issuable upon the exercise of certain outstanding options (the “Affiliate Options”) to purchase Class A Common Stock and vesting of certain restricted stock units for Class A Common Stock (the “Affiliate RSUs” and together with the Affiliate Options, the “Affiliate Equity Stock”) held by certain of our affiliates and their affiliated entities and (iii) 8,900,000 shares of Class A Common Stock issuable upon the exercise of 8,900,000 private placement warrants (the “Private Placement Warrants”) purchased by Reinvent Sponsor Y LLC (the “Sponsor”) in connection with the RTPY IPO.
This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,029,344 shares of Class A Common Stock (the “Affiliate Class A Stock”) beneficially owned by certain of our affiliates, (ii) 6,883,086 shares of Class A Common Stock (the “Sponsor Stock”) beneficially owned by the Sponsor, (iii) 100,000,000 shares of Class A Common Stock (the “PIPE Shares”) purchased at Closing by a number of subscribers pursuant to separate subscription agreements, (iv) 288,556,375 shares of Class A Common Stock beneficially owned by certain stockholders who have been granted registration rights (the “Registration Rights Shares”) and (v) 8,900,000 Private Placement Warrants.
The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash and from the exercise of the Affiliate Options and the Former Employee Options. We will pay the expenses associated with registering the sales by the Selling Securityholders other than any underwriting discounts and commissions, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Of the 903,072,352 shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, 577,935,128 of those shares (the “Lock-Up Shares”) are subject to certain lock-up restrictions, pursuant to lock-up agreements further described in the section titled “Certain Relationships and Related Person Transactions” appearing elsewhere in this prospectus.
Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “AUR” and the Public Warrants are listed on Nasdaq under the symbol “AUROW.” On February 17, 2023, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $1.80 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.3097 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 2, 2023

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”
The Aurora design logo and the Aurora mark appearing in this prospectus are the property of Aurora Innovation, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and TM designations, as applicable, for the trademarks used in this prospectus.
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Within this prospectus, we reference industry and market data obtained from periodic industry publications, third-party studies and surveys, including from the American Transportation Research Institute, American Trucking Association, Armstrong & Associates, National Highway Traffic Safety Administration, Pitney Bowes, Department of Transportation, Department of Commerce, Bureau of Labor Statistics and the Federal Highway Administration, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report is as of its original publication date (and not as of the date of this prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Neither we nor our stockholders can guarantee the accuracy or completeness of any such information contained in this prospectus.
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FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (1) “Legacy Aurora” refers to Aurora Innovation, Inc., a Delaware corporation, prior to the Merger, (2) “RTPY” refers to Reinvent Technology Partners Y, a Cayman company and our legal predecessor, prior to the Merger, and (3) “Aurora,” the “Company,” “Registrant,” “we,” “us” and “our” refers to Aurora Innovation, Inc., a Delaware corporation formerly known as Reinvent Technology Partners Y, and where appropriate, our wholly owned subsidiaries, following the Merger.
In this document, references to:
“2017 Plan” are to the Aurora 2017 Equity Incentive Plan.
“2021 Plan” are to the Aurora Innovation, Inc. 2021 Equity Incentive Plan.
“Apparate” are to Apparate USA LLC, formerly a subsidiary of Uber Technologies Inc., which was acquired by Aurora on January 19, 2021.
“Aurora Founders” are to Chris Urmson, Sterling Anderson and James Andrew (Drew) Bagnell.
“Aurora Incentive Plans” are to the Legacy Aurora 2017 Equity Incentive Plan, the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan, and the OURS Technology Inc. 2017 Stock Incentive Plan, in each case, as amended. “Aurora common stock” are to shares of Class A Common Stock and Class B Common Stock.
“Aurora Options” are to options to purchase shares of Class A Common Stock.
“Aurora RSU Awards” are to awards of restricted stock units based on shares of Class A Common Stock.
“Aurora” are to RTPY after the Business Combination and its name change from Reinvent Technology Partners Y to Aurora Innovation, Inc.
“Blackmore” are to Blackmore Sensors & Analytics, Inc.
“Board” means the board of directors of Aurora.
“Business Combination” are to the Domestication together with the Merger.
“Bylaws” are to the bylaws of Aurora.
“Certificate of Incorporation” are to the certificate of incorporation of Aurora.
“Class A Common Stock” means the shares of Class A Common Stock of Aurora Innovation, Inc., par value $0.00001 per share.
“Class B Common Stock” means the shares of Class B Common Stock of Aurora Innovation, Inc., par value $0.00001 per share.
“Closing” means the consummation of the Merger, which occurred on November 3, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company,” “we,” “us” and “our” are to Aurora.
“DENSO” are to DENSO International America, Inc.
“DGCL” means the Delaware General Corporation Law.
“Domestication” are to the domestication of RTPY as a corporation incorporated in the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
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“GAAP” means United States generally accepted accounting principles.
“Investor Rights Agreement” means the Investor Rights Agreement, entered into at the Closing, by and among RTPY, Legacy Aurora, and certain persons and entities holding Class A Common Stock.
“IRS” are to the U.S. Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Legacy Aurora” means Aurora Innovation, Inc., prior to the Business Combination.
“Legacy Aurora Awards” are to Legacy Aurora Options and Legacy Aurora RSU Awards.
“Legacy Aurora Class B stock” are to shares of Legacy Aurora Class B stock, par value $0.0001 per share.
“Legacy Aurora capital stock” are to shares of Legacy Aurora common stock and Legacy Aurora Class B stock.
“Legacy Aurora common stock” are to shares of Legacy Aurora common stock, par value $0.0001 per share.
“Legacy Aurora Options” are to options to purchase shares of Legacy Aurora common stock granted under the Aurora Incentive Plans
“Merger” refers to the merger of Merger Sub with and into Legacy Aurora, with Legacy Aurora surviving the Merger as a wholly owned subsidiary of the Company and the other transactions contemplated by the Merger Agreement, consummated as of the Closing.
“Merger Agreement” are to the Agreement and Plan of Merger, dated as of July 14, 2021, by and among RTPY, Merger Sub and Aurora, as amended and modified from time to time.
“Merger Sub” means RTPY Merger Sub, Inc., a Delaware corporation.
“Morgan Stanley” are to Morgan Stanley & Co LLC.
“Nasdaq” means The Nasdaq Global Select Market.
“PACCAR” are to PACCAR Inc.
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“PIPE Investment” means the purchase of 100,000,000 shares of Class A Common Stock by certain accredited investors pursuant to the PIPE Subscription Agreement in connection with the Closing, for a purchase price of $10.00 per share, in a private placement.
“PIPE Investors” means the investors in the PIPE Investment.
“PIPE Shares” are to the shares of Class A Common Stock issued to PIPE Investors in connection with the PIPE Investment.
“PIPE Subscription Agreement” means that certain Subscription Agreement between the Company and the PIPE Investors pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 100,000,000 shares of Class A Common Stock at $10.00 per share for an aggregate commitment amount of $1,000,000,000.
“Preferred Stock” means the shares of preferred stock of Aurora, par value $0.00001 per share.
“Private Placement Warrants” means the warrants to purchase shares of Class A Common Stock purchased in a private placement in connection with the RTPY IPO, exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments.
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“Public Warrants” means the warrants to purchase shares of Class A Common Stock that are publicly traded under the “AUROW” symbol on Nasdaq, exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments.
“Registration Statement” are to the registration statement of which this prospectus forms a part.
“Reinvent Capital” are to Reinvent Capital LLC.
“RTPY Board” are to the board of directors of RTPY.
“RTPY Class A ordinary shares” are to RTPY’s Class A ordinary shares, par value $0.0001 per share.
“RTPY Class B ordinary shares” are to RTPY’s Class B ordinary shares, par value $0.0001 per share.
“RTPY Founder Shares” are to the RTPY Class B ordinary shares purchased by the Sponsor in a private placement prior to the RTPY IPO.
“RTPY IPO” means RTPY’s initial public offering of units, consummated on March 18, 2020.
“RTPY IPO registration statement” are to the Registration Statement on Form S-1 (333-253075) filed by RTPY in connection with its initial public offering, which became effective on March 18, 2021.
“RTPY ordinary shares” are to RTPY Class A ordinary shares and RTPY Class B ordinary shares.
“RTPY units” and “units” are to the units of RTPY, each unit representing one RTPY Class A ordinary share and one-eighth of one redeemable warrant to acquire one RTPY Class A ordinary share, that were offered and sold by RTPY in the RTPY IPO and registered pursuant to the RTPY IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof). “RTPY” refers to the former Reinvent Technology Partners Y, now known as Aurora Innovation, Inc., a Delaware corporation.
“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Reinvent Sponsor Y LLC, a Cayman Islands limited liability company.
“Sponsor Agreement” are to that certain Sponsor Agreement, dated as of July 14, 2021, by and among the Sponsor, RTPY and Aurora, as amended and modified from time to time.
“Sponsor Related PIPE Investor” are to Reinvent Technology SPV II LLC, which is a special purpose vehicle formed solely to invest in the PIPE Investment.
“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of July 14, 2021, by and among the Sponsor, RTPY, the directors and officers of RTPY, and Aurora.
“Treasury Regulations” are to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” are to the trust account established at the consummation of the RTPY IPO at Morgan Stanley and maintained by Continental Stock Transfer & Trust Company, acting as trustee.
“Uber” are to Uber Technologies, Inc.
“Volvo” are to Volvo Group.
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“Warrant Agreement” are to the Warrant Agreement, dated as of March 15, 2021, by and between RTPY and Continental Stock Transfer & Trust Company, as amended by the Amendment of Warrant Agreement, dated as of February 28, 2022, by and among Aurora Innovation, Inc., Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, as warrant agent.
“Warrants” means the Public Warrants and Private Placement Warrants.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “possible,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:
•our ability to commercialize the Aurora Driver safely, quickly, and broadly on the timeline we expect;
•the market for autonomous vehicles and our market position;
•our ability to compete effectively with existing and new competitors;
•the ability to maintain the listing of our Class A Common Stock and warrants on Nasdaq;
•our ability to raise financing in the future;
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•our ability to effectively manage our growth and future expenses;
•the sufficiency of our cash and cash equivalents to meet our operating requirements;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the impact of the regulatory environment and complexities with compliance related to such environment;
•our ability to successfully collaborate with business partners;
•our ability to obtain, maintain, protect and enforce our intellectual property;
•economic and industry trends or trend analysis;
•the impact of infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 pandemic), natural disasters, war (including Russia’s actions in Ukraine), acts of terrorism or responses to these events; and
•other factors detailed under the section entitled “Risk Factors.”
We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus . Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus . We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events
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as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our Class A Common Stock or Warrants. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find Additional Information,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Aurora,” the “Registrant,” and the “Company” refer to Aurora Innovation, Inc. and its consolidated subsidiaries following the Business Combination.
Overview
Our mission is to deliver the benefits of self-driving technology safely, quickly, and broadly.
Aurora was founded in 2017 by Chris Urmson, Sterling Anderson, and Drew Bagnell, three of the most prominent leaders in the self-driving space. Led by a team with deep experience, we are developing the Aurora Driver based on what we believe to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst a multitude of vehicle types and applications. To date, we have successfully integrated the Aurora Driver into numerous different vehicle platforms designed to meet its requirements: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating a common driver platform for multiple vehicle types and use cases, the capabilities we develop in one market reinforce and strengthen our competitive advantages in other areas. For example, highway driving capabilities developed for trucking will carry over to highway segments driven by passenger vehicles in ride hailing applications. We believe this is the right approach to bring self-driving to market and will enable us to target and transform multiple massive markets, including trucking, passenger mobility, and local goods delivery.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.aurora.tech. We make available, free of charge, on our investor relations website at ir.aurora.tech our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.
Corporate History and Background
On November 3, 2021, RTPY, our legal predecessor and a special purpose acquisition company sponsored by affiliates of Reinvent Sponsor Y LLC, consummated the previously announced Business Combination with Legacy Aurora pursuant to the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Aurora, the separate corporate existence of Merger Sub ceased, and Legacy Aurora continued as the surviving corporation in the Merger and as a wholly owned subsidiary of RTPY. RTPY simultaneously changed its name from Reinvent Technology Partners Y to Aurora Innovation, Inc.
Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “AUR” and “AUROW,” respectively. Our Class B Common Stock is neither listed nor publicly traded.

Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:
•Self-driving technology is an emerging technology, and we face significant technical challenges to commercialize our technology.
•We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.
•Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
•Our progress and performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics and metrics and values that are below expectations could materially and adversely affect our business, prospects, financial condition and results.
•We operate in a highly competitive market and some market participants have substantially greater resources. If one or more of our competitors broadly commercialize their self-driving technology before we do, develop superior technology, or are perceived to have better technology, our business prospects and financial performance would be adversely affected.
•Our services and technology may not be accepted and adopted by the market at the pace we expect or at all.
•We may require significantly more additional capital investment to run our business than previously expected.
•It is possible that Aurora’s self-driving unit economics do not materialize as expected.
•We are highly dependent on the services of our senior management team, without which we may not be able to successfully implement our business strategy.
•Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders.
•We may experience difficulties in managing our growth and expanding our operations.
•Our operating and financial results projections that were previously provided rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual results of operations may be materially different from our projections and our estimates of certain financial metrics may prove inaccurate.
•We could fail to successfully select, execute or integrate past and future acquisitions.
•Interruption or failure of Amazon Web Services or other information technology and communications systems that we rely upon could materially and adversely affect our business, financial condition and results of operations.
•We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software and partners and end-customers data processed by us or third-party vendors or suppliers.
•Unauthorized control or manipulation of systems in autonomous vehicles may cause them to operate improperly or not at all, or compromise their safety and data security.

•Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate, or may operate, may adversely impact our business.
•Our future insurance coverage may not be adequate to protect us from all business risks or may be prohibitively expensive.
•Our Warrants are accounted for as liabilities and the changes in value of our Warrants could have a material effect on our financial results.
•If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
•Unanticipated changes in effective tax rates, adverse outcomes resulting from examination of our income, changes in tax laws or regulations, changes in our ability to utilize our net operating loss, or other tax-related changes could materially and adversely affect our business, prospects, financial condition and results of operations.
•Our success is contingent on our ability to successfully maintain, manage, execute and expand on our existing partnerships and obtain new partnerships.
•We are dependent on our suppliers, some of which are single or limited source suppliers, and these suppliers may not produce and deliver necessary and industrialized components at prices and volumes and on terms acceptable to us.
•Burdensome regulations, inconsistent regulations, or a failure to receive regulatory approvals of our technology could have a material adverse effect on our business, financial condition and results of operation.
•We may become involved in legal and regulatory proceedings and commercial or contractual disputes.
•We may be subject to product liability that could result in significant direct or indirect costs.
•We may not be able to adequately protect or enforce our intellectual property rights, in which case our business and competitive position could be harmed.
•We may need to defend ourselves against intellectual property rights infringement claims, which may be time-consuming and could cause us to incur substantial costs.
•We could lose the ability to use certain intellectual property rights and technology or materials that we rely upon if the underlying license agreements are terminated or not renewed.
•Our software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products or give rise to disclosure obligations of proprietary software.
•The market price of our common stock may be volatile and could decline significantly.
•Our dual class structure has the effect of concentrating voting power with our founders, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:
•exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
•exemption from compliance with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;
•reduced disclosure about our executive compensation arrangements; and
•exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.
We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of the RTPY IPO.
As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to the financial statements of companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Additional Information
Our principal executive offices are located at 1654 Smallman St, Pittsburgh, Pennsylvania 15222. The transfer agent and registrar for our common stock and the warrant agent for our Warrants is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.
Our website address is www.aurora.tech. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A Common Stock.

THE OFFERING

Issuance of Class A Common Stock

Non-Affiliate Conversion Stock	234,560,193 shares

Former Employee Options	425,722 shares

Shares of our Class A Common Stock issuable upon exercise of the Public Warrants	12,218,750 shares

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds
We will receive up to an aggregate of approximately $244.1 million from the exercise of all Warrants, assuming the exercise in full of such Warrants for cash and from the exercise of the Former Employee Options and Affiliate Options. We expect to use the net proceeds from the exercise of the Warrants and the Former Employee Options for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Issuance and Resale of Class A Common Stock

Shares of Class A Common Stock offered by the Selling Securityholders hereunder (representing the Affiliate Conversion Stock and Affiliate Equity Stock	247,498,882 shares

Shares of our Class A Common Stock issuable upon exercise of the Private Placement Warrants	8,900,000 shares

Resale of Class A Common Stock

Shares of Class A Common Stock offered by the Selling Securityholders hereunder (representing the Affiliate Class A Stock, Sponsor Stock, PIPE Shares and Registration Rights Shares)	399,468,805 shares

Warrants Offered by the Selling Securityholders hereunder (representing the Private Placement Warrants)	8,900,000 warrants

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein.

Redemption	The warrants are redeemable in certain circumstances. See the section of this prospectus titled “Description of Capital Stock—Warrants” for further discussion.

Use of Proceeds
We will not receive any proceeds from the sale of our Class A Common Stock and Warrants offered by the Selling Securityholders under this prospectus (the “Securities”). See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Risk Factors
See the section titled “Risk Factors” beginning on page 7 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock and Warrants.

Nasdaq Symbol	“AUR” for our Class A Common Stock and “AUROW” for our Public Warrants.

Lock-Up Restrictions
Of the 903,072,352 shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, as of February 10, 2023, 577,935,128 of those shares (the “Lock-Up Shares”), which include shares of Class A Common Stock issuable upon the exercise or vesting of outstanding equity awards and upon conversion of Class B Common Stock, are subject to certain lock-up restrictions, pursuant to lock-up agreements further described in the section titled “Certain Relationships and Related Person Transactions” appearing elsewhere in this prospectus.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 41 of this prospectus and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our Class A Common Stock and Public Warrants could decline, and you could lose part or all of your investment.
Risks Related to Our Technology, Business Model and Industry
Self-driving technology is an emerging technology, and we face significant technical challenges to commercialize our technology. If we cannot successfully overcome those challenges or do so on a timely basis, our ability to grow our business will be negatively impacted.
Solving self-driving is one of the most difficult engineering challenges of our generation. The industry can be characterized by a significant number of technical and commercial challenges, including an expectation for better-than-a-human driving performance, large funding requirements, long vehicle development lead times, specialized skills and expertise requirements of personnel, inconsistent and evolving regulatory frameworks, a need to build public trust and brand image, and real world operation of an entirely new technology. If we are not able to overcome these challenges, our business, prospects, financial condition, and results of operations will be negatively impacted and our ability to create a viable business may not materialize at all.
Although we believe that our self-driving systems and supporting technology are promising, we cannot assure you that our technology will succeed commercially. The successful development of our self-driving systems and related technology involves many challenges and uncertainties, including:
•achieving sufficiently safe self-driving system performance as determined by us, government & regulatory agencies, our partners, customers, and the general public;
•finalizing self-driving system design, specification, and vehicle integration;
•successfully completing system testing, validation, and safety approvals;
•obtaining additional approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;
•receiving performance by third parties that supports our R&D and commercial activities;
•preserving core intellectual property rights, while obtaining intellectual property rights, technology or materials from third parties that may be critical to our R&D activities; and
•continuing to fund and maintain our current technology development activities.
We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.
We have incurred net losses on an annual basis since our inception. During the twelve months ended December 31, 2022, 2021, and 2020, we incurred net losses of $1,723 million, $755 million, and $214 million, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin commercial operation of our self-driving technology, which may take longer than we currently expect or may never occur. Even if we successfully develop and sell our self-driving solutions, there can be no assurance that they will be commercially successful. We expect the rate at which we will incur losses to be substantially higher in future periods (excluding the non-cash goodwill impairment of $1,114 million recognized in the twelve months ended

December 31, 2022) as we continue to scale our development and commercialize products. Because we will incur the costs and expenses from these efforts before we receive incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.
Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
We began operations in 2017 and have been focused on developing self-driving technology ever since. This relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:
•design, develop, test, and validate our self-driving technology for commercial applications;
•produce and deliver our technology at an acceptable level of safety and performance;
•properly price our products and services;
•plan for and manage capital expenditures for our current and future products;
•hire, integrate and retain talented people at all levels of our organization;
•forecast our revenue, budget for and manage our expenses;
•attract new partners and retain existing partners;
•navigate an evolving and complex regulatory environment;
•manage our supply chain and supplier relationships related to our current and future products;
•anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•maintain and enhance the value of our reputation and brand;
•effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;
•develop and protect intellectual property rights; and
•successfully develop new solutions, features, and applications to enhance the experience of partners and end-customers.
If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

It is possible that our technology will have more limited performance or may take us longer to complete than is currently projected. This would adversely impact our addressable markets, commercial competitiveness, and business prospects.
Our products and self-driving system are technical and complex, and commercial application requires that we meet very high standards for technology performance and system safety. We may be unable to timely release new products that meet our intended commercial use cases, and we may therefore experience more limited monetization of our technology. These risks are particularly relevant for factors such as our self-driving system’s operational domain (i.e., the conditions under which our system is designed to operate), which includes variables such as traversable road networks, speeds, and weather patterns. It is possible that there may be additional limitations in our operating capabilities depending upon a number of factors, including, for example, vehicle type (e.g. car, truck) and actor density (e.g. pedestrians, cyclists). If that is the case, we may be more restricted in our addressable market opportunities.
Commercial deployment has taken longer in the self-driving industry than anticipated, and it may take us more time to complete our own technology development and commercialization than is currently projected. The achievement of broadly applicable self-driving technology will require further technology improvements including, for example, handling non-compliant or unexpected actor behavior and inclement weather conditions. These improvements may take us longer than expected which would increase our capital requirements for technology development, delay our timeline to commercialization, and reduce the potential financial returns that may be expected from the business.
We plan to publicly disclose certain progress and performance metrics, including the Autonomy Readiness Measure and the Autonomy Performance Indicator. These metrics are subject to inherent challenges in measurement; real or perceived inaccuracies in such metrics and metrics values that are below expectations could materially and adversely affect our business, prospects, financial condition and results of operations.
We plan to publicly disclose a measure of our progress toward the commercial launch of Aurora Horizon (the “Autonomy Readiness Measure”). The Autonomy Readiness Measure is the weighted function of completeness of our Safety Case (which is an internally-derived, claims-based approach that provides a generalized structured argument to addressing safety items implicated by developing and operating self-driving technology on public roads). There are inherent challenges in calculating the Autonomy Readiness Measure, including the fact that management judgment is used when applying weighting to individual pieces of evidence that support the claims that we are making in our Safety Case (e.g., based on complexity, effort required to complete, scope of the Company’s commercial launch route, etc.) as well as when evaluating the percentage complete of a particular piece of evidence. If individual pieces of evidence supporting the claims of our Safety Case turn out to be more complex, more challenging to complete, insufficiently comprehensive or conclusive, or more time or capital intensive than we originally anticipated, adjustments will be required to be made to our calculations of the Autonomy Readiness Measure. If our Autonomy Readiness Measure is not an accurate representation of our progress toward commercial launch, or if investors perceive this measure not to be accurate, or if we discover material inaccuracies in the Safety Case or our calculations of the Autonomy Readiness Measure, our reputation may be significantly harmed, the timing of commercial launch of Aurora Horizon could be delayed, and our stock price could decline, any of which could materially and adversely affect our business, prospects, financial condition and results of operations.
We also plan to publicly disclose supplemental information regarding the on-road performance of the Aurora Driver (the “Autonomy Performance Indicator”). There are inherent challenges in calculating this metric. For example, one of the components of this indicator is commercially representative miles driven where the vehicle received human assistance via a vehicle operator intervention or other on-site support, but where it is determined, through internal analysis including simulation, that the support received was not required by the Aurora Driver. There is management judgment involved in using internal analysis to determine whether or not such human assistance was necessary, and third parties may reasonably disagree with positions taken by the Company on such determinations. Further, it is possible that we could conclude that human assistance was not necessary even where the Aurora Driver did not perform correctly and/or in a way that we intended. Additionally, we do not expect the Autonomy Performance Indicator to increase linearly as we approach commercial launch, nor do we anticipate that this indicator will be 100% even at launch, because certain situations (e.g., flat tires) will always require on-site support. If the Autonomy Performance Indicator is not a sufficient or accurate representation of the Aurora Driver’s on-road performance, if investors do not perceive it to be accurate, or it does not convey the level of performance anticipated, our reputation may be significantly harmed, our stock price could decline, and it could materially and adversely affect our business, prospects, financial condition and results of operations.
In addition, our internal systems and tools have a number of limitations, and our methodologies for tracking the Autonomy Readiness Measure and the Autonomy Performance Indicator may change over time, which could result in unanticipated changes to the metrics or estimates that we publicly disclose. If the internal systems and tools we use to track these metrics are not an accurate indicator of our performance or contain other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring our progress toward commercial launch.
We operate in a highly competitive market and some market participants have substantially greater resources. If one or more of our competitors broadly commercialize their self-driving technology before we do, develop superior technology, or are perceived to have better technology, our business prospects and financial performance would be adversely affected.
The market for self-driving technology is highly competitive and can be characterized by rapid technological change. Our future success will depend on our ability to develop and commercialize in a sufficiently timely manner in order to maintain competitiveness. Several companies, including, but not limited to, Waymo, GM Cruise, TuSimple, Tesla, Zoox/Amazon, Apple, Motional, Pony.ai, Intel Mobileye, and Embark are investing heavily in building this technology. These companies compete with us directly by offering self-driving technology for the same or similar use cases. If our competitors, including those previously mentioned, broadly commercialize their technology before we do, develop superior technology, or are perceived to have better technology, they may capture market opportunities and establish relationships with customers and partners that might otherwise have been available to us.
Material commercialization of self-driving technology first involves pilot deployments, which we and other competitors are currently performing. Competitors may initiate similar deployments in various different use cases and/or geographies earlier than we will. Several of these competitors have substantially greater financial, marketing, R&D, and other resources. In the event that one or many of these competitors broadly commercializes their technology before we do, our business prospects and financial performance would be adversely impacted.
Our services and technology may not be accepted and adopted by the market at the pace we expect or at all.
Self-driving technology is still nascent and is neither generally understood nor universally accepted. We are at risk of adverse publicity that stems from any public incident involving self-driving vehicles (whether involving Aurora or a competitor), which could result in decreased end-customer demand for our technology. Part of our commercialization plan includes public awareness and education campaigns, but this guarantees neither public nor customer acceptance of our services. If we cannot gain sufficient trust in our technology, we will be unable to commercialize as intended. We may also experience adverse publicity that argues self-driving technology is replacing human jobs and disrupting the economy. Such media attention could cause current and future partners to terminate their business with us, which would significantly impact our ability to make future sales.
Further, as the market for self-driving cars develops, the differences in the approaches of Aurora and others will become more widely known to suppliers, insurers, regulators and others. Until these distinctions are known and appreciated, the actions of a single market participant may be imputed to the self-driving industry as a whole. As such, as a result of an action or inaction by a third-party, it is possible that suppliers, insurers, regulators and others may refuse or cease to interact with or conduct business with the self-driving industry as a whole, including Aurora.
If the market does not accept and adopt our services and technology at the pace we expect or at all, it could materially and adversely affect our business, prospects, financial condition and results of operations.

We expect that our business model will become less capital intensive as we transition our business to our Driver as a Service model and if that transition is delayed or does not occur, we will require significant additional capital investment to run our business.
Our business plan envisions a two-phase process for ownership and operation of Aurora-powered self-driving vehicles. Early in our commercialization, we intend to own or lease and operate a limited fleet and will invest in self-driving system hardware, base vehicles, and commercial facilities (such as freight terminals). We believe this firsthand experience will help us to harden our operational processes, service level agreements, and enable a more effective transition to working with external partners on operational activities. After this initial period of Aurora ownership and operation, we expect to transition to a Driver as a Service business model. Under this model, one or more third-party partners would own and operate Aurora-powered vehicles and would also manage activities such as financing, maintenance, cleaning, and fleet facilities.
Since it is more capital-intensive for us to own or lease and operate our own fleet of vehicles, any delay in the transition to the Driver as a Service model will require additional investments of capital and could mean we may not be able to reach scale as quickly as projected in prior filings. In addition, it is possible that we may be required to fund and operate commercial facilities as part of our product offering, as opposed to partnering with third parties. Although we believe, based on partner discussions, that such a transition will be possible in our intended timeframes, there is no guarantee that third parties will be able or willing to own and operate Aurora-powered vehicles as soon or ramp as quickly as expected at desirable commercial terms. Similarly, we expect to partner with other third parties who will own and operate terminal facilities, but we may determine that we will need to own or operate more of these facilities ourselves. Such difficulties could have adverse impacts on our business, prospects, financial condition, and growth potential. As such, this model may present unpredictable challenges associated with third-party dependency which could materially and adversely affect our business, financial condition and results of operations.
It is possible that Aurora’s self-driving unit economics do not materialize as expected, in particular as we transition to our Driver as a Service model. This could significantly hinder our ability to generate a commercially viable product and adversely affect our business prospects.
Our business model is premised on our future expectations and assumptions regarding unit economics of the Aurora Driver and our transition, including the timing thereof, to our Driver as a Service model. There are uncertainties in these assumptions and we may not be able to achieve the unit economics we expect for many reasons, including but not limited to:
•costs of the self-driving system hardware;
•other fixed and variable costs associated with self-driving vehicle operation;
•useful life;
•vehicle utilization; and
•product pricing.
To manage self-driving hardware costs, we must engineer cost-effective designs for our sensors, computers, and vehicles, achieve adequate scale, and freeze hardware specifications while enabling continued software improvements. In addition, we must continuously push initiatives to optimize supporting cost components such as vehicle and self-driving system maintenance, cloud storage, telecom data feed, facilities, cleaning, operations personnel costs, and useful life. This will require significant coordination with our third-party fleet partners and adequate cost management may not materialize as expected or at all, which would have material adverse effects on our business prospects.
Self-driving technology is a new product and the appropriate price points are still being determined. Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the revenue of our technology or cause us to lose market share, any of which could materially and adversely affect our business, financial condition and results of operations. Unfavorable changes in any of these or other unit economics-related factors, many of which are beyond our control, could materially and adversely affect our business, prospects, financial condition and results of operations.
We are highly dependent on the services of our senior management team and, specifically, our Chief Executive Officer, and if we are not successful in retaining our senior management team and, in particular, our Chief Executive Officer, and in attracting or retaining other highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team, which has extensive experience in the self-driving industry. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and could materially and adversely affect our business, financial condition and results of operations. In particular, we are highly dependent on Chris Urmson, our Founder and Chief Executive Officer, who remains deeply involved in all aspects of our business, including product development. If Mr. Urmson ceased to be involved with Aurora, this would adversely affect our business because his loss could make it more difficult to, among other things, compete with other market participants, manage our R&D activities and retain existing partners or cultivate new ones. Negative public perception of, or negative news related to, Mr. Urmson may adversely affect our brand, relationship with partners or standing in the industry.
Our success similarly hinges on the ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including software, hardware, systems engineering, automotive, safety, operations, design, finance, marketing, and support personnel. Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated. The significant reduction in the value of our common stock may require us to grant additional or larger individual equity incentive awards in order to prevent employee departures and to attract new personnel. The issuance of additional shares upon settlement or exercise of those awards would result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market, and may have a negative impact on our stock price.
Many of our employees may receive significant proceeds from sales of our equity in the public markets once their applicable vesting restrictions are satisfied, which may reduce their motivation to continue to work for us. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability.
Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could materially and adversely affect our business, financial condition and results of operations.
Risks Related to Our Business Operations
Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders.
The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. We expect to continue investing in research and development to improve our self-driving technology. We expect we will need to seek equity or debt financing to fund a portion of our future expenditures. Such financing might not be available to us in a timely manner, on terms that are acceptable, or at all.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. Additional funding may be more difficult to obtain, or may be more expensive, as a result of increases in inflation and interest rates in the U.S. economy generally. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, or substantially change our corporate structure, which could have an adverse impact on our business and financial prospects.
We may experience difficulties in managing our growth and expanding our operations.
We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and systems automation. We are currently in the process of strengthening our compliance programs, including in relation to export controls, privacy and cybersecurity and anti-corruption. We will also need to reduce our reliance on manual operations in the areas of billing and reporting and make certain other improvements to support our complex arrangements and the rules governing revenue and expense recognition for our future operations. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on the accuracy of our reporting, business relationships, reputation and financial results.
Our operating and financial results projections that were previously provided rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual results of operations may be materially different from projections that we previously filed and our estimates of certain financial metrics may prove inaccurate.
We use various estimates in formulating our business plans. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual amount to differ from our estimates. These factors include, without limitation:
•assumptions around vehicle miles traveled (“VMT”);
•the degree of utilization achieved by our self-driving technology;
•the price our customers are willing to pay;
•the timing and breadth of our technology’s operating domain and product models;
•operational costs of our self-driving technology and their useful life;
•growth in core development and operating expenses;
•which elements of service are delivered by Aurora versus our partners, and associated impact on expenses and capital requirements;
•the extent to which our technology is successfully and efficiently operationalized by our fleet partners, and our market penetration more broadly;
•the timing of when our partners and end-customers adopt our technology on a commercial basis which could be delayed for regulatory, safety or reliability issues unrelated to our technology;
•the timing of future self-driving system hardware generations and vehicle platforms;
•competitive pricing pressures, including from established and future competitors;
•whether we can obtain sufficient capital to continue investing in core technology development and sustain and grow our business;
•the overall strength and stability of domestic and international markets, including, but not limited to trucking, passenger mobility, and local goods delivery; and

•other risk factors set forth in this prospectus.
In particular, our total addressable market and opportunity estimates, growth forecasts, pricing, cost, and customer demand that have previously been provided are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. Previously announced projections, forecasts and estimates relating to the expected size and growth of the markets for self-driving technology may prove similarly imprecise. We are pursuing prospects in multiple markets that are undergoing rapid changes, including in technological and regulatory areas, and it is difficult to predict the timing and size of the opportunities.
Unfavorable changes in any of the above or other factors, including around the total addressable market and market opportunity, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition and results of operations.
As part of growing our business, we have in the past and may in the future make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, it could materially and adversely affect our business, financial condition and results of operations, and our stock price could decline.
From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, form new strategic partnerships, or enter into new markets or geographies. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for such future acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if such approvals are ultimately denied. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, partners and end-customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Additionally, acquired assets or businesses may not generate the financial results we expect. Key personnel or large numbers of employees who join Aurora through acquisitions may decide to leave Aurora to work for other businesses or competitors of Aurora, thereby diminishing the value of our acquisitions. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairments, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Additionally, the acquisition and integration processes create a risk that management and employees of Aurora become distracted. Finally, the costs of identifying and consummating acquisitions may be significant. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, prospects, financial condition and results of operations, and could cause our stock price to decline.
Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.
A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic and its aftermath, could materially and adversely affect our business, financial condition and results of operations. The COVID-19 pandemic and its aftermath may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for our products, our ability to achieve or maintain profitability and our ability to raise additional capital in the future. We further note we have several offices located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war, including the ongoing geopolitical tensions related to Russia’s actions in Ukraine, could cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our partners have such plans or policies in place. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.
The spread of COVID-19 caused us to modify our business practices (including reducing employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in activities, meetings, events and conferences), and, though we now permit employee travel and have adopted a flexible return to office policy, we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, partners and end-customers, suppliers, and business partners. The COVID-19 pandemic could limit the ability of our partners, suppliers, and business partners to perform, including our ability to conduct on-road and track operations for development testing.
Any recovery from the COVID-19 pandemic and related economic impact may be slowed or reversed by a variety of factors, such as, new variants to the virus that may cause an increase in the number or severity of COVID-19 infections. In addition, even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of its global economic impact. Further, many of the factors discussed under Risk Factors in this prospectus are, and we anticipate will continue to be further, heightened or exacerbated by the impact of the COVID-19 pandemic.
Aurora has implemented a voluntary return to office policy for its employees. However, even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future. We do not yet know the full extent of COVID-19’s impact on our business, our operations, or the global economy as a whole. However, the effects could materially and adversely affect our business, financial condition and results of operations, and we will continue to monitor the situation closely.
Interruption or failure of Amazon Web Services or other information technology and communications systems that we rely upon could materially and adversely affect our business, financial condition and results of operations.
We currently rely on Amazon Web Services (“AWS”) to host our technology and support our technology development. The availability and effectiveness of our services depend on the continued operation of AWS, information technology, and communications systems. Our systems will be vulnerable to damage, interruption or any other compromise as the result of, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, ransomware, and other malicious code, denial or degradation of service attacks, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We utilize reputable third-party service providers or vendors for a substantial portion of our data and source code, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand the usage of our platform. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business.
We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software and partners and end-customers data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.
We are at risk for interruptions, outages and breaches of, and cyber events and other incidents impacting: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; our integrated software; or confidential, proprietary, and other data, including partners’ or end-customers’ or driver data, that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of trade secrets or other proprietary or competitively sensitive information, technology or materials; compromise certain information of partners, end-customers, employees, suppliers, drivers or others, and lead to the loss or unavailability of, unauthorized access or damage to, or inappropriate access to, or use, disclosure or otherwise processing of, confidential information and other data we maintain or otherwise process or that is maintained or otherwise processed on our behalf; jeopardize the security of our facilities; or affect the performance of in-product technology. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, distributed denial of service attacks, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time, and we may face difficulties and delays in identifying, responding to, and otherwise addressing security breaches and incidents. Since the COVID-19 pandemic, more of our and our service providers’ personnel are working remotely, which increases the risks of security breaches and cyberattacks. Although we maintain and continue to develop information technology measures designed to protect us against intellectual property, technology, and materials theft, data breaches and other cyber incidents, including a formal incident response plan, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property rights and proprietary or competitively sensitive information, technology or materials, or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Further, we utilize reputable third-party service providers or vendors for a substantial portion of our data and source code. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our intellectual property rights and proprietary or competitively sensitive information, technology or materials could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory inquiries, investigations, and other proceedings, or claims, demands, or other litigation, and otherwise create material costs and liabilities, any of which could materially and adversely affect our business, financial condition and results of operations. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident, and any cyber incident may result in an increase in our costs for insurance or insurance not being available to us on economically feasible terms, or at all. Insurers may also deny us coverage as to any future claim. Any of these results could materially and adversely affect our business, financial condition and results of operations.
Unauthorized control or manipulation of systems in autonomous vehicles may cause them to operate improperly or not at all, or compromise their safety and data security, which could result in loss of confidence in us and our products and harm our business.
There have been reports of traditional, non-autonomous vehicles being “hacked” to grant access to and operation of those vehicles to unauthorized persons. Aurora-powered vehicles contain complex IT systems and are designed with built-in data connectivity. We are implementing security measures intended to prevent unauthorized access to the information technology networks and systems installed in our vehicles. However, hackers or unauthorized third parties may attempt to gain unauthorized access to modify, alter, and use such networks and systems to gain control of, or to change, our vehicles’ functionality, user interface and performance characteristics, or to access data stored in or generated by our products. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Any such security incidents could result in unexpected control of or changes to the vehicles’

functionality and safe operation and any such incidents, or the reporting or perception that they have occurred, could result in legal claims or proceedings, regulatory inquiries, investigations, and other proceedings, and negative publicity and harm to our reputation, which would negatively affect our brand and harm our business, prospects, financial condition, and operating results. Additionally, any similar incidents suffered by our competitors or other companies in the self-driving vehicle ecosystem, or the reporting or perception of them having occurred, may also result in negative publicity and concerns about the security of self-driving technology, which could negatively affect our brand and harm our business, prospects, financial condition, and operating results.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate, or may operate, may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.
Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California enacted the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, which went into effect January 1, 2023, both of which provide for potentially material penalties for non-compliance. Numerous other jurisdictions have proposed or enacted legislation addressing these matters, including state laws similar to the California Consumer Privacy Act that have taken, or will take, effect in 2023. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. These laws and regulations are evolving rapidly, with new laws and regulations proposed and enacted frequently in various jurisdictions. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions unless our partners choose to proactively provide such information to us, our products may evolve both to address potential partner requirements or to add new features and functionality that may change our obligations under existing or future laws, regulations, contractual obligations or other actual or asserted obligations to which we are or may become subject, including industry standards. Therefore, the full impact of these regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.
We may also be affected by cyber-attacks and other means of gaining unauthorized access to our technology, systems, and data. For instance, cyber criminals, insiders or unauthorized third parties may target us or third parties with which we have business relationships to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.
We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and end-customer demands further develop, and these updates or enhancements may require implementation costs, including costs to modify our practices with respect to data storage, data use, and other aspects of data processing, and we may face allegations that laws, regulations, or other actual or asserted obligations are consistent with our practices or the features of our solutions. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory, partner or end-customer-driven privacy, data protection, and information security obligations that apply, or are argued to apply, to us, or to prevent or mitigate security breaches or incidents, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss or unavailability of or an inability to use or process proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract partners and end-customers. Such events may result in governmental enforcement inquiries, investigations, and other proceedings and actions, private claims, demands, and litigation, fines and penalties or adverse publicity, and could cause partners and end-customers to lose trust in us, which could have an adverse effect on our reputation and business.

Our future insurance coverage may not be adequate to protect us from all business risks or may be prohibitively expensive.
We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. Further, because we operate in a new and thus inherently risky industry, insurance policies may not be available to us on terms and rates that are acceptable to us or at all. In addition, as a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our future insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could materially and adversely affect our business, financial condition and results of operations. Further, actions or inactions of others in our industry, through no fault of our own, may materially increase the cost of insurance and/or materially decrease the coverages available to us on commercially reasonable terms.
Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, could materially and adversely affect our business, financial condition and results of operations.
In recent years, the United States and global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for our technology and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.
Our financial instruments, including the Warrants, are accounted for as liabilities and the changes in fair value could have a material effect on our financial results.
Included on our balance sheet as of December 31, 2022 contained elsewhere in this prospectus are derivative liabilities related to embedded features contained within our Public Warrants and Private Placement Warrants as well as shares issued to the Sponsor with price-based vesting criteria.
Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on these financial instruments each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.
If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud, and a material weaknesses could result in us being unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors losing confidence in our financial reporting, our securities price declining or us facing litigation as a result of the foregoing.
If we identify any material weaknesses in the future, any such identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Unanticipated changes in effective tax rates, adverse outcomes resulting from examination of our income, changes in tax laws or regulations, changes in our ability to utilize our net operating losses, or other tax-related changes could materially and adversely affect our business, prospects, financial condition and results of operations.
We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could materially and adversely affect our business, prospects, financial condition and results of operations.
Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.
Our ability to utilize our net operating loss carryforwards may be limited.
As of December 31, 2022, we had estimated U.S. federal and state net operating loss carryforwards of $1,166 million and $1,116 million, respectively. Our U.S. federal and state net operating loss carryforwards subject to expiration will begin to expire in 2036 and 2029, respectively. In general, we may potentially use these net operating losses to offset taxable income for U.S. federal and state income tax purposes. Furthermore, U.S. federal net operating losses arising in tax years beginning after December 31, 2017 may only be used to offset 80% of our taxable income. This may require us to pay U.S. federal income taxes in future years despite generating a loss for U.S. federal income tax purposes in prior years. Limitations under state law may differ. We have established a valuation allowance against the carrying value of these deferred tax assets.
In addition to the potential net operating loss carryforward limitations previously note above, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by one or more stockholders or groups of stockholders who own at least 5% of a company’s stock over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize our existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use these or our pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.
Recent changes and currently proposed changes in tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.
As previously noted above, we are and will be generally subject to tax laws, regulations, and policies of several taxing jurisdictions. In addition, potential changes in tax laws, as well as other factors, could cause us to experience fluctuations in our future tax obligations and effective tax rates and otherwise adversely affect our future tax positions and/or our future tax liabilities. For example, in August of 2022 the United States enacted a 1% excise tax on stock buybacks and a 15% alternative minimum tax on adjusted financial statement income as part of the Inflation Reduction Act of 2022. Further, many countries, and organizations such as the Organization for Economic Cooperation and Development have proposed implementing changes to existing tax laws, including a proposed 15% global minimum tax. Any of these developments or changes in U.S. federal, state, or international tax laws or tax rulings could adversely affect our future effective tax rate and our operating results. There can be no assurance that our future effective tax rates or tax payments will not be adversely affected by these or other developments or changes in law.
Risks Related to Our Dependence on Third Parties
Our success is contingent on our ability to successfully maintain, manage, execute and expand on our existing partnerships and obtain new partnerships.
Our self-driving technology is integrated into the vehicles of our OEM partners, while logistics services partners, ride-sharing partners and fleet service partners can act as both a customer and an operator of Aurora-powered vehicles. While we are providing our self-driving technology to these partners, they are simultaneously providing their vehicles, fleet operational activities, and, in some cases, access to end-customers.
In order for this business model to be successful, we will need to enter into definitive long-term contracts and commercial arrangements with partners such as PACCAR, Uber, Toyota and Volvo, which expand upon the current agreements and historic working relationships we have in place. In the event such contracts do not materialize, we may not be able to implement our business strategy in the timeframe anticipated, or at all. If we are unable to enter into definitive agreements or are only able to do so on terms that are unfavorable to us, we may not be able to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, we may not be able to fully carry out our business plans. Accordingly, investors should not place undue reliance on our statements about our development plans and partnerships or their feasibility in the timeframe anticipated, or at all.
Partners and end-customers may be less likely to purchase our products if they are not convinced that our business will succeed or that our service, technology, and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among partners, end-customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, end-customer unfamiliarity with our technology, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of self-driving vehicles or our other services compared with market expectations.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to produce and deliver necessary and industrialized components at prices and volumes and on terms acceptable to us could materially and adversely affect our business, prospects, financial condition and results of operations.
While we plan to obtain components from multiple sources whenever desirable, some of the components used in our hardware and technology will be purchased from a single supplier. We refer to these component suppliers as our single source suppliers. These components are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay commercialization of our products to users. For example, the Aurora Driver relies on single source suppliers for several components including GPU microchips which we use for machine learning inference, vehicle gateway electronic control units, and automotive radar sensors. Supply of these components world-wide may be adversely affected by the COVID-19 pandemic as well as industry consolidation and geopolitical conditions such as international trade wars like the U.S. trade war with China, Russia’s actions in Ukraine and increased political tensions in Russia, Europe or Asia. Such shortages, increased component lead times, reduced allocations of components and decommitments of orders have resulted in and may continue to result in increased component prices, fewer sourcing options, unpredictability of supply, prolonged manufacturing disruptions and increased product lead times.
We are reliant on third-party suppliers to design, develop, industrialize and manufacture components for us. In order for these suppliers to undertake the investment needed to produce these components, they may require us to commit to terms, pricing or purchase volumes that are not acceptable to us.
While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source and other components, we may be unable to do so in the short term (or at all) at prices or quality levels and/or on terms that are favorable to us and we may experience significant delays while re-engineering our system to accept any replacement parts.
Manufacturing in collaboration with partners is subject to risks.
Our business model relies on outsourced manufacturing of vehicles and will include outsourced manufacturing of our self-driving system hardware and vehicle integration. The cost of tooling a manufacturing facility with a collaboration partner is high, but the exact dollar value will not be known until we enter into specific manufacturing agreements. Collaboration with third parties to manufacture vehicles and self-driving system hardware is subject to risks that are outside of our control. We have in the past, and could in the future, experience delays in development and production when and if our partners do not meet agreed upon timelines or experience capacity constraints. There is a risk of potential disputes with partners, which could stop or slow vehicle production, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to such third parties’ collaboration with us. In addition, we cannot guarantee that our suppliers will not deviate from agreed-upon quality standards.
We may be unable to enter into agreements with manufacturers on terms and conditions acceptable to us and therefore we may need to contract with other third parties or significantly add to our own production capacity. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.
Risks Related to Our Legal and Regulatory Environment
Burdensome regulations, inconsistent regulations, or a failure to receive regulatory approvals of our technology could have a material adverse effect on our business, financial condition and results of operation.
There has been relatively little mandatory federal government regulation of the self-driving industry to date. Currently, there are no Federal Motor Vehicle Safety Standards that relate to the performance of self-driving technology. While our team includes nationally recognized safety experts and we have built organizational, operational, and safety processes to ensure that the performance of our technology meets rigorous standards, there can be no assurance that these measures will meet future regulatory requirements enacted by government bodies nor that future regulatory requirements will not inherently limit the operation and commercialization of self-driving technology. In some jurisdictions, we could be required to present our own safety justification and evidence base, and in other areas it is possible that we may be required to pass specific self-driving safety tests. We have not yet tested our technology to the full extent possible, in all conditions under which we anticipate operations to occur. The failure to pass these safety tests or receive appropriate regulatory approvals for commercialization would adversely impact our ability to generate revenue at the rate we anticipate.
It is also possible that future self-driving regulations are not standardized, and our technology becomes subject to differing regulations across jurisdictions (e.g. federal, state, local, and international). For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, and certain treaties also restrict the legality of certain higher levels of automation, while certain U.S. states have legal restrictions on automation, and many other states are considering them. Such a regulatory patchwork could hinder the commercial deployment of our technology and have adverse effects on our business prospects and financial condition.
We are also subject to laws and regulations that commonly apply to e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results.
We are subject to governmental export and import control laws and regulations and trade and economic sanctions. Our failure to comply with these laws and regulations could materially and adversely affect our business, prospects, financial condition and results of operations.
Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls as well as similar controls established in the countries in which we do business. Export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers. Additionally, any allegations of non-compliance with sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, prosecution, enforcement actions, fines, damages, severe administrative, civil and criminal sanctions, loss of export privileges, collateral consequences, remedial measures, suspension or debarment from government contracts and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation.
For example, the U.S. government recently announced new controls restricting the ability to send certain products and technology related to semiconductors, semiconductor manufacturing, and supercomputing to China without an export license. These new controls also apply to certain hardware containing these specified integrated circuits. It is possible that the Chinese government will retaliate in ways that could impact our business. Additionally, these restrictions could disrupt the ability of China to produce semiconductors and other electronics and impact our ability to source components from China.
In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit our end customers’ ability to implement our products in those countries. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products and solutions to, existing or potential end customers with international operations or create delays in the introduction of our products and solutions into international markets. Any decreased use of our products and solutions or limitation on our ability to export or sell our products and solutions could adversely affect our business, financial condition, results of operations and prospects.
We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and consolidated financial position.
We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and partners, intellectual property rights infringement or misappropriation claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of disputes could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these proceedings raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material and adverse impact on our business, financial condition or results of operations or that our established reserves or our available insurance will mitigate this impact.
Changes to global political, regulatory and economic conditions or foreign laws and policies, or interpretation of existing foreign laws and policies, could materially and adversely affect our business, prospects, financial condition and results of operations.
Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, research, manufacturing, development, technology, and investment in the territories or countries where we currently purchase our components, sell our products or conduct our business could adversely affect our business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. Additionally, certain existing and future foreign political, regulatory and economic conditions, such as ongoing geopolitical tensions related to Russia’s actions in Ukraine, resulting sanctions imposed by the U.S. and other countries, and retaliatory actions taken by Russia in response to such sanctions, may make it impractical or impossible to launch in certain markets, may delay our launch in certain markets, or may impose onerous conditions to launch in such markets (e.g., requiring a local partner and/or the disclosure of proprietary or competitively sensitive information, technology or materials). It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could materially and adversely affect our business, financial condition and results of operations.
We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our partners also require that we comply with their own unique requirements relating to these matters.
We develop and plan to sell technology that contains electronic components, and such components may be subject to or may contain materials that are subject to government regulation in both the locations where manufacture and assembly of our products takes place, as well as the locations where we sell our products. This is a complex process which requires continual monitoring of regulations to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate and where we intend to operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially and adversely affect our business, prospects, financial condition and results of operations. If we fail to adhere to new regulations or fail to continually monitor the updates, we may be subject to litigation, loss of partners or negative publicity and could materially and adversely affect our business, financial condition and results of operations.
We are subject to environmental regulation and may incur substantial costs.
We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require the current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.
We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.
We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation.
We are subject to anti-corruption and anti-bribery laws and anti-money laundering and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires publicly listed companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 and other anti-corruption laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. We sometimes leverage third parties to conduct our business abroad. We, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. Our policies and procedures that are designed to ensure compliance with these laws and regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible. As we increase our international conduct of business, our risks under these laws may increase.
Any allegations or non-compliance with anti-corruption and anti-bribery laws or anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, prosecution, enforcement actions, fines, damages, severe administrative, civil and criminal sanctions, loss of export privileges, collateral consequences, remedial measures, and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Our business may be adversely affected if our lidar technology fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic ACT or otherwise by the FDA.
Our lidar technology is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act, as electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure and are enforced by the FDA. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to partners or end-customers, or subject us to FDA enforcement.
We may be subject to product liability that could result in significant direct or indirect costs, which could materially and adversely affect our business, financial condition and results of operations.
Our self-driving technology presents the risk of significant injury, including fatalities. We may be subject to claims if our technology is involved in an accident and persons are injured or purport to be injured. The occurrence of any errors or defects in our products could make us liable for damages and legal claims. In addition, we could incur significant costs to correct such issues, potentially including product recalls. Any negative publicity related to the perceived quality of our technology could affect our brand image, partner and end-customer demand, and could materially and adversely affect our business, financial condition and results of operations. Also, liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and could materially and adversely affect our business, financial condition and results of operations.
Any product recall of ours or our partners in the future may result in adverse publicity, damage our brand and could materially and adversely affect our business, financial condition and results of operations. In the future, we may voluntarily or involuntarily initiate a recall if any vehicles powered by our self-driving technology prove to be defective or non-compliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could materially and adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.
Once we commercialize our technology, we may be required to obtain specialized insurance, which may not be available to the capacity or on the terms that we require to achieve the economics we expect. Further, any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our partners could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. Any of these events could materially and adversely affect our brand, relationships with partners, business, financial condition or results of operations.
Risks Related to Our Intellectual Property Rights
Despite the actions we are taking to defend and protect our intellectual property rights and other proprietary interests, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.
The success of our products and our business depends in part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other international jurisdictions. We rely on a combination of copyright, patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection.

We cannot assure you that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently-issued and applied-for patent and trademark registrations and applications, and any future patents and trademarks that may be issued, registered or applied for, as applicable, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We also cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property rights.
The protection against unauthorized use of our intellectual property rights, products and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of self-driving technology. Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.
Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could materially and adversely affect our business, financial condition and results of operations. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.
Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property rights infringement claims and to enforcing their intellectual property rights than we have. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property rights or other proprietary rights or claims against us or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets where our intellectual property rights are difficult to enforce or afforded less protection. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which could materially and adversely affect our business, prospects, financial condition and results of operations.
Third-party claims that we are infringing intellectual property rights, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.
Although we hold key patents related to our products, a number of companies, both within and outside of the self-driving vehicle industry, hold other patents covering aspects of self-driving technology. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property rights holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases and face increasing competition. We are also party to certain agreements that may limit our trademark rights in certain jurisdictions; while we believe these agreements are unlikely to have a significant impact on our business as currently conducted, our ability to use our existing trademarks in new business lines in the future may be limited. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. Although we intend to vigorously defend our intellectual property rights, if such a claim were to prevail, we may have to change the names and branding of our products in the affected territories and we could incur other costs.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our partners, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. We do not carry insurance to cover intellectual property rights infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our partners, may deter future partners from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a partner and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property rights infringement claims in any subsequent litigation in which we are a named party. Any of these results could materially and adversely affect our business, financial condition and results of operations.
Our defense of intellectual property rights claims brought against us or our partners, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our products to our partners and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could materially and adversely affect our business, financial condition and results of operations.
We may need to defend ourselves against intellectual property rights infringement claims, which may be time-consuming and could cause us to incur substantial costs.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to self-driving technology (including sensors, hardware and software for self-driving vehicles) or other related technology may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•cease selling, incorporating or using products that incorporate or use the challenged intellectual property rights;
•pay substantial damages;
•obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or
•redesign our technology.
A successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology could materially and adversely affect our business, financial condition and results of operations. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.
We also hold licenses to intellectual property rights from third parties, including inbound licenses provided in connection with commercial and other arrangements, and we may face claims that our exercises of these intellectual property rights infringe the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.
We rely on licenses from third parties for intellectual property rights that are critical to our business, and we would lose the rights to such intellectual property rights if those agreements were terminated or not renewed.
We expect that the long-term contracts and commercial arrangements that we have and intend to enter into with partners may include licenses. We rely on these licenses from our partners for certain intellectual property rights that are or may become critical to our business. Termination of our current or future partner agreements could cause us to have to negotiate new or amended agreements with less favorable terms or cause us to lose our rights under the original agreements.
In the case of a loss of intellectual property rights relating to technology used in our systems, we may not be able to continue to manufacture certain components for our product or for our operations or may experience disruption to our manufacturing processes as we test and re-qualify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which could aid our competitors and have a negative impact on our business.
Our intellectual property rights applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which could materially and adversely affect our business, financial condition and results of operations.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, prospects, financial condition and results of operations.
We cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, these patents may still be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.
We rely on technical measures and contractual measures to protect proprietary or competitively sensitive information, technology or materials (such as trade secrets, know-how and confidential information) that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by limiting its disclosure and, when disclosed, by entering into confidentiality agreements, or consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Trade secrets or confidential information may also be willfully or unintentionally disclosed, including by employees, who may leave our company and join our competitors. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property rights or other technology or materials owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.
We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property or any proprietary information that we hold. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.
We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demands on management resources.
Our software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products or give rise to disclosure obligations of proprietary software.
Our software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Certain open source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open source software is integrated with our proprietary software or distributed in certain ways. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. If we combine or distribute our proprietary software with open source software in a certain manner in the future, we could be required to release the source code to our proprietary software as open source software, or could be required to cease using the relevant open source software which might be costly to replace. Open source licensors also generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if the license terms for the open source software that we use change, we may be forced to re-engineer our software, incur additional costs or discontinue the use of certain offerings if re-engineering could not be accomplished in a timely manner. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

Risks Related to Ownership of Our Securities
We have and will continue to incur significant increased expenses and administrative burdens as a public company, which could materially and adversely affect our business, prospects, financial condition and results of operations.
We have incurred and will continue to incur increased legal, accounting, administrative and other costs and expenses as a public company than we did as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities Aurora has not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our management team has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our continuing transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
The terms of our Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.
We issued Warrants to acquire shares of our common stock in connection with our initial public offering in March 2021. The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the

Warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.
Failure to timely and effectively build our accounting systems to effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that now apply to us. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our partners, cause harm to our reputation and brand and could also result in errors in our financial and other reporting.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the day we are deemed to be a large accelerated filer, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year, (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period and (iv) December 31, 2026. Investors may find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such an extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Our Bylaws designate a state or federal court located within the State of Delaware and the federal district courts of the United States as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our Bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaints asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Further, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court. If a court were to find either exclusive forum provision in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.
Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
Our Certificate of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of the Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:
•authorizing our Board to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;
•certain of our shareholders, including our founders, hold sufficient voting power to control voting for election of directors and amend our Certificate of Incorporation;
•prohibiting cumulative voting in the election of directors;
•providing that vacancies on our Board may be filled only by a majority of directors then in office, even though less than a quorum;
•limiting the liability of, and the indemnification of, our directors and officers;

•prohibiting the adoption, amendment or repeal of our Bylaws or the repeal of the provisions of our Certificate of Incorporation regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;
•enabling our Board to amend the Bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and
•prohibiting stockholder action by written consent;
•limiting the persons who may call special meetings of stockholders; and
•requiring advance notification of stockholder nominations and proposals, which could preclude Stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the DGCL govern Aurora. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with Aurora for a certain period of time without the consent of its Board.
These and other provisions in our Certificate of Incorporation and Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, our Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:
•We will indemnify our directors and officers for serving the Company in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
•We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
•We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
•We will not be obligated pursuant to our Bylaws to indemnify a person with respect to proceedings initiated by that person against the Company or our other indemnitees, except with respect to proceedings authorized by our Board or brought to enforce a right to indemnification;
•the rights conferred in our Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•We may not retroactively amend our Bylaws provisions to reduce our indemnification obligations to directors, officers, employees and agents.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. Accordingly, investors must rely on sales of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against the Company could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Subject to certain exceptions, the Sponsor and certain parties who held stock and/or equity awards in Legacy Aurora prior to the Merger (the “Lock-Up Parties”) are contractually restricted from selling or transferring any of their shares of Aurora common stock (the “Lock-Up Shares”) for certain periods of time. Under the Lockup Agreements we entered into in connection with the Merger (the “Lockup Agreements”), such lock-up restrictions began at the Closing and end in tranches of 25% of the Lock-Up Parties’ Lock-Up Shares at each of (i) November 3, 2022, (ii) November 3, 2023, (iii) November 3, 2024 and (iv) November 3, 2025. Notwithstanding the foregoing, (i) each of the Aurora Founders may sell Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement entered into in connection with the Merger (the “Registration Rights Agreement”) up to an amount of $25 million each and (ii) if, after Closing, Aurora completes a transaction that results in a change of control, the Lock-Up Parties’ Lock-Up Shares are released from restriction immediately prior to such change of control. Under the Sponsor Agreement dated July 14, 2021, the Sponsor’s Lock-Up Shares are subject to the same releases as the Lock-Up Parties’ Lock-Up Shares, except the Sponsor’s Lock-Up Shares do not contain the right to sell Registrable Securities held by the Aurora Founders, as described in the previous sentence.
Once such securities are released from lock-up restrictions, the applicable stockholders will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The market price and trading volume of our common stock may be volatile and could decline significantly.
The stock markets, including Nasdaq on which we list our shares of Class A Common Stock, have from time to time experienced significant price and volume fluctuations. The market price of our Class A Common Stock may be volatile and could decline significantly. In addition, the trading volume in our Class A Common Stock may fluctuate and cause significant price variations to occur. If the market price of our Class A Common Stock declines significantly, you may be unable to resell your shares at an attractive price (or at all). The market price of our Class A Common Stock could fluctuate widely or decline significantly in the future in response to a number of factors. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:
•the realization of any of the risk factors presented in this prospectus;
•our ability to bring our products to market on a timely basis, or at all;
•any major change in our management or Board;
•our ability to adhere to the anticipated timelines on our roadmap to commercial launch of Aurora Horizon and/or progress in the Autonomy Readiness Measure that does not meet the expectations of the market;
•poor performance or fluctuations of the Autonomy Performance Indicator;
•changes in the industries in which we and our customers operate;
•developments involving, or successes of, our competitors;
•changes in laws and regulations affecting our business;
•actual or anticipated differences in our estimates, the estimates of analysts, or changes in the market’s expectations for our revenues, results of operations, level of indebtedness, liquidity or financial condition;
•additions and departures of key personnel;
•failure to comply with the requirements of Nasdaq;
•failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
•future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;
•the volume of shares of our Class A Common Stock available for public sale;
•publication of research reports, financial estimates and recommendations by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, its other public announcements and its filings with the SEC;
•actions by stockholders, including the sale by our directors, executive officers or significant investors of any of their shares of our common stock or the perception that such sales could occur;
•the performance, financial results and market valuations of other companies that are, or are perceived to be, similar to us;
•commencement of, or involvement in, litigation involving us;
•broad disruptions in the financial markets, including sudden disruptions in the credit markets;
•speculation in the press or investment community;
•actual, potential or perceived control, accounting or reporting problems;
•changes in accounting principles, policies and guidelines;
•general economic and political conditions such as recessions, interest rates, fuel prices, and international currency fluctuations; and
•other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 pandemic), natural disasters, war (including Russia’s actions in Ukraine), acts of terrorism or responses to these events.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for stocks of other companies which investors perceive to be similar to ours could materially and adversely affect our business, prospects, financial condition and results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
The dual class structure of our common stock has the effect of concentrating voting control with the Aurora Founders. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.
Our Class B Common Stock has 10 votes per share, and our Class A Common Stock has one vote per share. Shares held by the Aurora Founders represent 49.1% of the voting control of the Company as of December 31, 2022. Therefore, the Aurora Founders, individually or together, will be able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The Aurora Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A Common Stock.
Future transfers by the holders of our Class B Common Stock will generally result in those shares converting into shares of our Class A Common Stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. In addition, each share of our Class B Common Stock will convert automatically into one share of our Class A Common Stock upon (i) the date specified by affirmative written election of the holders of two-thirds of the then-outstanding shares of our Class B Common Stock, (ii) the date set by our Board that is no less than 61 days and no more than 180 days following the date on which the shares of our Class B Common Stock held by the Aurora Founders and their permitted entities and permitted transferees represent less than 20% of our Class B Common Stock held by the Aurora Founders and their permitted entities as of immediately following the closing of the Merger or (iii) nine months after the death or total disability of the last to die or become disabled of the Aurora Founders, or such later date not to exceed a total period of 18 months after such death or disability as may be approved by a majority of our independent directors. For more information about our dual class structure, see the section titled “Description of Capital Stock.”
We cannot predict the impact our dual class structure may have on our stock price.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.
The exercise of Warrants for our Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of December 31, 2022, we had Warrants to purchase an aggregate of 21 million shares of our Class A Common Stock outstanding, comprising 12 million Public Warrants and 9 million Private Placement Warrants. These Warrants became exercisable 30 days after the completion of the Merger. The likelihood that those Warrants will be exercised increases if the trading price of shares of our Class A Common Stock exceeds the exercise price of the Warrants. The exercise price of these Warrants is $11.50 per share.
There is no guarantee that the Warrants will become in the money prior to their expiration on November 3, 2026, and as such, the Warrants may expire worthless.
To the extent the Warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of shares issued upon the exercise of Warrants in the public market or the potential that such Warrants may be exercised could also adversely affect the market price of our Class A Common Stock.
We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to their holders, thereby making Public Warrants worthless.
We have the ability to redeem the outstanding Public Warrants at any time prior to their expiration at a price of $0.01 per warrant, if and only if, the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders (the “Reference Value”). If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants as described above could force you to: (1) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (3) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by us in such a case so long as they are held by the Sponsor or its permitted transferees, but the Sponsor has agreed to exercise all of its Private Placement Warrants for cash or on a “cashless basis” on or prior to the redemption date, in the event that the Reference Value exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) and we elect to redeem the Public Warrants pursuant to the Warrant Agreement and notify the Sponsor of such election and the redemption date on or prior to the date we mail a notice of redemption to the holders of the Public Warrants.
In addition, we will have the ability to redeem the outstanding Warrants (including the Private Placement Warrants if the Reference Value is less than $18.00 per share) for shares of our common stock at any time prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of shares of our common stock determined based on the redemption date and the fair market value of our common stock. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants, including because the number of shares received is capped at 0.361 shares of our Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the Warrants.
In the event we elect to redeem the Warrants that are subject to redemption, we will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice and we are not required to provide any notice to the beneficial owners of such Warrants. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the Warrants become eligible for redemption. If you do not exercise your Warrants in connection with a redemption, including because you are unaware that such Warrants are being redeemed, you would only receive the nominal redemption price for your Warrants.
If securities or industry analysts do not continue to publish or cease publishing research or reports about us, our business, or the market in which we operate, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who covers us were to cease our coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of our Class A Common Stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity ranking senior to our Class A Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A Common Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Class A Common Stock and be dilutive to existing stockholders.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.
If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

USE OF PROCEEDS
All of the Securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder.
With respect to the registration of all shares of Class A Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.
We will receive up to an aggregate of approximately $244.1 million from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash and from the exercise of Former Employee Options. We expect to use the net proceeds from the exercise of the Warrants and Former Employee Options for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information and Holders
The Class A Common Stock and Public Warrants trade on Nasdaq under the trading symbols “AUR” and “AUROW,” respectively.
As of February 10, 2023, the Company had approximately 763,107,381 shares of Class A Common Stock issued and outstanding held of record by 101 holders and approximately 21,118,291 Warrants issued and outstanding, each exercisable for one share of Class A Common Stock at a price of $11.50 per share, held of record by 2 holders.
Dividend Policy
We have not paid any cash dividends on the Class A Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any future outstanding indebtedness the Company or its subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Aurora should be read together with Aurora’s consolidated financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Aurora’s control. Aurora’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus.
Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Aurora,” “we,” “us,” “our” and other similar terms refer to Legacy Aurora prior to the Business Combination and to Aurora and its consolidated subsidiaries after giving effect to the Business Combination.
Aurora’s Business
Aurora is developing the Aurora Driver based on what it believes to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst vehicle types and applications. To date, it has been successfully integrated into numerous different vehicle platforms: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating one driver system for multiple vehicle types and use cases, Aurora’s capabilities in one market reinforce and strengthen its competitive advantages in others. For example, highway driving capabilities developed for trucking will carry to highway segments driven by passenger vehicles in ride hailing applications. We believe this approach will enable us to target and transform multiple massive markets, including trucking, passenger mobility, and local goods delivery market.
We expect that the Aurora Driver will ultimately be commercialized in a Driver as a Service (“DaaS”) business model, in which we will supply self-driving technology. We do not intend to own nor operate a large number of vehicles ourselves. Throughout commercialization, we expect to earn revenue on a fee per mile basis. We intend to partner with OEMs, fleet operators, and other third parties to commercialize and support Aurora-powered vehicles. We expect that these strategic partners will support activities such as vehicle manufacturing, financing and leasing, service and maintenance, parts replacement, facility ownership and operation, and other commercial and operational services as needed. We expect this DaaS model to enable an asset-light and high margin revenue stream for Aurora, while allowing us to scale more rapidly through partnerships. During the start of commercialization, though, we expect to briefly operate our own logistics and mobility services, where we own and operate a small fleet of vehicles equipped with our Aurora Driver. This level of control is useful during early commercialization as we will define operational processes and playbooks for our partners.
We plan to first launch Aurora Horizon, our driverless trucking subscription service, as we believe that is where we can make the largest impact the fastest, given the massive industry demand, attractive unit economics, and the ability to deploy on high volume highway-focused routes. Future success will be dependent on our ability to execute against our product roadmap to launch Aurora Horizon. From there, we plan to leverage the extensibility of the Aurora Driver to deploy and scale into the passenger mobility market with Aurora Connect, our driverless ride hailing subscription service, and in the longer-term the local goods delivery market.

Significant Events and Transactions
The Merger
On November 3, 2021, the Company consummated the Merger.
The Merger was accounted for as a reverse recapitalization. Under this method of accounting, Legacy Aurora was treated as the acquirer while the Company was treated as the acquired company for financial statement reporting purposes. The Merger provided an increase in cash and cash equivalents of $1,134 million including $1,000 million in proceeds from the private investment in the PIPE Investment . Transaction costs incurred by both parties to the Merger totaled $88 million.
As a result of the Merger, we became the successor to a SEC-registered and Nasdaq-listed company which required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
ATG Business Combination
On January 19, 2021, Aurora acquired 100% of the voting interests of ATG, the self-driving technology division of Uber. The acquisition date fair value of the consideration transferred was $1,916 million, which consisted of both preferred and common stock issued to the shareholders of ATG. Aurora accounted for the acquisition as a business combination and recognized the assets acquired and liabilities assumed at fair value on the date of acquisition. The excess of purchase consideration over the fair value of the assets acquired was recorded as goodwill.
Global Economic Conditions
The COVID-19 pandemic that began in late 2019 introduced significant volatility to the global economy, disrupted supply chains and had a widespread adverse effect on the financial markets. Additionally, changes in economic conditions, supply chain constraints, logistics challenges, labor shortages, the conflict in Ukraine, and steps taken by governments and central banks, particularly in response to the COVID-19 pandemic as well as other stimulus and spending programs, have led to higher inflation, which has led to an increase in costs and has caused changes in fiscal and monetary policy, including increased interest rates. Our operating results could be materially impacted by these changes and other changes in the overall macroeconomic environment and other economic factors.
Worldwide economic conditions remain uncertain, particularly due to the effects of the COVID-19 pandemic and increased inflation. The general economic and capital market conditions both in the U.S. and worldwide, have been volatile in the past. The capital and credit markets may not be available to support future capital raising activity on favorable terms. If economic conditions decline, our future cost of equity or debt capital and access to the capital markets could be adversely affected.

Results of Operations
Comparison of the Twelve Months Ended December 31, 2022 to the Twelve Months Ended December 31, 2021

	Twelve Months Ended December 31,		$ Change	% Change
(in millions, except for percentages)	2022	2021
Collaboration revenue	$68	$82	$(14)	(17)%
Operating expenses:
Research and development	677	697	(20)	(3)%
Selling, general and administrative	129	116	13	11%
Goodwill impairment	1,114	—	1,114	n/m(1)
Total operating expenses	1,920	813	1,107	136%
Loss from operations	(1,852)	(731)	(1,121)	153%
Other income (expense):
Change in fair value of derivative liabilities	114	(20)	134	(670)%
Other income (expense), net	15	(9)	24	(267)%
Loss before income taxes	(1,723)	(760)	(963)	127%
Income tax benefit	—	(5)	5	n/m(1)
Net loss	$(1,723)	$(755)	$(968)	128%
__________________
(1)Not meaningful.
Collaboration revenue
Collaboration revenue decreased by $14 million, or 17%, to $68 million in the twelve months ended December 31, 2022 from $82 million in the twelve months ended December 31, 2021 due to lower hours incurred under the collaboration project plan with Toyota Motor Corporation. Through December 31, 2022, the Company has recognized all $150 million of collaboration revenue provided under the collaboration project plan.
Operating expenses
Research and development decreased by $20 million, or 3%, to $677 million in the twelve months ended December 31, 2022 from $697 million in the twelve months ended December 31, 2021, primarily driven by a decrease in stock-based compensation and severance expense, partially offset by an increase in payroll costs and hardware developments costs.
Selling, general and administrative increased by $13 million, or 11%, to $129 million in the twelve months ended December 31, 2022 from $116 million in the twelve months ended December 31, 2021, primarily driven by an increase in payroll, stock-based compensation and insurance costs, partially offset by a decrease in professional services costs.
The Company recognized a goodwill impairment of $1,114 million during the twelve months ended December 31, 2022 as a result of goodwill impairment assessments performed due to significant declines in the market price of the Company’s Class A Common Stock and its market capitalization during the second and fourth quarters.
Other income (expense)
The change in fair value of derivative liabilities resulted in a gain of $114 million in the twelve months ended December 31, 2022 from a loss of $20 million in the twelve months ended December 31, 2021 primarily due to the change in the market price for the underlying instrument.

Other income, net was $15 million in the twelve months ended December 31, 2022, primarily due to interest income earned on short-term investments. Other expense, net was $9 million in the twelve months ended December 31, 2021, primarily due to transaction costs and losses on the disposal of IT equipment.
Income tax benefit
An income tax benefit was recognized in the twelve months ended December 31, 2021 due to the release of a deferred tax asset valuation allowance as a result of deferred tax liabilities incurred from the acquisition of OURS Technology, Inc.
Comparison of the Twelve Months Ended December 31, 2021 to the Twelve Months Ended December 31, 2020

	Twelve Months Ended December 31,		$ Change	% Change
(in millions, except for percentages)	2021	2020
Collaboration revenue	$82	$—	$82	n/m(1)
Operating expenses:
Research and development	697	179	518	289%
Selling, general and administrative	116	39	77	197%
Goodwill impairment	—	—	—	n/m(1)
Total operating expenses	813	218	595	273%
Loss from operations	(731)	(218)	(513)	235%
Other income (expense):
Change in fair value of derivative liabilities	(20)	—	(20)	n/m(1)
Other income (expense), net	(9)	4	(13)	n/m(1)
Loss before income taxes	(760)	(214)	(546)	255%
Income tax benefit	(5)	—	(5)	n/m(1)
Net loss	$(755)	$(214)	$(541)	253%
__________________
(1)Not meaningful.
Collaboration revenue
Collaboration revenue increased by $82 million in the twelve months ended December 31, 2021 due to hours incurred under the collaboration project plan with Toyota Motor Corporation.
Operating expenses
Research and development increased by $518 million, or 289%, to $697 million in the twelve months ended December 31, 2021 from $179 million in the twelve months ended December 31, 2020, primarily driven by an increase in payroll costs, stock-based compensation and other software and hardware developments costs.
Selling, general and administrative increased by $77 million, or 197%, to $116 million in the twelve months ended December 31, 2021 from $39 million in the twelve months ended December 31, 2020, primarily driven by an increase in payroll and professional services costs.
Other income (expense), net
The change in fair value of derivative liabilities resulted in a loss of $20 million in the twelve months ended December 31, 2021 primarily due to the change in the market price for the underlying instrument.
Other expense, net was $9 million in the twelve months ended December 31, 2021, primarily due to transaction costs and losses on the disposal of IT equipment. Other income, net was $4 million in the twelve months ended December 31, 2020, primarily related to interest income earned on short-term investments.

Income tax benefit
An income tax benefit was recognized in the twelve months ended December 31, 2021 due to the release of a deferred tax asset valuation allowance as a result of deferred tax liabilities incurred from the acquisition of OURS Technology, Inc.
Liquidity and Capital Resources
As of December 31, 2022, our principal sources of liquidity were $262 million of cash and cash equivalents and $839 million of short-term investments, exclusive of restricted cash of $15 million. Cash and cash equivalents primarily consist of money market funds and U.S. Treasury securities. Short-term investments consist of U.S. Treasury securities.
We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses and that we will need to opportunistically raise additional capital to support the continued development and commercialization of the Aurora Driver. We believe our cash on hand and short-term investments will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus.
Cash Flows
Cash flows for the periods were as follows (in millions):

	Twelve Months Ended December 31,
	2022	2021	2020
Net cash used in operating activities	$(508)	$(564)	$(192)
Net cash (used in) provided by investing activities	(852)	250	343
Net cash provided by financing activities	11	1,540	2
Net (decrease) increase	(1,349)	1,226	153
Cash, cash equivalents, and restricted cash at beginning of the period	1,626	400	247
Cash, cash equivalents, and restricted cash at end of the period	$277	$1,626	$400
Cash Flows Used in Operating Activities
Net cash used in operating activities was $508 million for the twelve months ended December 31, 2022, a decrease of $56 million from $564 million for the twelve months ended December 31, 2021. The change in operating cash flows was primarily due to an increase of cash received under the collaboration project plan with Toyota Motor Corporation and a decrease of professional expenses and other expenses paid in connection with the acquisition of ATG which did not recur during the most recent period partially offset by increased incentive compensation payments.
Net cash used in operating activities for the twelve months ended December 31, 2021 increased $372 million from $192 million for the twelve months ended December 31, 2020 primarily due to increased payroll costs due to an increased headcount resulting from acquisitions.
Cash Flows (Used in) Provided by Investing Activities
Net cash used in investing activities increased by $1,102 million in the twelve months ended December 31, 2022 from the twelve months ended December 31, 2021, primarily due to the net purchases of short-term investments of $837 million, and the comparative period including $294 million in net cash acquired through the acquisitions of businesses.
Net cash provided by investing activities for the twelve months ended December 31, 2021 decreased by $93 million from $343 million for the twelve months ended December 31, 2020 primarily due net maturities of short-

term investments in the comparative period, partially offset by net cash acquired through the acquisitions of businesses.
Cash used for purchases of property and equipment were $15 million, $48 million and $7 million in the twelve months ended December 31, 2022, 2021 and 2020, respectively.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities in the twelve months ended December 31, 2021 included net proceeds from the Merger of $1,134 million and net proceeds from the issuance of Series U-2 preferred stock of $398 million.
Contractual Obligations, Commitments and Contingencies
Aurora may be party to various claims within the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess the need to record a liability for litigation and other loss contingencies, with reserve estimates recorded if we determine that a loss related to the matter is both probable and reasonably estimable. No material losses were recorded in the twelve months ended December 31, 2022, 2021 and 2020.
The Company has entered into a contract for cloud hosting services under which non-cancelable future minimum payments as of December 31, 2022 are: $61 million for 2023, $61 million for 2024, $64 million for 2025, and $38 million for 2026. Commitments under operating lease contracts are detailed within Note 10 – Leases to our consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Estimates
Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of revenue and operating and other expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 – Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.
Business Combinations
We allocate the fair value of the purchase consideration to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the net assets acquired is recorded as goodwill. Such fair values require significant estimates and assumptions, especially with respect to the valuation of acquired intangible assets. Significant estimates and assumptions utilized in the valuation of certain intangible assets include, but are not limited to, estimated replacement cost, profit margin, opportunity cost, useful lives, and discount rates. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Measurement period adjustments are reflected at the time identified, up through the conclusion of the measurement period, which is the time at which all necessary information is received, and is not to exceed one year from the acquisition date.
Valuation of Goodwill
Goodwill represents the excess purchase consideration of acquired businesses over the estimated fair value of the net assets acquired. Goodwill is not amortized but is evaluated for impairment annually on December 31, or whenever events or circumstances indicate that the carrying amount may not be recoverable. If the carrying amount of goodwill exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of goodwill over its implied fair value.

During the second and fourth quarters of 2022, the market price of the Company’s Class A Common Stock and its market capitalization declined significantly. As a result, the Company determined that triggering events had occurred and goodwill impairment assessments were performed.
The Company utilized a market approach valuation method utilizing the observable market price of the Company’s Class A Common Stock as it represented the best evidence of the fair value of its reporting unit. Based on the results of the goodwill impairment assessment, the Company recognized a $1,114 million goodwill impairment during the twelve months ended December 31, 2022.
Valuation of Derivative Liabilities
The Company accounts for shares held by the Sponsor not forfeited under the terms of the Merger Agreement and subject to price based vesting terms (the “Earnout Shares”) as a derivative liabilities. The liability is measured at fair value on a recurring basis utilizing a Monte Carlo simulation analysis with any changes in fair value reflected in the statement of operations until the vesting conditions are met or the shares expire.
The Monte Carlo simulation analysis is dependent upon management estimates and assumptions, primarily related to expected volatility and risk-free interest rates. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the expected term of the instrument. The risk-free interest rate is based on relevant U.S. treasury rates for a period that matches the expected term of the instrument.
Recently Adopted and Issued Accounting Pronouncements
See Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.
Quantitative and Qualitative Disclosures About Market Risk.
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
Our results of operations are directly exposed to changes in interest rates, among other macroeconomic conditions. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.
We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our business, financial condition or results of operations.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

BUSINESS
Unless the context otherwise requires, all references in this section to the “Company,” “Aurora,” “we,” “us,” or “our” refer to the business of Aurora Innovation Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination, and to Aurora Innovation, Inc. and its subsidiaries after the completion of the Business Combination.
Company Overview
Our mission is to deliver the benefits of self-driving technology safely, quickly, and broadly.
Aurora was founded in 2017 by Chris Urmson, Sterling Anderson, and Drew Bagnell, three of the most prominent leaders in the self-driving space. Led by a team with deep experience, we are developing the Aurora Driver based on what we believe to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst a multitude of vehicle types and applications. To date, we have successfully integrated the Aurora Driver into numerous different vehicle platforms designed to meet its requirements: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating a common driver platform for multiple vehicle types and use cases, the capabilities we develop in one market reinforce and strengthen our competitive advantages in other areas. For example, highway driving capabilities developed for trucking will carry over to highway segments driven by passenger vehicles in ride hailing applications. We believe this is the right approach to bring self-driving to market and will enable us to target and transform multiple massive markets, including trucking, passenger mobility, and local goods delivery.
Beyond the economic opportunity, we believe we have a unique opportunity to have a material positive impact on the lives of millions of people, while also improving business productivity. First and foremost, we are focused on the opportunity to greatly improve road safety. In trucking, we can enable logistics networks to move goods more efficiently, and also help fill the shortage of truck drivers by providing a self-driving option. We will expand access to transportation, improving the lives of the millions of people with a disability in the U.S. who have difficulty traveling outside of the home. And we will give people back their time that can be made more productive and enjoyable.
We intend to launch trucking as our first driverless product, as we believe its massive scale, significant structural need, attractive unit economics, and self-similar operating environment will allow us to rapidly deploy and profitably scale on high-volume, highway-focused routes. Drafting on the revenue and technical capability we expect this trucking product to generate, we plan to leverage the extensibility of the Aurora Driver to deploy and scale into the passenger mobility and local goods delivery markets. Today, we operate our self-driving test vehicle fleet in diverse weather and operating environments, across the Bay Area, Pittsburgh and Texas, allowing us to create a more robust self-driving system. We also autonomously haul (under the supervision of vehicle operators) truck freight on behalf of our pilot customers in preparation for driverless commercialization.
Our first-principles approach, which we define as “Self-Driving 2.0,” underpins our technology development strategy for the Aurora Driver. We made foundational investments early on, based on our prior experience in the self-driving industry, that allow us to accelerate development and position our platform for long-term scalability. Some of these foundational investments include developing the Aurora Driver with what we believe to be the optimal combination of machine-learned and rule-based approaches. We have also built a proprietary Virtual Testing Suite, which makes our development more efficient and faster than traditional approaches that rely heavily on on-road vehicle fleets. While many companies in the self-driving industry tout miles driven as a metric, our Virtual Testing Suite allows us to iterate faster and more efficiently, while reducing our reliance on on-road testing.
We have also invested in our next-generation sensing suite, which combines the best of camera, radar, and lidar. This includes developing our Aurora FirstLight Lidar, which uses proprietary frequency modulated continuous wave (“FMCW”) technology that enables long-range sensing, and simultaneous detection of both the position and velocity of objects. We believe that when combined with our industry-leading sensor suite and perception system, this technology uniquely enables safe operation at highway speeds and is unmatched by our competitors’ alternative solutions. We believe this unlocks the global trucking market, as trucks must be capable of operating at up to 65 miles per hour and 80,000 pounds gross vehicle weight, necessitating redundant long-range sensing in order to plan and take action appropriately. High-speed operation is also key to unlocking the full opportunity set across passenger mobility and local goods delivery, where a significant percentage of trips require operation on highways and other high-speed roads.
To bring our product to market at scale, we focus on what we do best – building self-driving technology – and through strategic partnerships work with best-in-class companies to deliver the benefits of our technology broadly. We have strategic partnerships with:
•PACCAR & Volvo, who together represent a significant share of US Class 8 truck sales.
•Toyota, a leading vehicle manufacturer globally.
•Uber, a leading ride hailing company globally.
With these strategic partnerships, each party is making significant investments towards integrating the Aurora Driver into their vehicles and logistics and mobility networks. We believe that partnering with other industry leaders enables us to scale more efficiently, as it allows us to focus on what we do best – developing the Aurora Driver—while our partners handle activities such as vehicle manufacturing, fleet ownership, and operation. We are proud that these industry leaders have selected Aurora as their self-driving partner. During 2022, we operated commercial trucking pilots with FedEx, Werner, Schneider, and Uber Freight in which we regularly and autonomously haul loads under the supervision of vehicle operators, and also explore integrating access to Uber Freight’s digital freight network within our autonomous trucking subscription service. We also announced a strategic collaboration with Ryder Systems to pilot on-site fleet maintenance to support current autonomous freight pilot operations and prepare for commercial operation at scale.
We expect to ultimately commercialize the Aurora Driver in a Driver as a Service (“DaaS”) business model, in which we will supply self-driving technology and earn revenue on a fee per mile basis. We do not intend to own nor operate large vehicle fleets ourselves. We will partner with automotive companies, fleet operators, and other third parties to commercialize and support Aurora-powered vehicles. We expect that these strategic partners will support activities such as vehicle manufacturing, financing and leasing, service and maintenance, parts replacement, facility ownership and operation, and other commercial and operational services as needed. We expect the DaaS model to enable an asset-light and high-margin revenue stream for Aurora, while allowing us to scale more rapidly through partnerships.
As of December 31, 2022, we have assembled an approximately 1,700-person team, consisting of leading experts in robotics, machine learning, hardware design, software engineering, systems engineering, and safety. We believe that our combined experience and expertise allow us to move faster and more efficiently than our competitors as we make purposeful, foundational technological investments in safe and scalable self-driving technology.
Commercialization & Growth Strategy
We plan to commercialize the Aurora Driver safely, quickly, and broadly. We believe our self-driving technology has a strong value proposition with benefits including:
•improved safety,
•faster, more efficient goods movement,
•more reliable freight supply,
•reduced insurance expenses,
•enhanced energy efficiency,
•increased access to passenger mobility, and

•greater individual productivity.
Trucking
We plan to launch Aurora Horizon, our driverless trucking subscription service, as our first commercial product. We have prioritized this segment as we believe it is an optimal first product for both commercial and technical reasons:
•Commercial. As a critical part of the United States economy, responsible for moving a significant portion of goods, the trucking industry is a large market opportunity. The trucking industry also faces a number of ongoing challenges that the Aurora Driver can help solve. The industry has experienced a persistent driver shortage, resulting in high driver turnover. Growth in e-commerce increases customer expectations for same- or next-day delivery, while service restrictions on driver operating hours create inherent limitations to optimally fast and responsive supply chains. These constraints increase the cost to transport goods and create supply chain inefficiencies. By enabling greater efficiency, autonomous trucks can have a significant positive impact. For these reasons, the US Department of Transportation has stated that autonomous trucking has the potential to be meaningfully additive to US GDP over time. We believe our technology can help solve key pain points of fleet owners by providing a consistent driver supply, the ability to offer fast and efficient transport, and fuel efficiency. In turn, we believe this creates significant demand and willingness to pay for our product. Additionally, the design and road construction of highways is more standardized and defined across the United States interstate highway system than are local roads, and a very significant amount of freight volume is concentrated on major highway corridors. We believe these factors will enable rapid and broad scaling.
•Technical. The United States interstate highway system is a more structured environment than urban streets given limited access to pedestrians, bicyclists, and crossing intersections. Moreover, moving goods avoids the complexity of solving for passenger ride comfort, as the system can be optimized to drive cautiously and, for instance, pull over on the highway shoulder safely if the system encounters something that it has not learned to handle autonomously. One element of highway autonomous trucking that must be considered is the increased requirements on the system’s perception capabilities, particularly as it relates to seeing at far range, given that the vehicle may weigh up to 80,000 pounds and operate at up to 65 miles per hour. Aurora’s investment in long-range perception, including Aurora’s proprietary FirstLight Lidar, enables us to solve this, while benefiting from the other elements that make deploying trucks on highways an advantageous initial market entry point.
During 2022, we operated commercial trucking pilots with FedEx, Werner, Schneider, and Uber Freight in which we regularly and autonomously hauled loads under the supervision of vehicle operators, and also explored integrating access to Uber Freight’s digital freight network within our autonomous trucking subscription service. We also announced a strategic collaboration with Ryder Systems to pilot on-site fleet maintenance to support current autonomous freight pilot operations and prepare for commercial operation at scale.
We plan to initially launch Aurora Horizon in Texas, which has the largest freight market in the US, a favorable business and regulatory environment, and moderate weather. These characteristics make it an attractive market for our initial driverless launch. From there, we plan to expand to other key freight corridors, which we will prioritize based on commercial, technical, and regulatory considerations.
Passenger Mobility
Our second core market focuses on passenger mobility, initially targeting the ride hailing space with Aurora Connect, our driverless ride hailing subscription service.
As it exists today, however, passenger mobility is subject to inefficiencies and responsible for notable negative impacts – roadway deaths, lost productivity, and greenhouse gas emissions. These are all challenges that self-driving technology has the potential to help alleviate. We believe that the Aurora Driver can provide a safer alternative to manually-driven transport, return numerous hours that would otherwise have been spent driving, and expedite the transition to electric vehicles.

We believe technological advancements in ride-hailing and lower structural costs, enabled by self-driving technology, will expand ride-hailing into more passenger mobility use cases and drive mass adoption, further democratizing access to mobility and increasing the passenger mobility market opportunity for our self-driving technology. We aim to improve the rider experience through the quality, cleanliness, and consistency of the Aurora Driver-powered fleet while also offering more rider control over the in-vehicle experience (e.g. music, climate). Future vehicle platforms may be designed to support specific transportation use cases (e.g. airport trips, commutes, social rides) that further improve the experience offered today.
We plan to launch Aurora Connect following the launch and initial expansion of Aurora Horizon, leveraging our strategic relationships with Toyota and Uber. As we use the same Aurora Driver hardware and software as for trucking, we will leverage capabilities already in use by our trucking product. Our ability to drive safely at high speed will allow us to serve the significant fraction of ride-hailing trips that require high speed on interstates and highways. We expect our growth will consist of commercial expansion within and across cities.
Local Goods Delivery
Our third core market is local goods delivery, which spans several sub-segments, including last-mile parcel and post, prepared food, grocery, and business-to-business (“B2B”) delivery.
The COVID-19 pandemic has highlighted the importance of local goods delivery, as well as the supply chain disruptions that can be experienced when consumer behavior changes abruptly. We expect consumer demand for online shopping and on-demand ordering will largely remain in place following the COVID-19 pandemic and that retailers, restaurants, and other local businesses will seek to address these preferences through expanded delivery channels. Self-driving technology can provide meaningful value in making e-commerce and on-demand purchases more affordable for consumers and more accessible to businesses.
Relative to trucking and passenger mobility, we believe local goods delivery has more advanced technical complexity given active problem-solving related to identifying appropriate drop-off locations and completion of the “last 50 feet” of goods delivery from vehicle to door. We expect that the Aurora Driver will be uniquely positioned to serve this market based on reinforcing competitive advantages and technical gains from trucking and ride hailing. We expect the operating domain for local goods delivery to overlap closely with personal mobility and commercial operations of local goods delivery to commence following personal mobility launch.
Expand global footprint
We intend for the Aurora Driver to serve people and communities around the world. Our commercial operations will start in the United States, but we expect to broaden our footprint to include international markets where the value proposition of our technology is compelling, regulations are conducive, and roadways are comparable. This includes, but is not limited to, Canada, Europe, Japan, and Australia and New Zealand.
Self-reinforcing effects of our business model
We believe that our operation across these three large markets leads to multiple beneficial self-reinforcing effects for our business model:
1.Higher return on development investment. By being able to recoup the significant majority of our development costs across multiple end markets, we increase the return on our overall investment, as well as each capability we develop.
2.Economies of scale and cost reduction. The scale we generate in one market will serve to drive down our hardware cost. Because we use the same hardware stack across vehicle types, this reduces our cost to serve each end-market in which we operate.
3.Learning and data. By having an ever-increasing Aurora-Driver powered vehicle fleet, we collect more data and driving experience to hone our system; the benefit accrues across all markets in which we operate.

4.Reputation. Trust in our company and technology is paramount, and we expect that the trust we earn – with governments, the public, and partners – builds across the markets in which we operate.
Aurora’s Competitive Advantages
Industry leading team
Aurora was founded in 2017 by Chris Urmson, Sterling Anderson, and Drew Bagnell, three leaders in the self-driving space. Chris led the Google self-driving car team and was technology director for Carnegie Mellon when it won the 2007 DARPA Urban Challenge; Sterling developed MIT’s Intelligent CoPilot, then launched Tesla’s Model X and Autopilot; Drew worked for two decades at the intersection of machine learning and robotics across industry and academia at Carnegie Mellon. As of December 31, 2022, Aurora has assembled an approximately 1,700-person team, of whom approximately 1,500 focus on engineering and product. Our company consists of world-leaders in robotics, machine learning, hardware design, software engineering, systems engineering, and safety. Aurora has over 1,300 awarded and pending patents worldwide. In 2021, Aurora acquired and integrated Uber’s self-driving unit, strengthening our team, our technology, and our intellectual property. The acquisition added to the breadth and depth of talent we have to deliver on our mission. We foster a high-performance and mission-driven culture which drives successful execution, and we believe this makes us an employer of choice in our industry.
Next-generation technology
Unencumbered by legacy technology and methods, we have taken a clean sheet approach to creating a safe and scalable self-driving system. We have invested in key areas of differentiation that we believe provide a long-term advantage, including:
•Careful integration of machine learning and engineering approaches throughout our perception and motion planning systems
•Virtual Testing Suite that allows for accelerated and efficient development
•Differentiated long-range, high-resolution, multi-modal sensor suite that includes FirstLight Lidar technology, which allows numerous advantages over traditional lidar, including the ability to unlock safe operation at highway speeds
•Scalable maps that are maximally relevant to the challenges of self-driving
Common driver platform technology, scalable across vehicle types and use cases
The Aurora Driver is built on a common architecture that is designed to adapt readily to the vehicle platform it controls. This allows the Aurora Driver to learn from and leverage its experience and capabilities across a wide range of vehicle makes and models. We invested early in our hardware suite to minimize reliance on any one vehicle platform, allowing greater optionality in both the types of vehicles we use as well as their commercial applications.
Differentiated go-to-market strategy
Our technology enables us to first target trucking, which we believe is the optimal way to enter the market and scale self-driving technology. Because of the extensibility of the Aurora Driver across vehicle types and use cases, we are able to take advantage of capability overlap across use cases, increased learning with scale, and cost reductions in our self-driving system. Therefore, the capabilities and scale we develop in trucking accelerate our expansion into passenger mobility and local goods delivery, and vice versa.
Deep strategic partnerships which support commercialization at scale
We have developed strategic partnerships with industry leaders like PACCAR, Volvo, Toyota and Uber and will work together to develop and scale Aurora Driver-powered trucks and self-driving passenger vehicles. Our partners are industry leaders in their respective fields and we are able to leverage each of our respective strengths as we commercialize. This allows us to scale faster and more efficiently.

Efficiency of development and operation
We believe that our approach to technological development, coupled with our Driver as a Service business model, enables us to develop and scale our technology efficiently. This is further enhanced by our collaboration with Uber, which allows us access to proprietary anonymized data related to trip demand and economics. This data allows us to optimize our development roadmap to invest in the highest value markets and capabilities.
Mission-driven corporate culture.
From the beginning, we have invested in building a mission-driven company based on a set of values that drive who we are and how we operate. A strong, inclusive, and effective culture is fundamental for the long-term success of a business, and even more so when delivering a technology as complex and transformative as self-driving. We are building an enduring company and our culture and values represent an advantage in delivering and scaling our product.
Our Product
The Aurora Driver
We are building the Aurora Driver – the hardware, software, and services to enable safe, cost-efficient, and high-uptime autonomous driving service. The Aurora Driver is based on a common driver platform design that can integrate with vehicles of various makes, models, and classes to serve multiple commercial applications. To date, we have successfully integrated the Aurora Driver across numerous different vehicle platforms.
The Aurora Driver is designed to deliver fully autonomous driving without the need for a human in the vehicle. This is classified as Level 4 – High Automation, with the vehicle capable of performing all driving functions under certain conditions, such as specific road types and weather. This set of conditions is referred to as the system’s “operating domain.” We believe that, because a driver is no longer required inside the vehicle, this level of automation allows for step-change benefits in both safety and efficiency and opens massive commercial opportunities.
Aurora’s custom-designed hardware suite includes full sensor coverage on three sensing modalities: lidar, radar, and camera, as well as high-performance computing to enable rapid response time. The computer powers Aurora’s self-driving software, which plans a safe path of motion for the vehicle in order to reach its destination.

The commercial self-driving vehicles that integrate with the Aurora Driver will include redundant steering, braking, and power to promote safe vehicle operation in the event of a component failure. We work closely with our OEM partners to develop a safe, reliable, and scalable integrated solution.
Driver as a Service Business Model
The Aurora Driver will be delivered as a service via Aurora Horizon, our driverless trucking subscription service, and Aurora Connect, our driverless ride hailing subscription service. We intend to partner with our ecosystem of OEMs, fleet operators, and mobility and logistics services, as well as other third parties, to commercialize and support Aurora-powered vehicles. With our business model, fleet owners will purchase Aurora Driver-powered vehicles from our OEM partners, subscribe to the Aurora Driver, and utilize Aurora-certified fleet service partners to operate autonomous mobility and logistics services. In many instances, the same party may play multiple roles: for example, our OEM partners will in certain cases also provide maintenance services and act as a fleet operator.
By subscribing to the Aurora Driver, our customers will be able to receive access to the following:
1.Aurora Driver hardware and software to enable safe and efficient autonomous operation of the self-driving fleet;
2.Updates to the Aurora Driver, including map and software updates;
3.Access to Aurora Beacon, which will interface with their systems and enable efficient dispatch, deployment, and fleet monitoring;
4.Aurora Beacon support, where trained specialists monitor Aurora Driver-powered vehicles and provide high level input when needed; and
5.Access to Aurora-certified third party services, including maintenance of the Aurora Driver, roadside assistance for the Aurora Driver, and insurance.
Components of the offering such as maintenance, hardware financing, and insurance, will be delivered in partnership with our third-party partner network. We believe that this business model uniquely allows us to scale in a high margin way, and succeed as our customers succeed.
Technology
Our Technological Advantages
Since our inception, we have taken a clean sheet approach to the way we build our technology, leveraging our team’s past experience and learnings. We have made purposeful, foundational technological investments that we believe will enable us to move towards meaningful commercialization more safely, quickly, and broadly. Examples of this ‘self-driving 2.0’ approach, across both hardware & software, include:
1.Proprietary lidar technology to unlock highway speeds;
2.Next-generation approach to Perception and Planning that leverages the distinct strengths of both machine learning and engineered approaches;
3.Common driver platform approach which allows our system to scale onto different vehicle types, such as cars and Class 8 trucks;
4.Aurora’s Virtual Testing Suite, which increases engineering velocity; and
5.Scalable approach to high-definition maps

Proprietary Lidar technology
Aurora’s long-range, multi-modal sensing suite consists of high-resolution, high dynamic range and long-range cameras, next-generation imaging radar, and our industry-leading proprietary FirstLight Lidar.
FirstLight alone provides a number of meaningful performance advantages over traditional lidar sensors. Traditional pulsed lidar is amplitude-modulated (“AM”), which works by emitting brief light pulses at a fixed frequency. The locations of objects are determined based on how long it takes for those laser pulses to bounce off surfaces and return to the sensor. The challenge with AM lidar is that it has limited range, requires multiple measurements to estimate speed, and is susceptible to lidar-to-lidar and solar interference. Aurora’s FirstLight uses frequency-modulated continuous-wave (“FMCW”) lidar technology. This has a number of key advantages, which we believe are critical to unlocking safe operation at highway speeds:
1.Greater Range. Our lidar can see nearly twice as far as a typical automotive AM lidar, because our coherent measurement enables single-photon sensitivity. The enhanced range of our FMCW lidar enables the detection and tracking of objects and actors at the very long ranges essential for high-speed driving.
2.Simultaneous Range and Velocity. FirstLight instantaneously measures the radial velocity of the targets as well as distance. This allows quicker reaction times and better tracking of other objects on or near the road.
3.Interference Immunity. Each FirstLight sensor is primarily sensitive to only the signals it creates. Therefore, it benefits from immunity to interference from ambient sunlight and to lidar-to-lidar interference, which will be important as self-driving fleets scale.
Leveraging the Best of Machine Learning and Engineered Approaches
Aurora’s approach to designing the Aurora Driver software leverages our team’s expertise in both machine learning and fundamental engineering. Use of either approach for solving a problem has advantages and disadvantages, and therefore the thoughtful fusion of both is critical to creating a safe and scalable system. The key distinctions between machine learning and engineering are that:
•Engineered systems are built by humans and tend to be simpler and more introspectable (i.e. can understand ‘why’ an action is taken).
•Machine-learned systems are tuned and developed by algorithms and trained on data. This can allow for greater nuance and complexity, and have the additional advantage that new data can improve overall performance. However, machine-learned systems are less introspectable than engineered systems.
Aurora’s software teams are selective in their application of each, and frequently bring both to bear on a single task in ways that utilize the independent strengths of each to create a higher-performance system.
An example of this is the Planning system. As the Aurora Driver operates, it uses an engineered approach to maintain appropriate safety buffers—an example is maintaining sufficiently safe following distance, such that the Aurora Driver can stop safely even if the car in front of it brakes aggressively. Using this engineered approach permits strong safety guarantees. However, a system built around such guarantees alone would not drive in a human-like fashion, and may act in such a way that other road users would find it unpredictable. Therefore, we also employ a machine-learned approach where the system learns from exemplary human drivers how to naturally behave during many commonplace interactions, such as merging onto a highway—subject to the buffers defined by the engineered system. Interleaving these two methods allows for the creation of verifiably safe, and natural, driving behavior.
Common Driver Platform Approach
The Aurora Driver has been designed from the ground up to support multiple automakers and commercial applications with the same core hardware and software. We invested early in a hardware suite that is consistent across vehicle platforms, and software that adapts to the unique behaviors, constraints, and dynamics of whatever vehicle it controls—whether that be a Class 8 tractor or light passenger vehicle.

The Aurora Driver uses the same hardware suite across trucks and passenger vehicles. Because all Aurora-Driver powered vehicles carry a common set of self-driving hardware and software, Aurora and its partners benefit from the collective scale of all participants on the platform.
Significant Investments in Virtual Development
Our Virtual Testing Suite is a major engineering accelerator. Virtual testing refers to any time that our system is being tested in response to synthetic or historical data as opposed to operating in real-time on the road. Aurora incorporates frequent and extensive use of virtual testing.
There are numerous benefits to virtual testing:
•Efficiency. Aurora’s motion planning simulation is 2,500 times less expensive than on-road testing.
•Speed. Aurora’s Virtual Testing Suite can scale to continuously simulate the equivalent of over 50,000 trucks on the road. This figure will grow both as a result of increased technological innovation inside Aurora, as well as from expanding scale available from leading cloud computing providers.
•Safety. Aurora’s Virtual Testing Suite dramatically reduces the number of on-road miles of driving needed to develop the Aurora Driver, which reduces exposure to risk associated with on-road testing.
•Variation. Aurora’s Virtual Testing Suite can automatically alter details to create myriad permutations from a single scenario encountered on the road, and even simulate scenarios we have not previously encountered on the road. We can adjust factors like weather, traffic density, or pedestrian behavior. We can quickly test against many thousands of likely variations to understand how the system would have responded.
•Repeatability. As our sensor stack evolves, our Virtual Testing Suite remains relevant, whereas past real-world data collected on an out-of-date sensor stack becomes obsolete. We believe this is unique to Aurora due to our industry-leading expertise in sensor data simulation and systemically generating new scenarios.
Aurora has invested significantly in virtual testing at a time when much of the self-driving industry was focused on real world mileage accumulation. We believe that as the industry reaches the long tail of development, these investments will increasingly accelerate our path to market and scale relative to competitors.
Scalable Approach to High-definition Mapping
Aurora’s approach to mapping aims to optimize for two factors: first, a map that is maximally relevant to the challenges of self-driving; and second, a map that can be maintained at scale.
The Aurora Atlas is a map purpose-designed for these goals. It is broken into smaller maps that cover sub-areas, which are referred to as shards. Many classic maps have not been built for self-driving and thus prioritize global positioning accuracy at a substantial detriment to local accuracy. Aurora’s map shards, however, prioritize being locally accurate, as it is far more important that the Aurora Driver knows the location of nearby actors and objects as accurately as possible rather than where it is in some global sense. We do this without sacrificing any meaningful amount of the Aurora Driver’s broader context about where it is in the world or along a route.
The sharded, locally consistent approach to the Aurora Atlas enables scalability. Rebuilding the content of a shard takes minutes, whereas for classic maps, these areas can be the size of an entire city and take far longer to adjust. Swapping out a shard in a live deployed map is possible to do rapidly over-the-air, whereas deploying an entirely new map for a city requires a lengthy process. Finally, as the Aurora Driver begins to operate in new areas, the increase in mapped content will not alter existing content or require any editing/re-release of past maps, which a non-sharded approach would require; this keeps existing operational support much simpler even under a rapid expansion plan.

Our Culture
Aurora’s values guide our work and culture and support our ability to deliver our mission. They set the tone for the way we operate, they define who we are and how we do things, and they guide us when we face difficult situations. Our values are:
1.Focus for Impact. We create space to solve problems that matter. We don’t have time for distractions, so we work with urgency and focus on the work that will accelerate our progress towards our mission and strengthen our company;
2.Operate with Integrity. We do the right thing. We are thoughtful and use good judgment. And, we always keep the best interest of our people and our mission at the forefront of how we work;
3.Celebrate our Diversity. Inviting and including diverse perspectives and experiences make us stronger as a team, and help us better represent the world we live in. We are building a technology and a company to serve all people and all communities;
4.Rise to the Occasion. We’re charting a path that is challenging yet filled with an incredible opportunity to impact generations to come. This is not an easy task, it takes resilience, hard work and dedication. Embracing the hard stuff energizes and inspires us to continue. We rally to deliver on our commitments to our partners and each other;
5.Win together. We are a stronger team when we elevate our unique strengths in service of our common goals. We thrive on open and honest communication to create an environment of mutual accountability, understanding, achievement, and respect;
6.No jerks. We work from the assumption that people are good, fair, and honest and that the intention behind their actions is positive. We are intentional in how we communicate and interact, and we hold each other accountable.
Competition
Our main sources of competition fall into two categories:
•Technology-focused companies building end-to-end technical capabilities for self-driving applications
•Automotive players building internal self-driving development programs
•The principal competitive success factors in our market, in no particular order, include, but are not limited to:
•Technology quality, reliability, and safety
•Engineering capabilities
•Business model and go-to-market approach
•Commercial partnerships
•Cost and efficiency
•Patents and intellectual property portfolio
Because of the depth and breadth of our talent, fully integrated self-driving stack, differentiated go-to-market approach, and unique partnerships that drive commercialization at scale, we believe that we are able to compete favorably across these factors.

Intellectual Property
Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, including patents and registered trademarks, confidential technical information, and expertise in the development of software and hardware for autonomous vehicles and lidar technology.
We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.
As of December 31, 2022, we owned over 1,300 patents and pending applications, including U.S. and foreign. In addition, we have 6 registered U.S. trademarks, 32 registered foreign trademarks and 11 pending trademark applications. Our patents and patent applications cover a broad range of technology relevant to self-driving vehicles.
Material Agreements
PACCAR Strategic Partnership
In January 2021, we entered into a global strategic partnership with PACCAR in preparation for the launch of the Aurora Driver’s first application in trucking. This partnership combines PACCAR’s considerable expertise in heavy-duty truck development, manufacturing, and sales with our deep understanding of autonomous vehicle technology to bring a safe, efficient self-driving product to market quickly and deploy it broadly. This partnership brings PACCAR and Aurora engineering teams together around an accelerated development program to create truly driverless-capable trucks, starting with the Peterbilt 579 and Kenworth T680. PACCAR and Aurora plan to develop a suite of self-driving fleet services, including servicing and maintenance options for the deployment and operation of these trucks at scale over the next several years.
Uber Strategic Partnership
In January 2021, we acquired Uber’s self-driving unit. This acquisition expanded our talent base significantly, and we gained valuable research and technical assets that strengthened and accelerated the first Aurora Driver application for heavy-duty trucks while allowing us to continue and accelerate our work on light-vehicle products.
In addition to acquiring Uber’s self-driving unit, we announced a strategic partnership with Uber that connects our technology to the world’s leading ride-hailing platform and strengthens our position to deliver the Aurora Driver broadly. In support of our partnership with Uber, and concurrent with the acquisition of Uber’s self-driving unit, Uber invested $400 million in Aurora and Uber’s Chief Executive Officer, Dara Khosrowshahi, is a member of our Board.
As part of our partnership with Uber, we receive access to Uber data. This allows more efficient development and operation, as we are able to refine our market selection and prioritize our capability roadmap based on real-world data.
Toyota Strategic Collaboration
In February 2021, we announced a long-term, global, and strategic collaboration with Toyota and DENSO, one of the largest global automotive manufacturers and tier-one automotive suppliers, respectively, to build and globally deploy self-driving cars at scale.
As part of this collaboration, our engineering teams are jointly developing and testing driverless-capable vehicles equipped with the Aurora Driver, starting with the Toyota Sienna. As part of this long-term effort, we will be exploring mass production of key autonomous driving components with DENSO and a comprehensive services solution with Toyota for when these vehicles are deployed at scale, including financing, insurance, maintenance, and more. These efforts will lay the foundation for the mass-production, launch, and support of these vehicles with Toyota on ride-hailing networks, including Uber’s.
Volvo Group Strategic Partnership
In March 2021, Volvo selected us as its technology provider to develop and commercialize Level 4 Class 8 trucks in North America. Our first commercial truck with Volvo will be adapted to the requirements of the Aurora Driver. These trucks will combine the best of Volvo’s technology with the Aurora Driver into a compelling and scalable logistics platform.
As Volvo’s official technology partner for US hub-to-hub solutions, the parties will develop an unprecedented autonomous offering with one of the most trusted commercial truck manufacturers in the world. This partnership will be the center of the integration of the Aurora Driver into Volvo’s on-highway trucks and development of industry-leading Transportation as a Service solutions.
Government Regulation
At both the federal and state level, the U.S. provides a positive regulatory environment to permit safe testing and development of autonomous vehicle functionality. Aurora’s Government Relations team regularly engages with our partners in government to further develop the relationships and regulations necessary to successfully deploy our technology.
Aurora has developed bipartisan support of self-driving technology in both chambers of the U.S. Congress as well as the U.S. Department of Transportation and its agencies. At Aurora, we work with the federal government to ensure it maintains its regulatory authority over the design, construction, and performance of vehicles and applies that same authority to the regulation of highly automated vehicles.
As vehicles equipped with our sensors are deployed on public roads, we will be subject to legal and regulatory authorities such as the National Highway Traffic Safety Administration (NHTSA), the Federal Motor Carrier Safety Administration (FMCSA), state agencies like Departments of Transportation or Departments of Motor Vehicles, and local transportation departments. As the development of federal and state legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our technology. U.S. federal regulations are largely permissive of deployments of higher levels of safe and responsible autonomous functionality.
States, such as Arizona, Florida, Nevada, Pennsylvania, and Texas, continue to attract self-driving companies with a welcoming regulatory climate that provides the predictability necessary to deploy our technology in those communities. Some states, particularly California, institute operational requirements or restrictions for certain autonomous functions. We believe such hurdles will be removed as we work with our government partners to highlight the benefits of self-driving technology. We work closely with state and local elected officials and regulatory bodies to ensure they continue to welcome the testing and deployment of self-driving vehicles on their roads. By working with these officials to develop technology neutral policies that promote a diverse set of highly automated vehicle use cases and create a level playing field for the industry, we believe that Aurora will be able deliver the benefits of self-driving technology safely, quickly, and broadly.
Similar such reporting and regulatory requirements exist or are being developed in foreign markets. For example, markets such as the EU also continue to develop their respective standards to define deployment requirements for higher levels of autonomy. Germany, a leader in the automotive industry, recently approved legislation that would allow for the deployment of self-driving technology without a human driver. Given the intense work in these areas, we expect a workable path forward in the near-term.
We are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and in reports to the

FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.
Similarly, as a company deploying cutting-edge technology with international partners, we are also subject to trade, customs product classification and sourcing regulations. Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.
Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.
Corporate Social Responsibility and Sustainability
Achieving our mission—delivering the benefits of self-driving technology safely, quickly, and broadly—is how we aim to make a positive impact in communities. We strive to revolutionize transportation by making roads safer, helping goods to more efficiently reach those who need them, reducing greenhouse gas emissions, providing better services for people who currently have difficulty accessing transportation, and freeing up time during commutes.
Aurora remains deeply committed to the communities in which we have a presence - partnering with educational institutions and community based organizations to educate on the benefits of self-driving technology - investing in programs that address community workforce needs while strengthening the pipeline of diverse talent to fuel key business needs. A key example of these efforts is the novel, widely acknowledged partnership Aurora has facilitated with Pittsburgh Technical College, which now offers an industry-aligned program to prepare technicians for key jobs.
Diversity and Inclusion
We are committed to diversity and inclusion. One of our core values — Celebrate our Diversity — is based on bringing together diverse backgrounds and perspectives. We celebrate the diversity of the people, experiences, and backgrounds that make up Aurora, and we encourage each other to speak up and share perspectives, respectfully and thoughtfully. We are building technology that will benefit all people and all communities, so we strive to foster and embrace diversity throughout our business and our teams to bring us closer to those we serve.
Sustainability
Fostering a sustainable environment is also important to us. Starting in 2019, we offset our estimated annual carbon emissions from our facilities, vehicles and air travel by purchasing carbon credits, and we expect to continue to do this in the future. Longer-term, we believe commercialization of our self-driving technology will contribute to a more sustainable future given the potential to materially reduce fuel consumption and greenhouse gas emissions. We believe that autonomous trucks have the potential to materially reduce fuel consumption and greenhouse gas emissions meaningfully through eco-driving, off-peak deployment, and capping peak speeds.
Employees
As of December 31, 2022, we have approximately 1,700 employees. None of our employees are represented by a labor union, and we consider our employee relations to be in good standing. To date, we have not experienced any work stoppages.
We have built a company culture which is anchored in our values: operating with integrity, focusing for impact, no jerks, celebrating our diversity, rising to the occasion and winning together. We reinforce our values by aligning our work to company objectives and key results and by providing meaningful and challenging growth opportunities for our employees. We offer a variety of people-focused initiatives, including learning and development, transparent career paths, and a focus on diversity, equity, and inclusion. We offer opportunities for meaningful and fun connections through company events and team-building activities. We celebrate our employees’ achievements through company-wide recognition programs. Alongside these programs, we offer a competitive total rewards package including industry-benchmarked base salaries and a performance-based bonus plan, equity ownership, generous time off, paid parental leave, a 401(k) to help our employees plan for the future, and a wide selection of health and wellness benefits plans for employees and their dependents. We also proactively gather employee feedback through various channels including surveys and focus groups to ensure changes to our employee experience are meaningful and relevant.
Facilities
Our corporate headquarters is located in Pittsburgh, Pennsylvania, where we lease approximately 590,000 square feet of office and industrial space pursuant to leases that expire between 2023 and 2035. Our Pittsburgh facilities contain research and development and general and administrative functions. We lease a test track facility in Pittsburgh of approximately 42 acres pursuant to a lease that expires in 2024. We lease approximately 111,000 square feet of office and industrial space in Mountain View, California. We lease other office and industrial facilities in San Francisco, California; Bozeman, Montana; Dallas/Fort Worth, Texas; El Paso, Texas; Houston, Texas; Seattle, Washington; Livonia, Michigan and Louisville, Colorado.
We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely or result in a material adverse effect on our future operating results, financial condition or cash flows.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of each transaction since January 1, 2020, and each currently proposed transaction, in which:
•Aurora has been or is to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Legacy Aurora Relationships and Related Person Transactions Prior to the Merger
Equity Financing and Apparate Acquisition
Stock Purchase and Agreement and Plan of Merger
In January 2021, Legacy Aurora issued an aggregate of 116,173,646 of its common stock, 50,873,075 shares of its Series U-1 preferred stock and 20,349,230 shares of its Series U-2 preferred stock, each at a per share purchase price of $19.656763 and for an aggregate consideration of $3,683,597,796, pursuant to a stock purchase and agreement and plan of merger originally entered into in December 2020 (as amended, the “Apparate Merger Agreement”). The following table summarizes the holdings of Neben Holdings, LLC (“Neben”), an affiliate of Uber and a 5% holder of Legacy Aurora’s capital stock, following the closing of the transactions contemplated in the Apparate Merger Agreement:

Investor	Affiliated Director(s) or Officer(s)	Shares of Legacy Aurora Common Stock	Shares of Legacy Aurora Series U-2 Stock	Approx. Value of Acquired Stock
Neben Holdings, LLC, an affiliate of Uber	Dara Khosrowshahi	112,519,262	20,349,230	$2,611,764,457
Total		112,519,262	20,349,230
Collaboration Agreement with Uber
In January 2021, Legacy Aurora entered into a Collaboration Agreement with Uber in connection with Legacy Aurora’s acquisition of Apparate. This Collaboration Agreement was subsequently amended on November 5, 2021. Pursuant to the Collaboration Agreement, Legacy Aurora and Uber agreed to dedicate appropriate resources over the ten-year collaboration term towards a goal of deploying Aurora’s self-driving passenger vehicles on Uber’s ridesharing network.
Transition Services Agreement with Uber
In January 2021, Legacy Aurora entered into a Transition Services Agreement with Uber in connection with Legacy Aurora’s acquisition of Apparate. Pursuant to the Transition Services Agreement, Uber agreed to provide certain identified transition services to Legacy Aurora during a twelve-month post-closing period. In January 2022, the Transition Services Agreement was amended to extend the service period for labeling services by an additional month.
Irrevocable Proxy with Uber
On June 28, 2021, Legacy Aurora entered into an Amended and Restated Irrevocable Proxy with Uber and Neben in connection with the acquisition of Apparate, pursuant to which Neben agreed to appoint Legacy Aurora’s then-current Chief Executive Officer (or, if there is no Chief Executive Officer, an officer designated by Legacy Aurora’s board of directors) as its irrevocable proxyholder over any matter, other than certain excluded matters, requiring or submitted to a vote or consent of the stockholders of Legacy Aurora, whether submitted at a meeting, by written consent, or otherwise. The proxyholder is required to vote shares subject to the Irrevocable Proxy in a manner that is consistent with, and in the same proportions as, other votes cast by all other stockholders entitled to vote on such matters. Under the terms of the Irrevocable Proxy, the proxyholder is permitted to direct the voting of Legacy Aurora shares held by Neben and certain of its affiliates to the extent they exceed a specified threshold. This threshold is initially equal to the voting power of Neben as of immediately prior to the Business Combination, subject to adjustment as described in the following sentence. However, if a stockholder of Legacy Aurora meeting the requirements of a “Strategic Company Investor” under the terms of the Irrevocable Proxy is entitled to control the vote of a higher percentage of the votes of Aurora stockholders than the voting power of Neben as of immediately prior to the Business Combination, the voting threshold under the Irrevocable Proxy is increased to be equal to the voting power of such “Strategic Company Investor.” The Irrevocable Proxy survived the Closing of the Business Combination.
Side Letter with Uber
On June 28, 2021, Legacy Aurora entered into an amended and restated side letter (the “Side Letter”) with Uber in connection with the acquisition of Apparate. Certain terms of the Side Letter terminated upon the Closing. The terms of the Side Letter that survived the Closing of the Merger primarily impose certain restrictions on the ability of Uber to make strategic investments in certain other companies.
Financing Agreements
Investors’ Rights Agreement
In January 2021, Legacy Aurora entered into the Amended and Restated Investors’ Rights Agreement, (the “Investors’ Rights Agreement”) in connection with the acquisition of Apparate, pursuant to which it granted registration rights and information rights, among other things, to certain holders of Legacy Aurora’s capital stock including: (i) Chris Urmson, an executive officer and director of Legacy Aurora and a 5% holder of Legacy Aurora capital stock; (ii) Neben, a 5% holder of Legacy Aurora capital stock; (iii) Sterling Anderson, a director of Legacy Aurora; and (iv) William Mouat, executive officer of Legacy Aurora. The Investors’ Rights Agreement terminated upon the Closing of the Merger.
Right of First Refusal
In January 2021, Legacy Aurora entered into the Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”) in connection with the acquisition of Apparate, pursuant to which Legacy Aurora had a primary right to purchase shares of Legacy Aurora capital stock which certain stockholders propose to sell to third parties and certain Legacy Aurora investors party to the ROFR Agreement had a secondary right of refusal and co-sale rights in connection therewith. Certain holders of Legacy Aurora capital stock, including Mr. Bagnell, a director of Legacy Aurora and a former director of the Company, Mr. Urmson, Mr. Anderson and Neben were party to the ROFR Agreement, with Messrs. Bagnell, Urmson and Anderson subject to restrictions on the ability to sell certain of their respective shares pursuant to the terms thereunder. The ROFR Agreement terminated upon the Closing of the Merger.
Voting Agreement
In January 2021, Legacy Aurora entered into the Amended and Restated Voting Agreement (the “Voting Agreement”) in connection with the acquisition of Apparate, pursuant to which certain holders of its capital stock, including Chris Urmson, Sterling Anderson, James Andrew Bagnell and Neben, agreed to vote their shares of Legacy Aurora’s capital stock on certain matters, including with respect to the election of directors. The Voting Agreement terminated upon the Closing of the Merger.
RTPY Relationships and Related Person Transactions Prior to the Merger
Founder Shares
On October 7, 2020 the Sponsor purchased 2,875,000 Class B ordinary shares of RTPY (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.0087 per share. On February 10, 2021, RTPY effected a share capitalization resulting in the Sponsor holding an aggregate of 24,437,500 Founder Shares.

Subsequent to the share capitalization, the Sponsor transferred 30,000 Founder Shares to each of RTPY’s independent directors. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of RTPY ordinary shares upon completion of the RTPY IPO. In connection with the Business Combination, upon the Domestication, 24,437,500 RTPY Founder Shares converted automatically, on a one-for-one basis, into one share of Class A Common Stock.
Private Placement Warrants
Simultaneously with the consummation of the RTPY IPO, the Sponsor purchased 8,900,000 Private Placement Warrants at a price of $2.50 per warrant, or $22,250,000 in the aggregate, in a private placement. Each Private Placement Warrant entitles the holder to purchase one RTPY Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was placed in the Trust Account of RTPY.
The Private Placement Warrants are identical to the warrants included in the units sold in the RTPY IPO except that, so long as they are held by the Sponsor or its permitted transferees, the Private Placement Warrants: (i) are not redeemable by RTPY (except in certain redemption scenarios when the price per Class A ordinary share equals or exceeds $10.00 (as adjusted)), (ii) may be exercised on a cashless basis and (iii) were entitled to registration rights (including the ordinary shares issuable upon exercise of the Private Placement Warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the RTPY Class A ordinary shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the Closing.
In connection with the Business Combination, upon the Domestication, each of the 8,900,000 Private Placement Warrants converted automatically into a warrant to acquire one share of Class A Common Stock pursuant to the Warrant Agreement.
Registration Rights
On March 15, 2021, the holders of the RTPY Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any RTPY Class A ordinary shares that were issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the RTPY Founder Shares) entered into a registration rights agreement requiring RTPY to register such securities for resale (in the case of the RTPY Founder Shares, only after conversion to RTPY Class A ordinary shares). The holders of these securities were entitled to make up to three demands, excluding short form demands, that RTPY register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of RTPY’s initial business combination and rights to require RTPY to register for resale such securities pursuant to Rule 415 under the Securities Act. In connection with the Business Combination, the registration rights agreement was amended and restated. For additional information, see “—Aurora Related Person Transactions—Registration Rights Agreement.”
Subscription Agreements
On July 14, 2021, concurrently with the execution of the Merger Agreement, RTPY entered into subscription agreements with the Sponsor Related PIPE Investor, pursuant to which the Sponsor Related PIPE Investor subscribed for shares of Class A Common Stock in connection with the PIPE Investment. The Sponsor Related PIPE Investor, Reinvent Technology SPV II LLC, is a special purpose vehicle formed solely to invest in the PIPE Investment and received 7,500,000 shares of Class A Common Stock for a purchase price of $75,000,000. In addition, certain directors and officers of RTPY, including Mr. Thompson, have economic interests in the Sponsor Related PIPE Investor and our board observer, Mr. Hoffman, has an economic interest in the Sponsor Related PIPE Investor. The PIPE Investment was consummated substantially concurrently with the Closing of the Merger.
Sponsor Agreement
On July 14, 2021, RTPY entered into the Sponsor Agreement with the Sponsor and Legacy Aurora, pursuant to which the parties thereto agreed, among other things, that (i) in the event that more than 22.5% of the outstanding RTPY Class A ordinary shares were redeemed, and the Sponsor, any affiliate of the Sponsor or any other person arranged by the Sponsor had not provided backstop or alternative financing to replace such redemptions above the 22.5% threshold, the Sponsor would forfeit a number of RTPY Class B ordinary shares then owned by the Sponsor immediately before the Domestication, (ii) subject to the forfeiture (if any) described in the immediately preceding clause, shares held by the Sponsor as of the Domestication would be subject to certain vesting and lock-up terms, (iii) the Sponsor agreed to exercise all of its Private Placement Warrants for cash or on a “cashless basis” on or prior to the date upon which Aurora elects to redeem the Public Warrants in accordance with the Warrant Agreement, if the last reported sales price of the Class A Common Stock for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given exceeds $18.00 per share (subject to certain adjustments) and (iv) the Sponsor will have certain rights with respect to board representation of Aurora. A total of 17,434,414 Class B ordinary shares were forfeited by the Sponsor in accordance with the terms of the Sponsor Agreement.
Sponsor Support Agreement
On July 14, 2021, in connection with the execution of the Merger Agreement, RTPY, each of the directors (other than Karen Francis, who has recused herself from discussions of the RTPY Board about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination) and officers of RTPY, the Sponsor and Legacy Aurora entered into the Sponsor Support Agreement, a copy of which is included as an exhibit to the Registration Statement. Pursuant to the Sponsor Support Agreement, the Sponsor and each of the directors (other than Ms. Francis, who has recused herself from discussions of the RTPY Board about the proposed Business Combination and voting as a director on matters related to the proposed Business Combination) and officers of RTPY agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement. The Sponsor Support Agreement terminated upon the Closing of the Merger.
Support Services Agreement
On March 15, 2021, RTPY entered into the Support Services Agreement which provided that, commencing on the date that RTPY’s securities are first listed on Nasdaq through the earlier of consummation of the initial business combination and liquidation, RTPY will pay support services fees to Reinvent Capital LLC (“Reinvent Capital”) that total $1,875,000 per year for support and administrative services, as well as reimburse Reinvent Capital for any out-of-pocket expenses it incurs in connection with providing services or for office space under the Support Services Agreement. The services fees and reimbursable expenses were fully paid to and reimbursed to Reinvent Capital at the Closing of the Merger and the Support Services Agreement terminated upon the Closing of the Merger.
Aurora Related Person Transactions
Subscription Agreements
In connection with the execution of the Merger Agreement, RTPY and the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors subscribed for, collectively, 100,000,000 shares of Class A Common Stock, at $10.00 per share for an aggregate purchase price of $1,000,000,000. The PIPE Investment was consummated substantially concurrently with the Closing of the Merger.
Registration Rights Agreement
At the Closing of the Merger, the Company, RTPY and the Sponsor entered into the Registration Rights Agreement with certain affiliates of the Sponsor and certain stockholders of Aurora named therein, which provides for customary “demand” and “piggyback” registration rights for certain stockholders. See “Description of Capital Stock—Registration Rights,” for more information.
Transactions with Amazon
Amazon.com NV Investment Holdings LLC (“Amazon”) is a beneficial owner of more than 5% of Aurora’s Class B Common Stock. In 2020, Aurora spent an aggregate of approximately $0.8 million with affiliates of

Amazon for the online purchase of goods and for general cloud services and related tools. In 2021, Aurora spent an aggregate of approximately $38.7 million with affiliates of Amazon for the online purchase of goods and for general cloud services and related tools. In 2022, Aurora spent an aggregate of approximately $57.8 million with affiliates of Amazon for the online purchase of goods, for general cloud services and related tools, and for labeling services and the process and project management thereof. Between January 1, 2023 and February 15, 2023, Aurora spent an aggregate of approximately $4.8 million with affiliates of Amazon for the online purchase of goods, for general cloud services and related tools, and for labeling services.
Collaboration Agreement with Toyota
In conjunction with the acquisition of Apparate in January 2021, Legacy Aurora entered into a collaboration framework agreement with Toyota Motor Corporation (“Toyota”), which beneficially owns more than 5% of Aurora’s Class A Common Stock, with the intention of deploying the Aurora Driver into a fleet of Toyota Sienna vehicles, subject to further agreement of a collaboration project plan that was signed in August 2021 (the “Project Plan”). The Project Plan was subsequently amended pursuant to a series of amendments between August 2021 to June 2022. In the twelve months ended December 31, 2022 and 2021, the Company received payments of $100 million and $50 million, respectively, under the Project Plan with Toyota.
Master Subscription Agreement with Workday
In April 2021, the Company entered into a Master Subscription Agreement and related ancillary agreements (the “Workday Agreements”) with Workday for the provision of cloud based software solutions. Carl Eschenbach, a member of our Board, serves as a director of Workday and was appointed co-Chief Executive Officer of Workday in December 2022. The Workday Agreements provide for payment obligations of approximately $2.5 million between April 2021 and April 2024. Aurora paid approximately $0.8 million and $0.8 million under the Workday Agreements during the years ended December 31, 2021 and 2022, respectively.
Transactions with Uber
In February 2022, the Company entered into a Master Services Agreement, a Statement of Work No. 1 (the “Uber Labeling SOW”) and other ancillary agreements with Uber in connection with the management of the Company’s outsourced data labeling services. The Uber Labeling SOW was renewed and amended in January 2023, with an increased hourly rate in response to local labor markets where the labeling services are performed. For the year ended December 31, 2022, the Company paid approximately $9.8 million to Uber under these agreements. Year to date in 2023, the Company has paid approximately $1.2 million to Uber under these agreements.
In connection with the Apparate Merger Agreement, during the year ended December 31, 2021, the Company paid approximately $47.0 million to Uber for an acquired liability relating to services provided to Apparate prior to Legacy Aurora’s acquisition of Apparate and approximately $7.1 million for severance payments made by Uber to former Apparate employees. During the year ended December 31, 2022, the Company also received reimbursements in the amount of approximately $12.8 million for withholding tax payments for equity compensation for former employees of Apparate. In addition, payments of approximately $4.4 million and $0.4 million were made to Uber during the years ended December 31, 2021 and 2022, respectively, under the Transition Services Agreement with Uber.
Agreements with Employees, Directors and Officers
Employment Compensation
Sterling Anderson served as a director and employee of Legacy Aurora and serves as a director and employee of the Company. In his capacity as an employee of Legacy Aurora, Mr. Anderson received approximately $330,000 and $355,000 in annual salary and a cash bonus payment of $41,250 and $108,000 earned during the years ended December 31, 2020 and 2021, respectively. In his capacity as an employee of Aurora, during the year ended December 31, 2022, Mr. Anderson received approximately $360,000 in annual salary and 371,594 restricted stock units with an aggregate grant date fair value of $1,478,944.

James Andrew Bagnell served as a director and employee of Legacy Aurora, served as a director of the Company until January 2022, and currently serves as an employee of the Company. In his capacity as an employee of Legacy Aurora, Mr. Bagnell received approximately $330,000 and $340,000 in annual salary and a cash bonus payment of $41,250 and $102,000 during the years ended December 31, 2020 and 2021, respectively. In his capacity as an employee of Aurora, during the year ended December 31, 2022, Mr. Bagnell received approximately $359,000 in annual salary and 297,275 restricted stock units with an aggregate grant date fair value of $1,183,155.
Marco Volpi, son of Michelangelo Volpi, a member of our Board, has been employed by Aurora since March 2022. In his capacity as an employee of Aurora, Marco Volpi received approximately $100,000 in salary during the year ended December 31, 2022, and 31,186 restricted stock units with an aggregate grant date fair value of $127,507, and a cash bonus payment of $20,000.
Director and Officer Indemnification
Legacy Aurora’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Aurora entered into indemnification agreements with each of its directors and William Mouat, executive officer of Legacy Aurora. Following the Business Combination, these agreements were replaced with new indemnification agreements for each post-Closing director and executive officer of Aurora. For additional information, see “Description of Capital Stock—Limitations of Liability and Indemnification.”
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our non-employee directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.
The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement (commercial, corporate, or otherwise). In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

Lock-Up Agreements
At the Closing, Aurora and the Major Company Equityholders (as defined in the Merger Agreement) entered into the Lockup Agreements. The Major Company Equityholders include, among others, Chris Urmson, Sterling Anderson and Drew Bagnell.
The Lockup Agreements contain certain restrictions on transfer with respect to shares of common stock held by the Major Company Equityholders immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of common stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Aurora outstanding immediately prior to the Closing (the “Lock-Up Shares”). Such restrictions began at the Closing and end in tranches of 25% of the Major Company Equityholders’ Lock-Up Shares at each of (i) November 3, 2022, (ii) November 3, 2023, (iii) November 3, 2024 and (iv) November 3, 2025. If the Company completes a transaction that results in a change of control, the Lock-Up Shares are released from restriction immediately prior to such change of control.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages, and positions of our executive officers and directors as of February 10, 2023:

Name	Age	Position
Executive Officers
Chris Urmson	46	Chief Executive Officer and Director
Ossa Fisher	45	President
Richard Tame	45	Chief Financial Officer
Nolan Shenai	39	General Counsel and Secretary
Employee Directors
Sterling Anderson	39	Director
Non-Employee Directors
Reid Hoffman(3)	55	Director
Dara Khosrowshahi(3)	53	Director
Michelangelo Volpi(1)(2)	56	Director
Carl Eschenbach(1)(3)	56	Director
Brittany Bagley(1)(2)	39	Director
Claire Hughes Johnson(2)	50	Director
__________________
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.
(3)Member of the Nominating and Governance Committee.
Executive Officers
Chris Urmson. Mr. Urmson is a co-founder of Aurora and has served as Chief Executive Officer and a director on the Board at Aurora since its formation in 2017. Prior to founding Aurora, Mr. Urmson helped build Google’s self-driving program from 2009 to 2016 and served as Chief Technology Officer of the group. Mr. Urmson has over 15 years of experience leading automated vehicle programs. He was the Director of Technology for Carnegie Mellon’s DARPA Grand and Urban Challenge Teams, which placed second and third in 2005, and first in 2007. Mr. Urmson earned his Ph.D. in Robotics from Carnegie Mellon University and his BEng in Computer Engineering from the University of Manitoba. Mr. Urmson currently serves on Carnegie Mellon’s School of Computer Science Dean’s Advisory Board. Mr. Urmson also currently serves on the board of directors for Edge Case Research, a company working to assure the safety of autonomous systems for real world deployment. Additionally, he is on the Veoneer Technical Advisory Board and the Shell New Energies External Advisory Board. Mr. Urmson has authored over 50 publications and is a prolific inventor. We believe Mr. Urmson is qualified to serve on our Board, given his extensive technical and leadership experience in the self-driving sector, and the unique perspective he brings as one of Aurora’s co-founders and current Chief Executive Officer.
Ossa Fisher. Ms. Fisher has served as our President since February 2023. Prior to joining Aurora, Ms. Fisher served as the President and Chief Operating Officer of Istation, Inc., an e-learning platform, from 2019 to 2022, and previously served as Istation’s Chief Operating Officer from 2017 to 2018 and Chief Marketing Officer from 2015 to 2017. Prior to joining Istation, Ms. Fisher was the Senior Vice President of Strategy and Analytics at global dating leader, Match.com, where she served since May 2013. Ms. Fisher has a broad range of expertise in technology and media, including more than ten years in the Technology, Media and Telecom practices of both Bain & Company, where she was employed from 2004 to 2013, and Goldman, Sachs & Co., from 1999 to 2002. Ms. Fisher holds a B.A. in Economics from Yale University, an M.A. in Education from Stanford University and an MBA from Stanford Graduate School of Business.

Richard Tame. Mr. Tame has served as our Chief Financial Officer since December 2021 and as our Vice President of Finance from June 2020 to December 2021. Mr. Tame has more than 22 years of experience working in finance and public accounting. Prior to joining Aurora, from April 2019 to June 2020, Mr. Tame was a Senior Director of Finance at Lyft, Inc. He was responsible for building and leading the team, providing financial support for Lyft’s insurance, payments and cloud computing spend, its R&D departments and its self-driving business, Lyft Level 5. From May 2015 to April 2019, Mr. Tame was Global Head of Finance, Data Center Infrastructure, at Facebook, Inc., where he led finance for a complex, rapidly growing and capital-intensive business. Mr. Tame has also previously worked in finance roles at leading global technology and transportation companies –at Microsoft, Inc. from May 2014 to May 2015, Amazon.com, Inc. where he worked at AWS from October 2012 to May 2014, RBS Aviation Capital Ltd. in Dublin, Ireland from October 2010 to October 2011, American Beacon Advisors Inc. from April 2007 to May 2009, American Airlines, Inc. from October 2005 to April 2007, British Airways plc from November 2001 to May 2005, and Deloitte & Touche LLP from September 1998 to November 2001. From October 2011 to September 2012, Mr. Tame provided consulting services to aircraft leasing companies, airlines and their investors as an independent consultant. Hailing from England, Mr. Tame holds a BSc (Hons) degree in Statistics from Newcastle University, Newcastle Upon Tyne, UK and is a UK Chartered Accountant (ACA) and Chartered Tax Advisor (CTA). Mr. Tame’s extensive knowledge of finance strategy and operations in the technology and transportation industries, including self-driving technology, has uniquely positioned him for his current role at the Company.
Nolan Shenai. Mr. Shenai has served as our General Counsel and Secretary since October 2022 and also served as our interim General Counsel from June 2022 to October 2022 and as our Deputy General Counsel from August 2020 to June 2022. From August 2018 to August 2020, Mr. Shenai was Managing Counsel at Waymo LLC, an autonomous driving technology company. Prior to that, from November 2014 to August 2018, he served as Corporate Counsel at Jaguar Land Rover North America, LLC. Mr. Shenai has also been an Adjunct Professor at the University of Pennsylvania since August 2020. Mr. Shenai holds a BA from the University of Pennsylvania, a M.Litt from the University of St. Andrews and a JD from Vanderbilt University. Over the last decade, Mr. Shenai has led some of the most formative transactions in the AV space in his roles with Jaguar Land Rover, Waymo and Aurora.
Board of Directors
Employee Directors
Sterling Anderson. Mr. Anderson was a co-founder of Aurora and has served as its Chief Product Officer and a director on its Board since its formation in 2017. Mr. Anderson has spent over 13 years leading advanced vehicle programs. Prior to founding Aurora, Mr. Anderson led the design, development, and launch of the award-winning Tesla Model X, and led the team that delivered Tesla Autopilot. In the late 2000s, he developed MIT’s Intelligent Co-Pilot, a shared autonomy framework that paved the way for broad advances in cooperative control of human-machine systems. Mr. Anderson holds multiple patents and over a dozen publications in autonomous vehicle systems, and an MS and PhD from MIT. We believe Mr. Anderson is qualified to serve on our Board because of his deep experience in the self-driving industry, strong technical knowledge and the unique perspective he brings as a co-founder of Aurora.
Non-Employee Directors
Reid Hoffman. Mr. Hoffman has served as a director on our Board since January 2018. Mr. Hoffman is a co-founding member of Reinvent Capital. He co-founded LinkedIn, served as its founding Chief Executive Officer, and served as its Executive Chairman until the company’s acquisition by Microsoft for $26.2 billion. Early in his career, he was Chief Operating Officer and Executive Vice President and served on the founding board of directors of PayPal. Mr. Hoffman is a Partner at Greylock (joining Greylock in 2009), a leading Silicon Valley venture capital firm, where he focuses on investing in technology products that can reach hundreds of millions of people. He also serves on the board of directors of Microsoft and Joby Aviation and as a director or observer for a number of private companies including Blockstream, Coda, Convoy, Entrepreneur First, Nauto, and Neeva. He is also expected to serve as a board observer of RTPX upon the completion of its initial public offering. Additionally, Mr. Hoffman serves on ten not- for-profit boards, including OpenAI, Kiva, Endeavor, CZ Biohub, Berggruen Institute, Research

Bridge Partners, Lever for Change, New America, Transformation of the Human, and Opportunity @ Work. Mr. Hoffman also served on the Visiting Committee of the MIT Media Lab. Over the years, Mr. Hoffman has made early investments in over 100 technology companies, including companies such as Facebook, Ironport, and Zynga. He is the co-author of Blitzscaling: The Lightning-Fast Path to Building Massively Valuable Companies and two New York Times best-selling books: The Start-up of You and The Alliance. He also hosts the podcast Masters of Scale. Mr. Hoffman earned a master’s degree in philosophy from Oxford University, where he was a Marshall Scholar, and a bachelor’s degree with distinction in symbolic systems from Stanford University. Mr. Hoffman has an honorary doctorate from Babson College and an honorary fellowship from Wolfson College, Oxford University. Mr. Hoffman has received a number of awards, including the Salute to Greatness from the Martin Luther King Center. We believe Mr. Hoffman is qualified to serve on our Board because of his extensive leadership and investing experience in the technology industry and knowledge of high-growth companies.
Dara Khosrowshahi. Mr. Khosrowshahi has served as a director on our Board since January 2021. Mr. Khosrowshahi has served as the Chief Executive Officer of Uber and as a member of Uber’s board of directors since September 2017. Prior to joining Uber, Mr. Khosrowshahi served as President and Chief Executive Officer of Expedia, Inc., an online travel company, from August 2005 to August 2017. From August 1998 to August 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2002 to January 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Expedia Group. Mr. Khosrowshahi previously served as a member of the supervisory board of trivago, N.V., a global hotel search company, from December 2016 to September 2017, and previously served on the board of directors for the following companies: The New York Times Company, a news and media company, from May 2015 to September 2017, and TripAdvisor, Inc., an online travel company, from December 2011 to February 2013. Mr. Khosrowshahi holds a B.S. from Brown University. We believe Mr. Khosrowshahi is qualified to serve on our Board because of his operational and leadership experience in the technology industry and knowledge of the mobility space.
Michelangelo Volpi. Mr. Volpi has served as a director on our Board since January 2018. Mr. Volpi has served as General Partner at Index Ventures since July 2009. Mr. Volpi joined Index to help establish the firm’s San Francisco office. He invests primarily in infrastructure, open-source, and artificial intelligence companies. Mr. Volpi is currently serving on the boards of Arthur AI, Cockroach Labs, Cohere, Confluent, Covariant, Hebbia, Kong, Sonos, Starburst, Temporal, and Wealthfront, among others. He was previously a director of Blue Bottle Coffee, Elastic, Fiat Chrysler Automobiles, Hortonworks, and Zuora. Mr. Volpi held several executive positions prior to Index, including Chief Strategy Officer and SVP/GM of Cisco’s routing business. While at Cisco, he managed a P&L in excess of $10 billion in revenues, and his team was responsible for the acquisition of over 70 companies, some of which were multi-billion deals. Mr. Volpi has a B.S. in mechanical engineering and an M.S. in manufacturing systems engineering from Stanford, and an M.B.A. from the Stanford Graduate School of Business. He currently serves on the Global Advisory Board of Stanford’s Knight Hennessy Scholars program. We believe Mr. Volpi is qualified to serve as a member of our Board due to his extensive experience in senior leadership positions at technology and other companies.
Carl M. Eschenbach. Mr. Eschenbach has served as a director on our Board since March 2019. Mr. Eschenbach has been the co-CEO of Workday, Inc. since December 2022 and has also been a venture partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016. Prior to joining Sequoia Capital, Mr. Eschenbach spent 14 years at VMware, Inc., a global virtual infrastructure software provider, most recently as its President and Chief Operating Officer, a role he held from December 2012 to March 2016. Mr. Eschenbach served as VMware’s Co-President and Chief Operating Officer from April 2012 to December 2012, as Co-President, Customer Operations from January 2011 to April 2012, and as Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Mr. Eschenbach currently serves on the board of directors of UiPath, Inc., Zoom Video Communications, Inc., Snowflake, Inc., Workday, Inc., and Palo Alto Networks, Inc., as well as several private companies. Mr. Eschenbach holds an Electronics Technician diploma from DeVry University. We believe Mr. Eschenbach is qualified to serve on our Board because of his operational and sales experience in the technology industry and knowledge of high-growth companies.
Brittany Bagley. Ms. Bagley has served as a director on our Board since July 2021. Ms. Bagley has served as the Chief Financial Officer and Chief Business Officer for Axon Enterprise, Inc. since September 2022. Before that, she served as Chief Financial Officer of Sonos, Inc. from April 2019 to August 2022, and served on their board of directors from September 2017 to April 2019 where she was chair of the Compensation Committee. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A., Magna Cum Laude, from Brown University. We believe Ms. Bagley is qualified to serve on our Board because of her financial knowledge and leadership experience in the technology industry.
Claire Hughes Johnson. Ms. Hughes Johnson has served as a director on our Board since January 2022. She currently serves as a corporate officer and advisor for the global financial technology company Stripe, where she has spent the last 7 years on the executive team. Ms. Hughes Johnson served as Chief Operating Officer at Stripe from October 2014 to April 2021, where she helped Stripe grow from under 200 employees to more than 5,000 and from 10s of millions in revenue to billions. At various times, she led business operations, sales, marketing, customer support, risk and all of the people functions, including workplace and real estate. Ms. Hughes Johnson also currently serves on the boards of directors of the customer relationship management platform HubSpot, the renewable energy company Ameresco, and the multi-platform magazine The Atlantic. Prior to joining Stripe, Ms. Hughes Johnson spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the Vice President responsible for Adwords mid-market revenue globally, Google Offers sales, product and engineering and the business, operations and product teams of their self-driving car project. Ms. Hughes Johnson earned a bachelor’s degree with honors from Brown University and an M.B.A. from the Yale School of Management. She has previously served on the board of Hallmark Cards, Inc. and is also a trustee and President of the board of the K-12 independent school Milton Academy. We believe Ms. Hughes Johnson is qualified to serve on our Board because of her operational and leadership experience in the technology industry.
Family Relationships
There are no family relationships among any of the executive officers or directors of the Company.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. The full text of the Aurora’s code of business conduct and ethics are posted on the investor relations page on our website at ir.aurora.tech. We will disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act.
Board of Directors
Aurora’s business and affairs are managed under the direction of the Board. The Board consists of eight (8) directors. The number of directors is fixed by the Board, subject to the terms of our Certificate of Incorporation and Bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Classified Board of Directors
We adopted our Certificate of Incorporation on November 3, 2021. Our Certificate of Incorporation provides that the Board is divided into three classes with staggered three-year terms. Only one Class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•the Class I directors are Chris Urmson and Sterling Anderson, and their terms will expire at the annual meeting of stockholders to be held in 2025;
•the Class II directors are Michelangelo Volpi, Carl Eschenbach and Dara Khosrowshahi, and their terms will expire at the annual meeting of stockholders to be held in 2023; and
•the Class III directors are Reid Hoffman, Brittany Bagley and Claire Hughes Johnson, and their terms will expire at the annual meeting of stockholders to be held in 2024.
The Certificate of Incorporation provides that any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each Class will consist of one-third of the directors. The classification of the Board with staggered three-year terms may have the effect of delaying or preventing changes in control of the Company. See “Description of Capital Stock –Anti-Takeover Provisions”.
Director Independence
Our Class A Common Stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Mr. Hoffman, Mr. Khosrowshahi, Mr. Volpi, Mr. Eschenbach, Ms. Bagley and Ms. Hughes Johnson, representing six of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Chris Urmson is not considered an independent director because of his position as our Chief Executive Officer. Sterling Anderson is not considered an independent director because of his position as our Chief Product Officer.
In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”
Audit Committee
Our audit committee consists of Brittany Bagley, Carl Eschenbach and Michelangelo Volpi. Our Board has determined that each of the members of the audit committee meet the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and also meet the financial literacy requirements of the listing standards of Nasdaq.
Brittany Bagley serves as the chair of the audit committee. Our Board has determined that Ms. Bagley qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities

Act. In making this determination, our Board considered Ms. Bagley’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.
Our audit committee is responsible for the following duties, among others:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable.
Compensation Committee
Our compensation committee consists of Michelangelo Volpi, Brittany Bagley and Claire Hughes Johnson, with Michelangelo Volpi serving as chairperson. Our Board has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
Our compensation committee is responsible for the following duties, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Aurora Innovation Board regarding the compensation of our Chief Executive Officer;
•reviewing and setting or making recommendations to the Board regarding the compensation of our other executive officers;
•making recommendations to the Board regarding the compensation of our directors;
•reviewing and approving or making recommendations to the Board regarding our incentive compensation and equity-based plans and arrangements; and
•appointing and overseeing any compensation consultants.
Our compensation committee operates under a written charter and will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Reid Hoffman, Carl Eschenbach and Dara Khosrowshahi, with Reid Hoffman serving as chairperson. Our Board has determined that our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq.
Our nominating and corporate governance committee is responsible for the following duties, among other things:
•identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
•recommending to the Board the nominees for election to the Board at annual meetings of our stockholders;
•overseeing an evaluation of the Board and its committees; and
•developing and recommending to the Board a set of corporate governance guidelines.
The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our Board or compensation committee.

EXECUTIVE COMPENSATION
Emerging Growth Company Status
We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. As a result, we are permitted to and rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included compensation information for only our principal executive officer and our two next most highly compensated executive officers serving at fiscal year-end and have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table for 2022 and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.
Our named executive officers, consisting of our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer), as of December 31, 2022, were:
•Chris Urmson—Chief Executive Officer
•Richard Tame—Chief Financial Officer
•Nolan Shenai—General Counsel and Secretary
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt could vary significantly from Aurora’s historical practices and currently planned programs summarized in this discussion.
Named Executive Officers Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2022 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Chris Urmson	2022	398,654	—	3,452,089	—	3,850,743
Chief Executive Officer	2021	330,000	99,000	—	—	429,000
Richard Tame	2022	448,269	—	792,116	139,151	1,379,536
Chief Financial Officer	2021	358,462	158,000	—	—	516,462
Nolan Shenai	2022	333,108	—	376,511	69,575	779,194
General Counsel
__________________
(1)The vesting terms of the award are set forth in the “Outstanding Equity Awards at Fiscal 2022 Year End” table below.
Narrative Disclosure to Named Executive Officers Summary Compensation Table
For 2022, the compensation program for Aurora’s named executive officers consisted of base salary and incentive compensation delivered in the form of restricted stock units and stock options.
Base Salary
Base salaries are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Base salaries are reviewed annually, typically in connection with Aurora’s annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In March 2022, the base salary of Mr. Urmson was increased from $330,000 to $400,000 and the base salary of Mr. Tame was increased from

$360,000 to $450,000, in each case effective January 1, 2022. In connection with his appointment as our General Counsel and Secretary, Mr. Shenai’s base salary was increased to $400,000.
Cash Incentives
Aurora’s named executive officers are each eligible for a bonus targeted at a specified percentage of their salary. The Company’s cash bonus program covering the year ending December 31, 2022, is a milestone-based program with a performance period extending into the year ending December 31, 2023. Funding of the bonus pool is tied to the level of achievement of the Company’s Feature Complete product milestone, which is expected to be achieved by the end of the first quarter of the fiscal year ending December 31, 2023. No bonuses have been earned by Aurora’s named executive officers with respect to the year ended December 31, 2022. We expect that any bonuses paid to our named executive officers with respect to the Company’s Feature Complete product milestone program will be paid with reference to the annual bonus targets of 40% of each named executive officer’s annual base salary for the year ending December 31, 2022.
Restricted Stock Unit and Stock Option Awards
In March 2022, Mr. Urmson received two RSU awards, and Mr. Tame received three RSU awards. In April 2022, Mr. Shenai received an RSU award. In August 2022, Messrs. Tame and Shenai both received an RSU and stock option award. All RSU and stock option awards are subject to the 2021 Plan and the form of award agreement approved thereunder. The vesting terms of the award is set forth in the “Outstanding Equity Awards at Fiscal 2022 Year End” table below.
Employee Incentive Compensation Plan
The Employee Incentive Compensation Plan, or the Incentive Compensation Plan, was adopted in connection with the Merger and became effective upon the Closing of the Merger. Our Incentive Compensation Plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Incentive Compensation Plan, our compensation committee, in its sole discretion, establishes a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Outstanding Equity Awards at Fiscal 2022 Year End
The following table presents information regarding outstanding equity awards held by Aurora’s named executive officers as of December 31, 2022:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Chris Urmson	3/15/2022	—	—		—	—	115,648	(1)	139,934
	3/15/2022	—	—		—	—	289,120	(2)	349,835
Richard Tame	7/15/2020	407,031	244,221	(3)	1.46	7/15/2030	—		—
	3/15/2022	—	—		—	—	60,302	(4)	72,965
	3/15/2022	—	—		—	—	66,084	(5)	79,962
	3/15/2022	—	—		—	—	5,782(	(6)	6,996
	8/9/2022	—	—		—	—	109,052	(7)	131,953
	8/9/2022	—	109,052	(8)	2.44	8/9/2032
Nolan Shenai	2/1/2021	174,118	124,372	(9)	3.67	2/1/2031	—		—
	4/30/2022	—	—		—	—	46,436	(10)	56,188
	8/9/2022	—	—		—	—	54,526	(7)	65,976
	8/9/2022	—	54,526	(8)	$2.440	8/9/2032
__________________
(1)2/5th of the shares subject to the award vested on May 20, 2022, and 1/5th of the shares is scheduled to vest on each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(2)1/4th of the shares subject to the award are scheduled to vest on May 20, 2023, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(3)1/4th of the shares subject to the option vested on June 8, 2021 and 1/48th of the shares subject to the option vest each month thereafter, subject to continued service with Aurora through the applicable vesting date.
(4)1/4th of the shares subject to the award vest on May 20, 2024, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(5)1/4th of the shares subject to the award vest on May 20, 2025, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(6)1/4th of the shares subject to the award vest on May 20, 2026, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(7)The shares subject to the award vest on August 20, 2023, subject to continued service with Aurora through the applicable vesting date.
(8)The shares subject to the option vest on August 20, 2023, subject to continued service with Aurora through the applicable vesting date.
(9)1/4th of the shares subject to the option vested on August 3, 2021, and 1/48th of the shares subject to the option vest each month thereafter, subject to continued service with Aurora through the applicable vesting date.
(10)1/16th of the shares subject to the option vest on May 20, 2022 and each of the 15 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(11)This amount reflects the fair market value of Aurora’s common stock of $1.21 per share as of December 31, 2022, multiplied by the amount shown in the column for Number of Shares of Stock That Have Not Vested.
Employment Arrangements with Named Executive Officers
Chris Urmson
In March 2022, Mr. Urmson entered into a confirmatory employment letter with Aurora. The confirmatory employment letter has no specific term and provides for at-will employment. Pursuant to the confirmatory employment letter, Mr. Urmson’s current annual base salary is $400,000, and his annual target bonus is 40% of his annual base salary.
Richard Tame
In March 2022, Mr. Tame entered into a confirmatory employment letter with Aurora. The confirmatory employment letter has no specific term and provides for at-will employment. Pursuant to the confirmatory employment letter, Mr. Tame’s current annual base salary is $450,000, and his annual target bonus is 40% of his annual base salary.
Nolan Shenai
In December 2022, Mr. Shenai entered into an employment agreement with Aurora in connection with his appointment as General Counsel and Secretary. The employment letter has no specific term and provides for at-will employment. Pursuant to the employment letter, Mr. Shenai’s current annual base salary is $400,000, and his annual target bonus is 40% of his annual base salary
Benefits and Perquisites
Aurora provides benefits to its named executive officers on the same basis as provided to all of its employees, including group life and disability insurance and travel insurance. Aurora does not maintain any executive-specific benefit or perquisite programs.
Potential Payments upon Termination or Change in Control
Aurora does not have a formal plan with respect to severance benefits payable to its named executive officers and other key employees. From time to time, Aurora granted equity awards to, or entered into offer letters with, certain key employees that provide for severance benefits or accelerated vesting of equity awards in the event such key employee’s employment was involuntarily terminated. The named executive officers did not enter into such arrangements.
Retirement Benefits
We maintain a tax-qualified retirement savings plan, or the 401(k) plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. Participants in our 401(k) plan are able to defer up to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. The named executive officers did not receive matching or profit-sharing contributions in 2022. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
Director Compensation
Our Outside Director Compensation Policy provides for the compensation of our non-employee directors for their service as director. The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer
Base Director Fee	$60,000
Additional Chairperson Fee
Chair of the Audit Committee	$25,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$10,000
Under our Outside Director Compensation Policy, each non-employee director upon first becoming a non-employee director automatically receives an initial award of restricted stock units having a value of $225,000, or the Initial Award. Non-employee directors who first became a non-employee director prior to the Registration Date were granted an Initial Award on the date of our first registration of shares on a Form S-8 Registration Statement, or the Registration Date. The Initial Award will vest annually over three years, subject to continued service through the vesting date. On the date of each annual meeting of our stockholders, each non-employee director automatically receives an annual restricted stock unit award having a value of $225,000, effective on the date of each annual meeting of stockholders, or an Annual Award. The Annual Award will vest on the earlier of one year following the grant date or the next annual meeting of stockholders, subject to continued service through the vesting date. All awards under the Outside Director Compensation Policy accelerate and vest upon a change in control.
Director Compensation for Fiscal 2022
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our Board, for the fiscal year ended December 31, 2022. Directors who are also our employees receive no additional compensation for their service as directors. During 2022, Mr. Urmson was an employee and executive officer of the company and therefore, did not receive compensation as a director. See “—Named Executive Officers Summary Compensation Table” and “—Narrative Disclosure to Named Executive Officers Summary Compensation Table” for additional information regarding Mr. Urmson’s compensation.

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)	Total ($)
Brittany Bagley	85,000	199,250	284,250
Carl Eschenbach	60,000	199,250	259,250
Reid Hoffman	70,000	199,250	269,250
Claire Hughes Johnson(1)	58,000	367,725	425,725
Dara Khosrowshahi(2)	—	—	—
Michelangelo Volpi(2)	—	—	—
__________________
(1)Claire Hughes Johnson joined our board of directors on January 13, 2022.
(2)Declined compensation under the Outside Director Compensation Policy.
The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2022:

Name	Number of Shares Underlying Outstanding Stock Awards
Brittany Bagley	142,540
Carl Eschenbach	52,992
Reid Hoffman	52,992
Claire Hughes Johnson	95,429

PRINCIPAL AND SELLING SECURITYHOLDERS
The following table sets forth:
•the beneficial ownership of our capital stock as of February 10, 2023 (unless otherwise specified), as adjusted to reflect the Class A Common Stock that may be sold from time to time pursuant to this prospectus, for: (i) each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of outstanding Class A Common Stock or Class B Common Stock; (ii) each of our named executive officers and directors; and (iii) all of our executive officers and directors as a group.
•certain information concerning the shares of Class A Common Stock and Private Placement Warrants that may be offered from time to time by each Selling Stockholder under this prospectus.
This prospectus relates to the resale of up to 399,468,805 shares of Class A Common Stock, consisting of (i) up to 100,000,000 PIPE shares; (ii) up to 4,029,344 shares of Affiliate Class A Stock; (iii) up to 6,883,086 shares of Sponsor Stock; and (iv) up to 288,556,375 Registration Rights Shares.
The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 12,218,750 shares of Class A Common Stock upon the exercise of the Public Warrants, each of which is also covered by this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC (except as described in footnote (1) to the table below) and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222.

	Common Stock Beneficially Owned Prior to Offering(1)						Common Stock Beneficially Owned After Offering(1)					Private Placement Warrants
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	% of Class B Common Stock Beneficially Owned	% of Total Voting Power Prior to Offering**	Number of shares of Class A Common Stock Registered for Sale Hereby	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	% of Class B Common Stock Beneficially Owned	% of Total Voting Power After Offering**	Number Beneficially Owned Prior to Offering	% Beneficially Owned Prior to Offering	Number of Warrants Registered for Sale Hereby	Number Beneficially Owned After Offering	% Beneficially Owned After Offering
Greater than 5% Holders
Neben Holdings LLC(2)	300,936,375	39.4%	—	—	6.2%	300,936,375	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Sequoia Capital(3)	500,000	*	35,239,761	8.6%	7.3%	35,739,761	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Greylock(4)	—	—	28,193,946	6.9%	5.8%	28,193,946	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Index Ventures(5)	500,000	*	37,911,648	9.3%	7.8%	38,411,648	—	—	—	—	—	—	—	—	—	—
Amazon.com NV Investment Holdings LLC(6)	—	—	35,239,761	8.6%	7.3%	35,239,761	—	—	—	—	—	—	—	—	—	—
Entities affiliated with T. Rowe Price Associates, Inc.(7)	54,210,463	7.1%	—	—	1.1%	48,927,106	5,283,357	*	—	—	*	—	—	—	—	—
Entities affiliated with Toyota Motor Corporation(8)	47,641,829	6.2%	—	—	1.1%	373,891	47,641,829	6.2%	—	—	1.0%	—	—	—	—	—
SoftBank Vision Fund (AIV M2) L.P.(9)	39,417,358	5.2%	—	—	*	—	39,417,358	5.2%	—	—	*	—	—	—	—	—
James Andrew Bagnell(10)	243,153	*	40,740,447	10.0%	8.4%	47,304,449	243,153	*	—	—	*	—	—	—	—	—
Named Executive Officers and Directors
Chris Urmson(11)	739,545	*	145,831,739	35.6%	30.0%	145,831,739	739,545	*	—	—	*	—	—	—	—	—
Richard Tame(12)	1,001,524	*	—	—	*	651,252	350,272	*	—	—	*	—	—	—	—	—
Nolan Shenai(13)	461,343	*	—	—	*	—	461,343	*	—	—	*	—	—	—	—	—
Sterling Anderson(14)	2,244,235	*	50,545,466	12.3%	10.5%	52,629,508	173,411	*	—	—	*	—	—	—	—	—
Claire Hughes Johnson(15)	95,429	*	—	—	*	—	95,429	*	—	—	*	—	—	—	—	—
Reid Hoffman(16)	8,610,727	1.1%	28,976,034	7.1%	6.1%	2,456,807	52,992	*	—	—	*	8,900,000	100%	8,900,000	—	—
Dara Khosrowshahi	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michelangelo Volpi	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Carl M. Eschenbach(17)	52,992	*	—	—	*	—	52,992	*	—	—	*	—	—	—	—	—
Brittany Bagley(18)	183,242	*	—	—	*	130,250	52,992	*	—	—	*	—	—	—	—	—
All directors and executive officers as a group (eleven individuals)	13,389,037	1.8%	225,353,239	55.1%	46.7%	201,699,556	1,978,976	*	—	—	*	—	—	—	—	—
Other Selling Securityholders
William Mouat(19)	3,442,814	*	—	—	*	3,442,814	—	—	—	—	—	—	—	—	—	—
Reinvent Sponsor Y LLC(20)	6,883,086	*	—	—	*	6,883,086	—	—	—	—	—	8,900,000	100%	8,900,000	—	—
Entities affiliated with Allen & Company LLC (21)	9,266,996	1.2%	—	—	*	1,000,000	8,266,996	1.1%	—	—	*	—	—	—	—	—
Entities affiliated with Baillie Gifford(22)	15,000,000	2.0%	6,578,060	1.6%	1.7%	21,578,060	—	—	—	—	—	—	—	—	—	—
CPP Investment Board PMI-3 Inc.(23)	2,500,000	*	5,873,275	1.4%	1.3%	8,373,275	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Fidelity(24)	5,000,000	*	5,873,273	1.4%	1.3%	10,873,273	—	—	—	—	—	—	—	—	—	—
Ghisallo Master Fund LP(25)	1,000,000	*	—	—	*	1,000,000	—	—	—	—	—	—	—	—	—	—
Hedosophia Group Limited(26)	5,200,000	*	—	—	*	5,200,000	—	—	—	—	—	—	—	—	—	—

	Common Stock Beneficially Owned Prior to Offering(1)						Common Stock Beneficially Owned After Offering(1)					Private Placement Warrants
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	% of Class B Common Stock Beneficially Owned	% of Total Voting Power Prior to Offering**	Number of shares of Class A Common Stock Registered for Sale Hereby	Number of Shares of Class A Common Stock Beneficially Owned	% of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	% of Class B Common Stock Beneficially Owned	% of Total Voting Power After Offering**	Number Beneficially Owned Prior to Offering	% Beneficially Owned Prior to Offering	Number of Warrants Registered for Sale Hereby	Number Beneficially Owned After Offering	% Beneficially Owned After Offering
Entities affiliated with Morgan Stanley(27)	15,000,000	2.0%	—	—	*	15,000,000	—	—	—	—	—	—	—	—	—	—
PACCAR Inc.(28)	1,000,000	*	—	—	*	1,000,000	—	—	—	—	—	—	—	—	—	—
Entities affiliated with PrimeCap (29)	10,450,000	1.4%	—	—	*	10,450,000	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Soros(30)	2,000,000	*	—	—	*	2,000,000	—	—	—	—	—	—	—	—	—	—
Volvo Autonomous Solutions AB(31)	500,000	*	—	—	*	500,000	—	—	—	—	—	—	—	—	—	—
XN Exponent Master Fund(32)	6,500,000	*	—	—	*	6,500,000	—	—	—	—	—	—	—	—	—	—
Reprogram med Interchange LLC(33)	1,000,000	*	—	—	*	1,000,000	—	—	—	—	—	—	—	—	—	—
TP Trading II LLC(34)	5,000,000	*	—	—	*	5,000,000	—	—	—	—	—	—	—	—	—	—
Michael Thompson(35)	430,000	*	1,174,642	*	*	430,000	—	—	—	—	—	—	—	—	—	—
Wai-Yen Lau	70,000	*	—	—	*	70,000	—	—	—	—	—	—	—	—	—	—
Anne-Marie Slaughter(36)	30,000	*	—	—	*	30,000	—	—	—	—	—	—	—	—	—	—
Colleen McCreary (37)	30,000	*	—	—	*	30,000	—	—	—	—	—	—	—	—	—	—
Karen Francis(38)	30,000	*	—	—	*	30,000	—	—	—	—	—	—	—	—	—	—
Katharina Borchert(39)	30,000	*	—	—	*	30,000	—	—	—	—	—	—	—	—	—	—
Workplay Ventures LLC(40)	600,000	*	—	—	*	600,000	—	—	—	—	—	—	—	—	—	—
MJP DT Holdings LLC(41)	400,000	*	—	—	*	400,000	—	—	—	—	—	—	—	—	—	—
__________________
*Less than 1%
**    Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. Each share of Class B Common Stock is entitled to ten votes per share and each share of Class A Common Stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section below titled “Description of Capital Stock.”
(1)The number of shares of Class A Common Stock reflect all shares of Class A Common Stock acquired or issuable to a Selling Securityholder pursuant to applicable award grants previously made irrespective of whether such grants are vested or convertible as of February 10, 2023 or will become vested or convertible within 60 days after February 10, 2023.
(2)Consists of 300,936,375 shares of Class A Common Stock held by Neben Holdings, LLC. Neben Holdings, LLC is a wholly owned indirect subsidiary of Uber Technologies, Inc., a publicly traded company. The registered address of Uber Technologies, Inc. is 1515 3rd Street, San Francisco, CA 94158.
(3)Consists of (i) 11,746,572 shares of Class B Common Stock held by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GF VIII”), (ii) 23,493,189 shares of Class B Common Stock held by Sequoia Capital Global Growth Fund III—Endurance Partners, L.P. (“GGF III”), (iii) 165,000 shares of Aurora Class A Common Stock held by GF VIII and (iv) 335,000 shares of Class A Common Stock held by GGF III. SC US (TTGP), Ltd. is (i) the general partner of SCGGF III–Endurance Partners Management, L.P., which is the general partner of GGF III, and (ii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GF VIII. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by the Sequoia Capital entities. The directors and stockholders of SC US (TTGP), Ltd. who participate in decisions to exercise voting and investment discretion with respect to GF VIII include Carl Eschenbach, a member of the Board. In addition, the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to GGF III are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, Messrs. Leone and Botha may be deemed to share voting and dispositive power with respect to the shares held by GGF III. Mr. Eschenbach expressly disclaims beneficial ownership of the shares held by the Sequoia Capital entities. The address for each of the Sequoia Capital entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(4)Consists of (i) 25,374,548 shares of Class B Common Stock held by Greylock 15 Limited Partnership (“Greylock 15”), (ii) 1,409,699 shares of Class B Common Stock held by Greylock 15 Principals Limited Partnership (“Greylock Principals”) and (iii) 1,409,699 shares of Class B Common Stock held by Greylock 15-A Limited Partnership (“Greylock 15-A”). Greylock 15 GP LLC (“Greylock LLC”), is the general partner of each of Greylock 15, Greylock Principals, and Greylock 15-A. Reid Hoffman, a member of the Board, Asheem Chandna, James Slavet, Donald Sullivan, and David Sze are the senior managing members of Greylock LLC. The managing members of Greylock LLC may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of the Class B Common Stock beneficially owned by Greylock 15, Greylock Principals, and Greylock 15-A. Each of the managing members of Greylock LLC disclaims beneficial ownership of all securities other than those he owns directly, if any, or by virtue of his indirect pro rata interest, as a managing member of Greylock LLC, in the Class B Common Stock owned by Greylock 15, Greylock Principals, and/or Greylock 15-A. The business address for each of these entities and individuals is 2550 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5)Consists of (i) 37,342,994 shares of Class B Common Stock held by Index Ventures Growth III (Jersey), L.P. (“Index Growth III”), (ii) 568,654 shares of Class B Common Stock held by Yucca (Jersey) SLP (“Yucca”), (iii) 492,500 shares of Class A Common Stock held by Index Growth III and (iv) 7,500 shares of Class A Common Stock held by Yucca. Index Venture Growth Associates III Limited (“IVGA III”) is the managing general partner of Index Growth III and may be deemed to have voting and dispositive power over the shares held by such fund. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and IVGA III may be deemed to have voting and dispositive power over its allocation of shares held by Yucca. The address of the entities mentioned in this footnote is 5th Floor, 44 Esplanade, St. Helier, Jersey JE1 3FG, Channel Islands.
(6)Consists of 35,239,761 shares of Class B Common Stock held by Amazon.com NV Investment Holdings LLC. Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon.com, Inc., a publicly traded company. The registered address of Amazon.com, Inc. is 410 Terry Avenue North, Seattle, WA 98109.
(7)Consists of 54,210,463 shares of Class A Common Stock beneficially owned by funds and accounts (severally and not jointly) that are advised or subadvised by T. Rowe Price Associates, Inc. (“TRPA”). TRPA, as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 100 East Pratt Street, Baltimore, MD 21202.
(8)Consists of (i) 47,348,178 shares of Class A Common Stock held by Toyota Motor Corporation, a publicly traded company, and (ii) 293,651 shares of Class A Common Stock held by Toyota A.I. Ventures Fund I, L.P. Toyota Motor Corporation has dispositive control over the shares held by Toyota A.I. Ventures Fund I, L.P. and may be deemed to beneficially own such shares. The business address for Toyota Motor Corporation is 4-7-1 Meieki, Nakamura-ku, Nagoya, Aichi 450-8171, Japan.
(9)Consists of 39,417,358 shares of Class A Common Stock held by SoftBank Vision Fund (AIV M2) L.P. (“SVF”). SVF GP (Jersey) Limited (“SVF GP”), is the general partner of SVF. SB Investment Advisers (UK) Limited (“SBIA UK”), has been appointed as alternative investment fund manager (“AIFM”), and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. SVF GP and SBIA UK are both wholly owned by SoftBank Group Corp. The address of SVF is 251 Little Falls Drive, Wilmington, Delaware 19808.
(10)Consists of (i) 104,424 shares of Class A Common Stock, (ii) 138,729 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards, and (iii) 40,740,447 shares of Class B Common Stock held by Mr. Bagnell.
(11)Consists of (i) 404,768 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards, (ii) 269,652 shares of Class A Common Stock held by Mr. Urmson, (iii) 65,125 shares of Class A Common Stock held by Mr. Urmson’s spouse and (iv) 145,831,739 shares of Class B Common Stock held by Mr. Urmson.
(12)Consists of (i) 760,304 shares of Class A Common Stock issuable upon exercise of Aurora Options and (ii) 241,220 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards.
(13)Consists of (i) 7,365 shares of Class A Common Stock, (ii) 100,962 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards and (iii) 353,016 shares of Class A Common Stock issuable upon exercise of Aurora Options.
(14)Consists of (i) 50,545,131 shares of Class B Common Stock held by Mr. Anderson, (ii) 335 shares of Class B Common Stock held by the Anderson 2021 GRAT, of which Mr. Anderson is trustee, (iii) 2,070,824 shares of Class A Common Stock held by Mr. Anderson, and (iv) 173,411 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards.
(15)Consists of (i) 14,145 shares of Class A Common Stock and (ii) 81,264 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards.
(16)Consists of (i) 52,992 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards, (ii) 6,883,086 shares of Class A Common Stock held by Reinvent Sponsor Y LLC, (iii) 1,000,000 shares of Class A Common Stock held by Reprogrammed Interchange LLC, (iv) 674,719 shares of Class A Common Stock held by Programmable Exchange LLC, (v) 782,088 shares of Class B Common Stock held by Thigmotropism LLC, (vi) shares of Class B Common Stock held by the Greylock entities referenced in footnote (4) above and (vii) 8,900,000 shares of Class A Common Stock issuable upon conversion of the Private Placement Warrants held by Reinvent Sponsor Y LLC. Mr. Hoffman is an equityholder of Reinvent Sponsor Y LLC. Mr. Hoffman may be deemed to beneficially own shares held by Reinvent Sponsor Y LLC by virtue of his shared control over the Sponsor. Mr. Hoffman may be deemed to beneficially own shares held by Reprogrammed Interchange LLC, Programmable Exchange LLC and Thigmotropism LLC by virtue of his voting and investment power over such shares.
(17)Consists of 52,992 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards. Mr. Eschenbach is a general partner at Sequoia Capital Operations, LLC. Mr. Eschenbach disclaims beneficial ownership of all shares held by the Sequoia Capital entities referred to in footnote (3) above.
(18)Consists of (i) 40,702 shares of Class A Common Stock and (ii) 142,540 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards.
(19)Consists of (i) 3,354,625 shares of Class A Common Stock held by Mr. Mouat, (ii) 88,190 shares of Class A Common Stock issuable upon exercise of Aurora Options and (iii) 81,406 shares of Class A Common Stock issuable upon settlement of Aurora RSU Awards.
(20)Consists of (i) 6,883,086 shares of Class A Common Stock and (ii) 8,900,000 shares of Class A Common Stock issuable upon conversion of the Private Placement Warrants, which are registered for issuance and resale in this prospectus. The business address of Reinvent Sponsor Y LLC is 215 Park Avenue, Floor 11, New York, New York 10003.
(21)Consists of 1,000,000 shares of Class A Common stock beneficially owned by funds and accounts (severally and not jointly) of which Allen & Company LLC serves as managing member. The selling stockholder is controlled by the members of Allen & Company LLC. Ian Smith, a Managing Director of Allen & Company LLC, is a former director of the Company. Mr. Smith resigned from the Company’s board in 2021. The address for notice is 711 Fifth Avenue, New York, New York 10022.
(22)Baillie Gifford & Co. has been appointed to act for and on behalf of as investment manager for Baillie Gifford US Growth Trust PLC (“US Growth Trust”) and Scottish Mortgage Investment Trust PLC (“Scottish Mortgage Trust”) with full voting and investment power. The address of each of US Growth Trust and Scottish Mortgage Trust is c/o Baillie Gifford, Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(23)The natural control person and authorized signatory of CPP Investment Board PMI-3 Inc (“CPPIB”) is Leon Pederson. The address for CPPIB is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5 Canada.
(24)These securities are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address is 140 Broadway, New York, NY 10005.
(25)Michael Germino is the natural control person and authorized signatory for the securities held by Ghisallo Master Fund LP. The address for notice is 190 Elgin Avenue, George Town, Grand Cayman, CI KY 1-9008.
(26)The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.
(27)Consists of 15,000,000 shares of Class A Common Stock beneficially owned by funds and accounts (severally and not jointly) of which Morgan Stanley Investment Management Inc. (“MSIM”) serves as investment manager or adviser. MSIM, as investment manager or adviser of Selling Securityholder, holds the power to vote or dispose of the securities mentioned here. The address of MSIM is 522 Fifth Avenue, New York, NY 10036.
(28)The natural control persons are the directors of PACCAR Inc. For more information, please see PACCAR Inc.’s public filings with the SEC. The address for notices is 777 106th Ave N.E., Bellevue, WA 98004.
(29)Consists of 10,450,000 shares of Class A Common Stock beneficially owned by funds and accounts (severally and not jointly) controlled by PRIMECAP Management Company. The address of PRIMECAP Management Company is 177 East Colorado Blvd., 11th Floor, Pasadena, CA 91105.
(30)Consists of 2,000,000 shares of Class A Common Stock beneficially owned by funds and accounts (severally and not jointly) of which Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager. As such, SFM LLC has been granted investment discretion over portfolio investments, including the securities, held for the account of these entities. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address of SFM LLC is 250 West 55th Street, 29th Floor, New York, NY 10019.
(31)Volvo AB is the ultimate parent holding company of Volvo Autonomous Solutions AB. On behalf of Volvo Autonomous Solutions AB, the executive officers and the board of directors of Volvo Autonomous Solutions AB have voting and investment power over the shares held by Volvo Autonomous Solutions AB, which is the registered holders of the securities. Volvo AB and such executive officers and directors of Volvo Autonomous Solutions AB expressly disclaim beneficial ownership of all securities held by Volvo Autonomous Solutions AB. The address for notice is CampX, Praestvaegen 12, 41875 Gothenburg, Sweden.
(32)XN LP serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has discretionary authority to make investment decisions and determine how to vote any securities held by the Fund. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia. The address for notice is 412 West 15th Street, 13th Floor, New York, NY 10011.
(33)The manager of Reprogrammed Interchange LLC is Frank Huang. Mr. Hoffman, a member of our board of directors, may be deemed the beneficial owner of the shares of common stock held by Reprogrammed Interchange LLC. The business address of Reprogrammed Interchange LLC is 1415 Commercial Avenue #105, Anacortes, WA 98221.
(34)The securities of the Company set forth herein are directly beneficially owned by TP Trading II LLC (“TP Trading II”). TP Trading II is an affiliate of Third Point LLC (“Third Point”) and holds the securities listed herein as nominee for funds managed and/or advised by Third Point and not in its individual capacity. Daniel S. Loeb is the Chief Executive Officer of Third Point. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by TP Trading II. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. The business address for Mr. Loeb and the entities identified in this footnote is c/o Third Point LLC, 55 Hudson Yards, 51st Floor, New York, NY 10001.
(35)Consists of (i) 430,000 shares of Class A Common Stock held directly by Mr. Thompson and (ii) 1,174,642 shares of Class B Common Stock held by Reinvent Capital Fund LP. Mr. Thompson may be deemed a beneficial owner of securities held by Reinvent Capital Fund LP by virtue of his shared control over Reinvent Capital Fund LP. Mr. Thompson disclaims beneficial ownership of the securities held by Reinvent Capital Fund LP, except to the extent of his pecuniary interest therein. Mr. Thompson was Chief Executive Officer, Chief Financial Officer and a director of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of Mr. Thompson is c/o Reinvent, 215 Park Avenue, Floor 11, New York, New York 10003.
(36)Ms. Slaughter was a member of the board of directors of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of Ms. Slaughter is c/o Reinvent, 215 Park Avenue, Floor 11, New York, New York 10003.
(37)Ms. McCreary was a member of the board of directors of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of Ms. McCreary is c/o Reinvent, 215 Park Avenue, Floor 11, New York, New York 10003.
(38)Ms. Francis was a member of the board of directors of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of Ms. Francis is c/o Reinvent, 215 Park Avenue, Floor 11, New York, New York 10003.

(39)Ms. Borchert was a member of the board of directors of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of Ms. Borchert is c/o Reinvent, 215 Park Avenue, Floor 11, New York, New York 10003.
(40)The manager of Workplay Ventures LLC is Gretchen Lucas. Workplay Ventures LLC is wholly owned by 4D Revocable Trust. Mark J. Pincus is the Trustee of 4D Revocable Trust. Mr. Pincus was a member of the board of directors of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of MJP DT Holdings LLC is 3450 Sacramento St. #722, San Francisco, CA 94118.
(41)The manager of MJP DT Holdings LLC is Gretchen Lucas. MJP DT Holdings LLC is wholly owned by MJP 2020 Delaware Irrevocable Trust, the trustee of which is J.P. Morgan Trust Company of Delaware. Mark J. Pincus has the right to remove and replace the trustee of MJP 2020 Delaware Irrevocable Trust. Mr. Pincus was a member of the board of directors of Reinvent Technology Partners Y prior to the consummation of the Business Combination. The business address of MJP DT Holdings LLC is 3450 Sacramento St. #722, San Francisco, CA 94118.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes certain important terms of our capital stock as of the date of this prospectus as specified in our Certificate of Incorporation and Bylaws. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to the Certificate of Incorporation, the Bylaws, the Warrant Agreement, and the Registration Rights Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.
General
The authorized capital stock of Aurora consists of 52,000,000,000 shares of capital stock, $0.00001 par value per share, of which:
•50,000,000,000 shares are designated as Class A Common Stock;
•1,000,000,000 shares are designated as Class B Common Stock; and
•1,000,000,000 shares are designated as preferred stock.
As of February 10, 2023, there were 763,107,381 shares of Class A Common Stock outstanding, 409,326,834 shares of Class B Common Stock outstanding and no shares of preferred stock outstanding. Pursuant to the Certificate of Incorporation, our Board has the authority, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of Class A Common Stock. Until the final conversion of all outstanding shares of Class B Common Stock pursuant to the terms of the Certificate of Incorporation (the “Final Conversion Date”), any issuance of additional shares of Class B Common Stock requires the approval of the holders of at least two-thirds of the outstanding shares of Class B Common Stock voting as a separate class.
Common Stock
We have two series of authorized common stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are generally identical, except with respect to voting and conversion.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine. See the section titled “Market Price of the Registrant’s common Equity and Related Stockholder Matters—Dividend Policy” for additional information.
Voting Rights
Holders of Class A Common Stock are entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders and holders of Class B Common Stock are entitled to 10 votes for each share held as of the applicable record date on all matters submitted to a vote of stockholders. The holders of Class A Common Stock and Class B Common Stock will generally vote together as a single class, unless otherwise required by law. Under the Certificate of Incorporation, approval of the holders of a majority of the outstanding shares of Class B Common Stock voting as a separate class is required to increase or decrease the number of authorized shares of Class B Common Stock. In addition, Delaware law could require either holders of Class A Common Stock or Class B Common Stock to vote separately as a single class if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock in a manner that affected its holders adversely but does not so affect the shares of the other series of common stock, then that series would be required to vote separately to approve the proposed amendment.

Until the Final Conversion Date, approval of at least two-thirds of the outstanding shares of Class B Common Stock voting as a separate class is required to:
•amend or modify any provision of the Certificate of Incorporation inconsistent with, or otherwise alter, any provision of the Certificate of Incorporation to modify the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;
•reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one vote for each share thereof;
•issue any shares of Class B Common Stock, including by dividend, distribution or otherwise; or
•authorize, or issue any shares of, any class or series of our capital stock having the right to more than one vote for each share thereof.
Our Certificate of Incorporation provides for a classified Board consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, is not subject to conversion, redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up in connection with which the Board has determined to effect a distribution of assets to any holders of common stock, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock and any participating Aurora preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion of Class B Common Stock
Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. Shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon sale or transfer except for certain transfers described in the Certificate of Incorporation, including estate planning or charitable transfers where sole dispositive power and exclusive voting control with respect to the shares of Class B Common Stock are retained by the transferring holder or such transferring holder’s spouse. In addition, each outstanding share of Class B Common Stock held by a stockholder who is a natural person, or held by the permitted entities and permitted transferees of such natural person (as described in the Certificate of Incorporation), will convert automatically into one share of Class A Common Stock upon the death of such natural person. In the event of the death or permanent and total disability of an Aurora Founder, shares of Class B Common Stock held by such Aurora Founder, his permitted entities or permitted transferees will convert to Class A Common Stock, provided that the conversion will be deferred for nine months, or up to 18 months if approved by a majority of our independent directors, following his death or permanent and total disability and provided further, that to the extent any other Aurora Founder has or shares voting control over such shares, the shares of Class B Common Stock will be treated as held of record by the Aurora Founder that has or shares voting control. Transfers between the Aurora Founders are permitted transfers and will not result in conversion of the shares of Class B Common Stock that are transferred and such shares of Class B Common Stock will be treated as held of record by the transferee Aurora Founder. With respect to any shares of Class B Common Stock over which the spouse of an Aurora Founder has voting control, such shares of Class B Common Stock will convert to shares of Class A Common Stock upon divorce if the spouse retains voting control.
Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon (i) the date specified by affirmative written election of the holders of two-thirds of the then-outstanding shares of Class B Common Stock, (ii) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date on which the shares of Class B Common Stock held by the Aurora Founders and their permitted entities and permitted transferees represent less than 20% of the Class B Common Stock held by the Aurora Founders and their permitted entities as of immediately following the consummation of the Business Combination or (iii) nine months after the death or total disability of the last to die or become disabled of the Aurora Founders, or such later date not to exceed a total period of 18 months after such death or disability as may be approved by a majority of our independent directors.
Preferred stock
The Board has the authority, subject to limitations prescribed by Delaware law and the terms of the Certificate of Incorporation, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. The Board can also increase or decrease the number of shares of any series of referred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of referred stock.
Registration Rights
Under the Registration Rights Agreement, certain holders of Aurora common stock or their permitted transferees have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement that we file, in each case as described below.
Shelf Registration Rights
The holders of at least $50.0 million of shares having registration rights then outstanding can request that we effect an underwritten public offering pursuant to such resale shelf registration statement. We are not obligated to effect more than eight (8) such registrations within any 12-month period. These shelf registration rights are subject to specified conditions and limitations, including the right of the managing underwriter or underwriters to limit the number of shares included in any such registration under certain circumstances.
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration (i) relating to any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) relating to an offering of debt that is convertible into equity securities of Aurora, (iv) for a dividend reinvestment plan, (v) a “block trade,” or an underwritten registered offering not involving a roadshow or (vi) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Warrants
Public Warrants
Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including as a result of a notice of redemption described below under “Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00.” No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
A registration statement covering the issuance, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants has been declared effective on November 12, 2021, and we have agreed to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our shares of Class A Common Stock are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00
We may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ written notice of redemption to each Warrant holder; and
•if and only if, the last reported sale price of the shares of Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like)

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00
We may redeem the outstanding Warrants:
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our shares of Class A Common Stock except as otherwise described below;
•if, and only if, the Reference Value (as defined above under “Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and
•if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume weighted average price of our shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “-Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	>10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical Warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Warrants—Public Warrants—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the RTPY IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.
Redemption procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A Common Stock. A rights offering to holders of shares of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of shares of Class A Common Stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of our shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in our Certificate of Incorporation and Bylaws) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Private Placement Warrants
The Private Placement Warrants will not be redeemable by us (except as described under “Warrants—Public Warrants—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights described herein. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
Except as described under “Warrants—Public Warrants—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “historical fair market value” (as defined below) less the exercise price of the Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.
Form S-8 Registration Statement
We have filed, and in the future may file, one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. The shares registered on such Form S-8 registration statement may be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

Anti-Takeover Provisions
Certain provisions of Delaware law, and of the Certificate of Incorporation and the Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Certificate of Incorporation and Bylaw Provisions
Our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:
Dual Class Stock
As described above in “—General,” the Certificate of Incorporation provides for a dual class common stock structure, which provides the Aurora Founders and certain other stockholders who hold Class B Common Stock, individually or together, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Classified Board
The Certificate of Incorporation provides that the Board is classified into three classes of directors, each of which will hold office for a three-year term after the initial classification. In addition, directors may only be removed from the Board for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our Board, and the prospect of that delay might deter a potential acquirer. See the section titled “Management—Classified Board of Directors.”
Board of Directors Vacancies
Our Certificate of Incorporation and Bylaws authorize only the Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board is permitted to be set only by a resolution adopted by a majority vote of our entire Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board and promotes continuity of management.
Stockholder Action; Special Meeting of Stockholders
The Certificate of Incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Bylaws. The Bylaws further provide that special meetings of our stockholders may be called only by a majority of the Board, the chairperson of the Board, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or a special meeting of stockholders at which the election of directors is included as business to be brought before the special meeting. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders or a special meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.
Amendment of Certificate of Incorporation and Bylaws Provisions
Amendments to certain provisions of our Certificate of Incorporation will require the approval of at least two-thirds of the outstanding voting power of common stock. The Bylaws provide that approval of stockholders holding at least two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our Bylaws.
Issuance of Undesignated Preferred Stock
The Board generally has the authority, without further action by our stockholders, to issue up to 1,000,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock would enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or Bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of Aurora securities. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Limitations of Liability and Indemnification
Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal or elimination of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers or is or was a director or officer of ours serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any other person, to the extent not prohibited by applicable law. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, have entered into indemnification agreements with each of our directors and executive officers, which contain provisions broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions included in our Certificate of Incorporation, in our Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is, was, or is expected be, one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar and Warrant Agent
The transfer agent and registrar for our Class A Common Stock and our Class B Common Stock and the warrant agent for our Warrants is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.
Listing
The Class A Common Stock and Public Warrants are listed under the Nasdaq symbols “AUR” and “AUROW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
A person who has beneficially owned restricted shares of Class A Common Stock or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Class A Common Stock or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:
•1% of the then outstanding equity shares of the same class; and
•the average weekly trading volume of Class A Common Stock or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of Aurora under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Aurora.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
While we were formed as a shell company, since the completion of the Merger we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Lock-Up Agreements
On November 3, 2021, Aurora, the Sponsor, certain affiliates of the Sponsor and certain Legacy Aurora stockholders entered into the Lockup Agreements, effective at the Closing. Pursuant to the terms of the Lockup Agreements, the lock-up restrictions applicable to the Lock-Up Shares held by the aforementioned parties begin at the Closing and end in tranches of 25% of the parties’ Lock-Up Shares at each of (i) November 3, 2022, (ii) November 3, 2023, (iii) November 3, 2024 and (iv) November 3, 2025.
In addition, subject to certain exceptions, Legacy Aurora equityholders are subject to a 180-day lock-up provision pursuant to our Bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•persons subject to the alternative minimum tax;
•tax-exempt or governmental organizations;
•pension plans and tax-qualified retirement plans;
•controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements);
•brokers or dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•certain former citizens or long-term residents of the United States;
•persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;
•persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);
•persons deemed to sell our common stock under the constructive sale provisions of the Code; or
•persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our common stock should consult his, her or its own tax advisor regarding the tax considerations of the ownership and disposition of our common stock through a partnership.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable income tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a partnership nor:
•an individual who is a citizen or resident of the United States;
•a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.
Dividends
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”
Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including the application of any applicable tax treaties that may provide for different rules.
Gain on Disposition of Common Stock
Subject to the discussions below regarding backup withholding and FATCA, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:
•the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);
•you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.
We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.
If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Requirements under the Foreign Account Tax Compliance Act
Subject to the following paragraph, the Foreign Account Tax Compliance Act and the Treasury Regulations and other official IRS guidance issued thereunder (collectively, “FATCA”) generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from the U.S. nonresident withholding tax described above and backup withholding, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA to your ownership and disposition of our common stock.
The U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded.
The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of owning and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 8,900,000 shares of our Class A Common Stock issuable upon the exercise of the Private Placement Warrants and up to 12,218,750 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are also registering securities for resale by the Selling Securityholders. As used herein, references to “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Class A Common Stock or Warrants or interests in the Securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.
•We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $244.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash and from the exercise of the Affiliate Options and the Former Employee Options. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.
The Securities offered by this prospectus may be sold from time to time to purchasers:
•directly by the Selling Securityholders;
•through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or
•through a combination of any of these methods of sale.
Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Securityholders.
The securities may be sold in one or more transactions at:
•fixed prices;
•prevailing market prices at the time of sale;
•prices related to such prevailing market prices;
•varying prices determined at the time of sale; or
•negotiated prices.
These sales may be effected in one or more transactions:
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;

•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options or other hedging transactions, whether through an options exchange or otherwise;
•in distributions to members, limited partners or stockholders of Selling Securityholders;
•any other method permitted by applicable law;
•on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;
•in the over-the-counter market;
•in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•any other method permitted by applicable law; or
•through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to this prospectus by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through this prospectus.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Lock-Up Restrictions
Of the shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, 577,935,128 of those shares (the “Lock-Up Shares”), which include shares of Class A Common Stock issuable upon the exercise or vesting of outstanding equity awards and upon conversion of Class B Common Stock, are subject to certain lock-up restrictions, pursuant to the Lockup Agreements further described in the section titled “Certain Relationships and Related Person Transactions” appearing elsewhere in this prospectus.

LEGAL MATTERS
The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York, which has acted as our counsel in connection with this offering. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly own less than 1% of the outstanding shares of our common stock.
EXPERTS
The consolidated financial statements of Aurora Innovation, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A Common Stock and the Private Placement Warrants to be offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.aurora.tech. We make available, free of charge, on our investor relations website at ir.aurora.tech, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Aurora Innovation, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Aurora Innovation, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2018.
Santa Clara, California
February 21, 2023

Aurora Innovation, Inc.
Consolidated Balance Sheets
(in millions)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$262	$1,610
Short-term investments	839	—
Other current assets	17	67
Total current assets	1,118	1,677
Property and equipment, net	91	94
Operating lease right-of-use assets	138	151
Acquisition related intangible assets	618	617
Goodwill	—	1,114
Other assets	36	37
Total assets	$2,001	$3,690
Liabilities and Stockholders’ Equity
Current liabilities:
Operating lease liabilities, current	$13	$12
Other current liabilities	70	79
Total current liabilities	83	91
Operating lease liabilities, long-term	123	135
Derivative liabilities	4	$118
Other liabilities	7	4
Total liabilities	217	348
Commitments and contingencies
Stockholders’ equity:
Common stock - $0.00001 par value, 51,000 shares authorized, 1,166 and 1,123 shares issued and outstanding, respectively	—	—
Additional paid-in capital	4,600	4,433
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(2,814)	(1,091)
Total stockholders’ equity	1,784	3,342
Total liabilities and stockholders’ equity	$2,001	$3,690
See accompanying notes to the consolidated financial statements

Aurora Innovation, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Twelve Months Ended December 31,
	2022	2021	2020
Collaboration revenue	$68	$82	$—
Operating expenses:
Research and development	677	697	179
Selling, general and administrative	129	116	39
Goodwill impairment	1,114	—	—
Total operating expenses	1,920	813	218
Loss from operations	(1,852)	(731)	(218)
Other income (expense):
Change in fair value of derivative liabilities	114	(20)	—
Other income (expense), net	15	(9)	4
Loss before income taxes	(1,723)	(760)	(214)
Income tax benefit	—	(5)	—
Net loss	$(1,723)	$(755)	$(214)

Basic and diluted net loss per share	$(1.51)	$(1.22)	$(0.79)
Basic and diluted weighted-average shares outstanding	1,143	621	271
See accompanying notes to the consolidated financial statements

Aurora Innovation, Inc.
Consolidated Statements of Comprehensive Loss
(in millions)

	Twelve Months Ended December 31,
	2022	2021	2020
Net loss	$(1,723)	$(755)	$(214)
Other comprehensive loss:
Unrealized loss on investments	(2)	—	—
Other comprehensive loss	(2)	—	—
Comprehensive loss	$(1,725)	$(755)	$(214)
See accompanying notes to the consolidated financial statements

Aurora Innovation, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity
(in millions, except per share data)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	290	$764	264	$—	$39	$—	$(122)	$(83)
Repurchase of Series B redeemable convertible preferred stock at $4.26 per share	—	(1)	—	—	—	—	—	—
Equity issued under incentive compensation plans	—	—	15	—	3	—	—	3
Stock-based compensation	—	—	—	—	17	—	—	17
Comprehensive loss	—	—	—	—	—	—	(214)	(214)
Balance as of December 31, 2020	290	763	279	—	59	—	(336)	(277)
Issuance of Series U-1 redeemable convertible preferred stock at $9.06 per share for acquisitions	110	1,000	—	—	—	—	—	—
Issuance of Series U-2 redeemable convertible preferred stock at $9.06 per share, net of issuance costs of $2	45	398	—	—	—	—	—	—
Equity issued for acquisitions	—	—	258	—	946	—	—	946
Conversion of redeemable convertible preferred stock into common stock with the Merger	(445)	(2,161)	445	—	2,161	—	—	2,161
Issuance of common stock upon the Merger, net of issuance costs	—	—	129	—	1,041	—	—	1,041
Equity issued under incentive compensation plans	—	—	12	—	4	—	—	4
Stock-based compensation	—	—	—	—	222	—	—	222
Comprehensive loss	—	—	—	—	—	—	(755)	(755)
Balance as of December 31, 2021	—	—	1,123	—	4,433	—	(1,091)	3,342
Equity issued under incentive compensation plans	—	—	43	—	11	—	—	11
Stock-based compensation	—	—	—	—	156	—	—	156
Comprehensive loss	—	—	—	—	—	(2)	(1,723)	(1,725)
Balance as of December 31, 2022	—	$—	1,166	$—	$4,600	$(2)	$(2,814)	$1,784
See accompanying notes to the consolidated financial statements

Aurora Innovation, Inc.
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(1,723)	$(755)	$(214)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22	16	3
Reduction in the carrying amount of right-of-use assets	28	25	14
Stock-based compensation	156	220	17
Goodwill impairment	1,114	—	—
Change in fair value of derivative liabilities	(114)	20	—
Non-cash severance	—	8	—
Change in deferred tax asset valuation allowance	—	(5)	—
Other operating activities	(3)	12	—
Changes in operating assets and liabilities:
Other current and non-current assets	47	(48)	(26)
Operating lease liabilities	(25)	(21)	(2)
Other current and non-current liabilities	(10)	(36)	16
Net cash used in operating activities	(508)	(564)	(192)
Cash flows from investing activities
Purchases of property and equipment	(15)	(48)	(7)
Net cash acquired in acquisitions	—	294	—
Purchases of short-term investments	(1,610)	—	(120)
Maturities of short-term investments	773	—	470
Other investing activities	—	4	—
Net cash (used in) provided by investing activities	(852)	250	343
Cash flows from financing activities
Proceeds from issuance of common stock	13	8	3
Proceeds from issuance of Series U-2 preferred stock, net	—	398	—
Proceeds from the Merger, net of transaction costs	—	1,134	—
Other financing activities	(2)	—	(1)
Net cash provided by financing activities	11	1,540	2
Net (decrease) increase in cash, cash equivalents, and restricted cash	(1,349)	1,226	153
Cash, cash equivalents, and restricted cash at beginning of the period	1,626	400	247
Cash, cash equivalents, and restricted cash at end of the period	$277	$1,626	$400
See accompanying notes to the consolidated financial statements

Aurora Innovation, Inc.
Notes to the Consolidated Financial Statements
Note 1. Overview of the Organization
Aurora Innovation, Inc. (the “Company” or “Aurora”) is headquartered in Pittsburgh, Pennsylvania and its mission is to deliver the benefits of self-driving technology safely, quickly, and broadly. The Company is developing the Aurora Driver, an advanced and scalable suite of self-driving hardware, software and data services designed as a platform to adapt and interoperate amongst vehicle types and applications.
The Company was initially incorporated as a Cayman Islands exempted company on October 2, 2020 and was formerly known as Reinvent Technology Partners Y (“RTPY”).
On November 3, 2021 (the “Closing Date”), the Company filed a notice of deregistration with the Cayman Islands Registrar of Companies, domesticated as a Delaware corporation, and changed its name to Aurora Innovation, Inc. As contemplated by the Agreement and Plan of Merger dated July 14, 2021 (the “Merger Agreement”), Aurora consummated a business combination (the “Merger”) whereby RTPY Merger Sub, Inc., a direct subsidiary of the Company, merged with and into Aurora Innovation Holdings, Inc., a Delaware corporation (f/k/a Aurora Innovation, Inc. and referred to herein as “Legacy Aurora”). Refer to Note 3 – Acquisitions for additional details regarding the Merger.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. Intercompany balances and transactions between the Company and its controlled subsidiaries have been eliminated.
The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.
The Merger was accounted for as a reverse recapitalization and operations and cash flows presented prior to the Closing Date represent those of Legacy Aurora and its consolidated subsidiaries (see Note 3 – Acquisitions).
Collaboration Revenue
In January 2021, the Company entered into a collaboration framework agreement with Toyota Motor Corporation (“Toyota”) with the intention of deploying the Aurora Driver into a fleet of Toyota Sienna vehicles, subject to further agreement of a collaboration project plan that was signed in August 2021.
Collaboration revenue is recognized using the input measure of hours expended as a percentage of total estimated hours to complete the collaboration project plan. Differences between collaboration revenue recognized and payments collected under the agreement are recognized as a contract asset or contract liability at the end of each reporting period.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents are deposits and highly liquid investments that are readily convertible to known amounts of cash and are subject to insignificant risk of change include due to interest rate, quoted price, or penalty of withdrawal. U.S. Treasury securities with a maturity, when purchased, of 90 days or less are considered to be cash equivalents.
Restricted cash consists of funds that are contractually restricted as to usage or withdrawal, typically due to the Company’s operating lease agreements. Due to these restrictions, the Company has presented restricted cash separately from cash and cash equivalents on the balance sheet.

Short-term Investments
The Company’s short-term investments in U.S. Treasury securities have been classified and accounted for as available-for-sale. The Company measures short-term investments at fair value on a recurring basis based on quoted market prices, and unrealized gains and losses, net of taxes, are included in other comprehensive loss. Upon sale, realized gains and losses are recognized in other income (expense), net on the statements of operations. No impairment losses have been recognized on short-term investments in the periods presented.
The Company’s short-term investments in U.S. Treasury securities with a maturity, when purchased, of 90 days or less are considered highly liquid investments and are reported as cash equivalents.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, management uses a fair value hierarchy, which prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy are set forth below:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active or inputs other than the quoted prices that are observable either directly or indirectly for the full term of the assets or liabilities.

Level 3:	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.
Our primary financial instruments include cash, cash equivalents, restricted cash, short-term investments, accounts payable, accrued liabilities, and derivative liabilities. For the financial instruments not measured at fair value on a recurring basis, their estimated fair value approximates their carrying value due to the short-term maturities of these instruments.
Property and Equipment, Net
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives, which is twenty years for buildings; the shorter of the lease term and the estimated useful life (up to seven years) for leasehold improvements; and over three to five years for all other asset categories.
Leases
The Company determines whether a contract contains a lease at inception. The Company leases real estate and equipment which have been recognized as operating leases, except for those leases with a lease term of 12 months or less which are recognized as short-term leases and expensed on a straight-line basis.
Variable lease payments that do not depend on an index or rate are not included in the initial measurement of operating lease liabilities. Certain lease contracts include non-lease components, such as operations and maintenance. The Company combines and accounts for lease and these non-lease components as a single lease component. Certain real estate leases include one or more options to renew; the exercise of lease renewal options is at the Company’s discretion and is included in the lease term when it is determined that the options are reasonably certain to be exercised. The discount rates utilized to measure operating lease liabilities are generally based on estimates of the Company’s incremental borrowing rate, as the discount rates implicit in lease agreements cannot be readily determined.

Business Combinations
The Company allocates the fair value of purchase consideration to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the net assets acquired is recorded as goodwill. Measurement period adjustments are reflected at the time identified, up through the conclusion of the measurement period, which is the time at which all necessary information is received, and is not to exceed one year from the acquisition date.
Impairment of Goodwill, Acquired Intangible Assets and Long-Lived Assets
Goodwill is evaluated for impairment annually on December 31, or whenever events or circumstances indicate that the carrying amount may not be recoverable. If the carrying amount of goodwill exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of goodwill over its implied fair value.
Acquired intangible assets primarily consist of in-process research and development (“IPR&D”) from the Company’s historical acquisitions. IPR&D assets that have not been completed are subject to impairment considerations annually on December 31, or whenever events or circumstances indicate that the carrying amounts may not be recoverable. No impairment losses were recognized on acquired intangible assets during the periods presented.
Long-lived assets, such as property and equipment and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company performs impairment testing at the level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability is measured by comparing the carrying amounts to the expected future undiscounted cash flows attributable to the assets. If it is determined that an asset may not be recoverable, an impairment is recognized to the extent that the carrying amount exceeds its fair value. No material impairment losses were recognized on long-lived assets during the periods presented.
Research and Development
Research and development costs are expensed as incurred, and consist primarily of personnel costs, hardware and electrical engineering prototyping, cloud computing, data labeling, and third-party development services. To date, the Company has not capitalized software development costs related to the development of the Aurora Driver due to the remaining planning, designing, coding and testing activities necessary for technology validation and safe autonomous operation.
Stock-based Compensation
The Company measures stock-based compensation using the fair value based method on the grant date. Restricted stock units (“RSUs”) are measured based on fair value of the Company’s publicly traded common stock, while stock options are measured using a Black-Scholes option pricing model with assumptions including expected term, risk-free interest rate, and expected volatility. Due to the Company’s limited historical stock option exercise experience as a public company, the expected term of stock options is determined utilizing the simplified method based on vesting and contractual terms. The expected volatility is determined based on the historical volatility of comparable public companies over the expected term of the stock option. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.
Stock-based compensation for awards with only service conditions is recognized on a straight-line basis over the requisite service period, which is generally the vesting period, while awards with service and performance conditions is recognized on a graded-vesting basis over the requisite service period. The Company recognizes the effect of forfeitures in the period they occur.

Derivative Liabilities
The Company accounts for the public and private placement stock purchase warrants (collectively “the warrants”) as derivative liabilities. The liabilities are measured at fair value on a recurring basis with any changes in fair value reflected in the statement of operations until the warrants are exercised, redeemed, or expire.
The Company accounts for shares held by Reinvent Sponsor Y LLC (the “Sponsor”) not forfeited under the terms of the Merger Agreement and subject to price based vesting terms (the “Earnout Shares”) as derivative liabilities. The liability is measured at fair value on a recurring basis with any changes in fair value reflected in the statement of operations until the vesting conditions are met or the shares expire.
Income Taxes
The Company accounts for income taxes using the asset-and-liability method. Deferred tax assets and liabilities are recognized based upon the temporary differences between the financial reporting and tax basis of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce the deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized.
The Company records uncertain tax positions on the basis of a two-step process in which: (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of technical merits of the position, and (2) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the tax benefit as the largest amount that is cumulatively more likely than not to be realized upon ultimate settlement with the related tax authority.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Certain Risks and Uncertainties
The Company’s operations are principally funded by available liquidity from cash, cash equivalents and short-term investments. Management expects to continue to incur operating losses and that the Company will need to opportunistically raise additional capital to support the continued development and commercialization of the Aurora Driver. Management believes that cash on hand and short-term investments will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of these financial statements.
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company primarily maintains its cash and cash equivalents at U.S. commercial banks, while its short-term investments primarily consist of U.S. Treasury securities. Cash and cash equivalents deposited with domestic commercial banks generally exceed the Federal Deposit Insurance Corporation insurable limit, though the Company has not experienced any credit losses on its deposits.

Recently Adopted Accounting Standards
In December 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which simplifies accounting for income taxes by revising or clarifying existing guidance in ASC 740, Income Taxes, as well as removing certain exceptions within ASC 740. The Company adopted the standard effective January 1, 2022 and there was not a material impact.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that replaces the incurred loss impairment methodology in current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first effective reporting period. The Company adopted the standard effective January 1, 2022 and there was not a material impact.
Note 3. Acquisitions
The Merger
On November 3, 2021, Aurora consummated the Merger with Legacy Aurora.
In connection with the Merger, issued and outstanding shares of Legacy Aurora common stock converted into shares of Aurora common stock and outstanding Legacy Aurora equity awards converted into Aurora equity awards based on the exchange ratio of approximately 2.1708 (the “Exchange Ratio”), based on the following events contemplated by the Merger Agreement:
•the cancellation and conversion of all 205 million issued and outstanding shares of Legacy Aurora redeemable convertible preferred stock into 205 million shares of Legacy Aurora common stock;
•the surrender and exchange of all 458 million shares of Legacy Aurora common stock, including shares of Legacy Aurora common stock resulting from the conversion of Legacy Aurora redeemable convertible preferred stock, were converted to 995 million shares of Aurora common stock, as adjusted by the Exchange Ratio;
•the cancellation and surrender of all 38 million granted and outstanding vested and unvested Legacy Aurora stock options, which were converted into 82 million Aurora stock options to purchase shares of Aurora common stock with the same terms and vesting conditions, as adjusted by the Exchange Ratio; and
•the cancellation and exchange of all 16 million granted and outstanding vested and unvested Legacy Aurora RSUs, which were converted into 35 million Aurora RSUs for shares of Aurora common stock with the same terms and vesting conditions, as adjusted by the Exchange Ratio.
The other related events that occurred concurrent with the Merger are summarized below:
•the Company sold 100 million shares of Aurora common stock for aggregate proceeds of $1,000 million to certain institutional and accredited investors (the “PIPE Investment”);
•the 7 million issued and outstanding shares of Aurora common stock beneficially held by the Sponsor became subject to transfer restrictions and contingent forfeiture provisions upon the Merger (the “Earnout Shares”), of which 2 million of the Earnout Shares became subject to time-based provisions and 5 million of the Earnout Shares became subject to time- and market-based provisions; see Note 8 – Equity Incentive Plans for more information; and
•the public holders of 76 million shares of Aurora common stock exercised their redemption feature resulting in an aggregate payment of $755 million (the “Redemption”).

After giving effect to the Merger and other related events described above, the number of shares of Aurora common stock issued and outstanding subsequent to the Merger was as follows (in millions):

Shares
Aurora common stock, prior to redemptions	98
Less: Redemption of Aurora common stock	(76)
Aurora common stock, net of redemptions	22
Sponsor shares including Earnout Shares	7
PIPE Investment	100
Total shares of Aurora common stock, prior to the Merger	129
Shares issued in exchange in the Merger	995
Total shares of Aurora common stock, subsequent to the Merger	1,124
In connection with the Merger, the Company raised net proceeds of $1,223 million including $1,000 million from the PIPE Investment, and $223 million of cash held in the trust account from its initial public offering. The proceeds were net of $755 million paid in relation with the Redemption and $49 million of costs incurred prior to the Merger. In connection with the Merger, Legacy Aurora incurred $41 million in transaction costs consisting of banking, legal, and other professional fees, of which $36 million was recorded as a reduction to additional paid-in capital and $5 million was expensed in the consolidated statements of operations. Total net cash proceeds to the Company were $1,134 million.
Reverse Recapitalization
The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company is treated as the acquired company and the Merger is treated as the equivalent of Legacy Aurora issuing shares for the net assets of the Company, accompanied by a recapitalization. The accounting acquirer was primarily determined based on Legacy Aurora shareholders having the largest voting interest in the post-combination company and the ability to appoint the majority of the members of the Board of Directors as well as Legacy Aurora management holding executive management roles in the post-combination company and are responsible for the day-to-day operations which are comprised of Legacy Aurora activities.
The net assets of the Company were recognized at historical cost as of the Closing Date, with no goodwill or other intangible assets recorded. Operations and cash flows presented prior to the Closing Date represent are those of Legacy Aurora and the accumulated deficit of Legacy Aurora has been carried forward after the Closing Date. All share and per share information presented have been adjusted to reflect the recapitalization on a retrospective basis for all periods presented.
Apparate USA LLC
On January 19, 2021, the Company acquired 100% of the voting interests of Apparate USA LLC (“ATG”) which was a company developing self-driving technology.
The fair value of the consideration transferred for ATG was $1,916 million which consisted of non-cash equity consideration, including 110 million shares of redeemable convertible preferred stock and 252 million shares of common stock. The redeemable convertible preferred stock was valued based on a concurrent purchase of the Company’s redeemable convertible preferred stock. The common stock was valued based on its fair value as the acquisition date, as determined using an option pricing method model.
In January 2021, the Company paid $10 million relating to financial advisory fees with a former related party of which $8 million was recognized as transaction costs associated with the acquisition and $2 million was recorded as a reduction to redeemable convertible preferred stock as issuance costs in the twelve months ended December 31, 2021. Including the financial advisory fees with a former related party, the total transaction costs associated with the acquisition were $15 million in the twelve months ended December 31, 2021 and were recorded in selling, general and administrative.

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of the ATG acquisition (in millions):

Fair Value
Cash and cash equivalents	$311
Property and equipment, net	63
Operating lease right-of-use assets	42
Acquisition related intangible assets	546
Goodwill	1,060
Related party payable	(47)
Operating lease liabilities	(40)
Other assets and (liabilities), net	(19)
Total	$1,916
The acquisition related intangible asset identified was IPR&D, which has an indefinite useful life as of the date of the acquisition. The fair value of the IPR&D intangible asset was determined through a replacement cost approach, which identifies the costs that would be necessary to recreate the asset if the Company were to internally develop the acquired technology. Significant unobservable inputs include overhead costs, profit margin, opportunity cost, and obsolescence.
The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce, and is not deductible for tax purposes.
During the twelve months ended December 31, 2021, the Company recognized $8 million in non-cash severance paid by the former parent of ATG. This amount was allocated from total equity consideration transferred. Subsequent to the acquisition, the Company entered into a transition services agreement which expired during the first quarter of 2022. Expenses incurred under the transition services agreement were not significant to the reporting periods.
OURS Technology, Inc.
On March 5, 2021, the Company acquired 100% of the voting interests in OURS Technology, Inc. (“OURS”), a silicon photonics company. The Company has included the financial results of OURS in the condensed consolidated financial statements prospectively from the date of acquisition. The fair value of the consideration transferred for OURS was $41 million, which consisted of the following (in millions):

Fair Value
Cash	$16
Stock consideration	24
Assumed liabilities related to third-party expenses	1
Total fair value of consideration transferred	$41
The non-cash stock consideration transferred comprised 6 million shares of common stock and was valued using an option pricing model as of the acquisition date. As part of the OURS acquisition, the Company assumed certain OURS compensation agreements, including the conversion of certain shares of OURS restricted stock into rights to receive the Company’s restricted stock, and assuming certain stock options with an estimated fair value of $4 million. For the stock options assumed, based on the service period related to the period prior to the OURS acquisition date, $2 million was allocated to the purchase price, and $2 million relating to post-acquisition services which will be recorded as operating expenses over the remaining requisite service periods.

The following table summarizes the fair value of assets acquired and liabilities assumed as of the date of the OURS acquisition (in millions):

Fair Value
Acquisition related intangible assets	$19
Goodwill	24
Deferred tax liability	(2)
Total	$41
The acquisition related intangible asset identified was IPR&D, which has an indefinite useful life as of the date of the acquisition. The fair value of the IPR&D intangible asset was determined through a replacement cost approach, which identifies the costs that would be necessary to recreate the asset if the Company were to internally develop the acquired technology. Significant unobservable inputs include profit margin and opportunity cost.
The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce, and is not deductible for tax purposes.
Note 4. Goodwill
The changes in the carrying amount of goodwill were as follows (in millions):

	As of		As of
	December 31, 2021	Goodwill impairment	December 31, 2022
Goodwill	$1,114	$—	$1,114
Accumulated impairment loss	—	(1,114)	(1,114)
Carrying amount of goodwill	$1,114	$(1,114)	$—
During the second quarter and fourth quarter of 2022, the market price of the Company’s Class A common stock and its market capitalization declined significantly. As a result, the Company determined that a triggering event had occurred and goodwill impairment assessments were performed.
For each goodwill impairment assessment, the Company utilized a market approach valuation method utilizing the observable market price of the Company’s Class A common stock as it represented the best evidence of the fair value of its reporting unit. Based on the results, the Company recognized a $1,114 million goodwill impairment during the twelve months ended December 31, 2022.
Note 5. Cash, Cash Equivalents and Short-Term Investments
Cash, cash equivalents and restricted cash were as follows (in millions):

	As of
	December 31, 2022	December 31, 2021
Cash and cash equivalents	$262	$1,610
Restricted cash, long-term (a)	15	16
Total cash, cash equivalents and restricted cash	$277	$1,626
__________________
(a)Included in Other assets on the consolidated balance sheets

The components of cash equivalents and short-term investments measured at fair value on a recurring basis were as follows (in millions):

		As of
	Fair value level	December 31, 2022	December 31, 2021
Cash equivalents:
Money market funds	Level 1	$204	$1,610
U.S. Treasury securities	Level 2	57	—
Total cash equivalents		$261	$1,610
Short-term investments:
U.S. Treasury securities	Level 2	$839	$—
Total short-term investments		$839	$—
The amortized cost, unrealized gains and losses, and fair value of available-for-sale debt securities were as follows (in millions):

	As of December 31, 2022
	Amortized cost	Unrealized losses	Fair value
U.S. Treasury securities	$841	$(2)	$839
Note 6. Collaboration Revenue
In the twelve months ended December 31, 2022, 2021 and 2020, the Company received payments of $100 million, $50 million and $—, respectively, under the collaboration project plan with Toyota. As of December 31, 2022, the Company has received all cash payments provided under the collaboration project plan.
In the twelve months ended December 31, 2022, 2021 and 2020, the Company recognized collaboration revenue of $68 million, $82 million and $—, respectively. To date, the Company has recognized cumulative revenue under the agreement of $150 million through December 31, 2022.
Note 7. Stockholders' Equity
Preferred Stock
The Company is authorized to issue 1,000 million shares of preferred stock with a par value of $0.00001 per share. There were no shares of preferred stock issued and outstanding at December 31, 2022 and December 31, 2021.
Common Stock
The Company is authorized to issue 51,000 million shares of common stock with a par value of $0.00001 per share; of which 50,000 million shares are designated Class A common stock and 1,000 million shares are designated Class B common stock. Class A common stock holders are entitled to one vote for each share and Class B common stock holders are entitled to ten votes for each share. Class A and Class B have identical liquidation and dividend rights. Class B shares are convertible into Class A upon election by the holder or upon transfer (except for certain permitted transfers).
The Company had 754 million and 642 million shares of Class A common stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively. The Company had 412 million and 481 million shares of Class B common stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively.

Note 8. Equity Incentive Plans
The Company has outstanding awards granted under four equity compensation plans: the 2021 Equity Incentive Plan (the “Plan”), the Legacy Aurora 2017 Equity Incentive Plan (the “2017 Plan”), the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan (the “Blackmore Plan”), and the OURS Technology Inc 2016 Stock Incentive Plan (the “OURS Plan”). The Company assumed awards under the 2017 Plan, the Blackmore Plan and the OURS Plan to the extent such employees continued as employees of the Company.
On November 2, 2021, the Company adopted the Plan. The Plan makes available for issuance Class A common shares equal to 121 million shares plus any shares subject to awards assumed in the Merger that are forfeited or otherwise expire after the Closing Date. Additionally, the Plan includes an annual increase on the first day of each fiscal year beginning in fiscal 2022 and ending in fiscal 2031 equal to the lesser of (i) 121 million, (ii) 5% of total shares outstanding on the last day of the preceding fiscal year, and (iii) a lesser number of shares determined by the Plans’ administrator. Any stock options, RSUs or other awards from the 2017 Plan, the Blackmore Plan, or the OURS Plan that, on or after the Closing Date, expire or otherwise terminate without having been exercised or issued in full are added to the Plan up to a maximum of 121 million shares. As of December 31, 2022, there were 78 million shares available for grant under the Plan.
Under the Plan, equity-based compensation in the form of RSUs, restricted stock awards, incentive stock options, nonqualified stock options, stock appreciation rights, and performance units may be granted to employees, officers, directors, consultants, and others.
Restricted Stock Units
RSUs granted under the 2017 Plan generally are subject to two vesting requirements: (1) a time-based vesting requirement, and (2) a liquidity event. Generally, the time-based vesting requirement is quarterly over four years starting on the vesting commencement date, with a one-year cliff. The liquidity event vesting requirement was satisfied with the Merger.
RSUs granted under the Plan generally are subject to a time-based vesting requirement. Generally, the time-based vesting requirement is quarterly over one to four years starting on the vesting commencement date, with a one-year cliff vesting for new hire awards.
RSUs granted under the Plan and the 2017 Plan were as follows:

	Twelve Months Ended December 31,
	2022	2021	2020
RSUs granted (in millions)	113	45	—
Weighted average grant date fair value	$3.62	$4.56	$—
RSU activity under the Plan and the 2017 Plan was as follows (in millions, except per share amounts):

	Number of shares	Weighted- average grant date fair value
Unvested at December 31, 2021	34	$4.72
Granted	113	3.62
Vested	(27)	4.31
Forfeited	(17)	4.23
Unvested at December 31, 2022	103	$3.70

The unrecognized stock-based compensation related to unvested RSUs was $310 million at December 31, 2022 and will be recognized over a weighted average period of 2.7 years. The fair value of RSUs as of their respective vesting dates was $90 million, $10 million, and $— million for the twelve months ended December 31, 2022, 2021, and 2020, respectively.
Stock Options
The exercise price of stock options granted under the Plan and the 2017 Plan may not be less than 100% of the fair value of the Company’s common stock on the date of the grant. Stock options generally vest over one to four years starting on the vesting commencement date and expire, if not exercised, 10 years from the date of grant or, if earlier, three months after the option holder ceases to be a service provider of the Company. Stock options outstanding under the Blackmore Plan and the OURS Plan are not material.
Stock options granted under the Plan and the 2017 Plan were as follows:

	Twelve Months Ended December 31,
	2022	2021	2020
Stock options granted (in millions)	9	19	14
Weighted average grant date fair value	$1.35	$1.90	$1.13
Weighted average grant date fair value assumptions:
Expected term	5.6 years	5.9 years	5.9 years
Risk-free interest rates	3.6%	0.6%	0.9%
Expected volatility	55.0%	55.0%	55.0%
Stock option activity under the Plan and the 2017 Plan was as follows (in millions, except per share amounts):

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2021	80	$1.44
Granted	9	2.46
Exercised	(21)	0.62
Forfeited	(4)	2.60
Expired	(1)	3.42
Outstanding at December 31, 2022	63	$1.76	6.9	$15
Exercisable at December 31, 2022	43	$1.38	6.3	$15
The unrecognized stock-based compensation related to unvested stock options was $25 million as of December 31, 2022 and will be recognized over a weighted average period of 1.4 years. The intrinsic value of stock options exercised was $62 million, $53 million and $5 million for the twelve months ended December 31, 2022, 2021, and 2020, respectively.
Related Party RSUs
Prior to the ATG acquisition, employees of ATG received grants of RSUs in the former ultimate parent company of ATG, which became a related party of the Company after the closing of the transaction. These awards were modified after the transaction to allow the awards to continue to vest for the first year subsequent to the closing of the acquisition as long as personnel remain employees of the Company. These awards are compensation for services provided to the Company and accounted for as stock-based compensation.

Awards representing 3 million shares were modified on the acquisition date and 1 million shares were forfeited before the final vesting in January 2022. The fair value of these awards was equal to the market value of the related party’s common stock on the date of modification.
Stock-based compensation recognized for related party RSUs was $6 million, $128 million and $— for the twelve months ended December 31, 2022, 2021 and 2020, respectively. No unrecognized stock-based compensation remains for the related party RSUs as of December 31, 2022.
In December 2021 and January 2022, the Company made withholding tax payments associated with the related party RSUs and received a $13 million reimbursement during the twelve months ended December 31, 2022.
Stock-based Compensation Expense
Stock-based compensation is allocated on a departmental basis, based on the classification of the option holder or grant recipient. No income tax benefits have been recognized in the statement of operations for stock-based compensation arrangements and no stock-based compensation has been capitalized as of December 31, 2022.
Total stock-based compensation expense by function was as follows (in millions):

	Twelve Months Ended December 31,
	2022	2021	2020
Research and development	$137	$207	$14
Selling, general, and administrative	19	13	3
Total	$156	$220	$17
Note 9. Derivative Liabilities
The components of derivative liabilities measured at fair value on a recurring basis were as follows (in millions):

		As of
	Fair value level	December 31, 2022	December 31, 2021
Public warrants	Level 1	$2	$38
Private placement warrants	Level 2	1	28
Common stock warrants		3	66
Earnout share liabilities	Level 3	1	52
Total derivative liabilities		$4	$118
The public and private placement warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument. The private placement warrants were valued using observable inputs for similar publicly traded instruments.
The earnout share liabilities are measured at fair value on a recurring basis utilizing a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the expected term of the instrument. The risk-free interest rate is based on relevant U.S. treasury rates for a period that matches the expected term of the instrument.

The valuation inputs utilized in determining the earnout share liability were as follows:

	As of
	December 31, 2022	December 31, 2021
Risk-free interest rates	3.9%	1.5%
Expected term (in years)	8.8	9.8
Expected volatility	50.0%	50.0%
The following table summarizes the changes in Level 3 derivative liabilities measured at fair value on a recurring basis (in millions):

Earnout share liabilities
Fair value as of December 31, 2021	$52
Change in fair value	(51)
Fair value as of December 31, 2022	$1
The components of change in fair value of derivative liabilities were as follows (in millions):

	Twelve Months Ended December 31,
	2022	2021	2020
Change in fair value of derivative liabilities:
Common stock warrants	$63	$(12)	$—
Earnout share liabilities	51	(8)	—
Total change in fair value of derivative liabilities	$114	$(20)	$—
Common Stock Warrants
On the consummation of the Merger, 12 million public warrants for Class A common stock at an exercise price per share of $11.50 and 9 million private placement warrants held by the Sponsor with an exercise price per share of $11.50 converted into warrants of Aurora common stock. The public and private placement warrants that remain unexercised will expire on November 3, 2026.
Public Warrants
Public warrants outstanding were 12 million as of December 31, 2022 and 2021.
Public warrants may be redeemed, in whole and not in part, when the last reported sales price of Class A common stock exceeds $10.00 or $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the public warrant holders (the “Reference Value”).
If the Reference Value exceeds $18.00 per share, public warrants are redeemable at $0.01 per warrant upon not less than 30 days’ prior written notice of redemption to each warrant holder.
If the Reference Value exceeds $10.00 per share, public warrants are redeemable at $0.10 per warrant upon a minimum of 30 days’ prior written notice provided that the holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of Class A ordinary shares, which is defined as the volume-weighted average price of Class A ordinary shares for the 10 trading days following the date on which the notice of redemption is sent to the holders of public warrants. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant.

Private Placement Warrants
Private placement warrants outstanding were 9 million as of December 31, 2022 and 2021.
Private placement warrants are not redeemable by the Company as long as they are held by a Sponsor or its permitted transferees. If the public warrants are redeemed by the Company when the Reference Value exceeds $18.00 per share, the Sponsor has agreed to exercise the private placement warrants for cash or on a cashless basis. If the public warrants are redeemed by the Company when the Reference Value equals or exceeds $10.00 per share, the private placement warrants are also concurrently called for redemption on the same terms as of the public warrants.
Earnout Share Liabilities
In connection with the Merger, the Sponsor was issued earnout shares which were recorded as derivative liabilities due to lock-up and price-based vesting conditions as follows:
•2 million shares vest when it has been at least 2 years since the Merger and the volume weighted average price (“VWAP”) of the Company’s class A common stock equals or exceeds $15.00 for 20 trading days of any consecutive 30 trading day period
•2 million shares vest when it has been at least 3 years since the Merger and the VWAP equals or exceeds $17.50 for 20 trading days of any consecutive 30 trading day period; and,
•2 million shares vest when it has been at least 4 years since the Merger and the VWAP equals or exceeds $20.00 for 20 trading days of any consecutive 30 trading day period.
The estimated fair value of the earnout shares liability was $1 million and $52 million at December 31, 2022 and 2021, respectively. No earnout shares subject to lock-up and price-based vesting have vested as of December 31, 2022. Earnout shares that remain unvested at November 3, 2031 are subject to forfeiture.
Note 10. Leases
The Company leases its office facilities, data center, and warehouses under non-cancelable operating lease agreements that expire through 2042, including renewal options that are reasonably certain to be exercised.
Rent expense under operating leases was $28 million, $25 million, and $14 million in twelve months ended December 31, 2022, 2021 and 2020, respectively. As of December 31, 2022, the Company’s operating leases had a weighted average remaining lease term of 8.7 years and a weighted average discount rate of 6.5%.
Future lease payments for leases that have not yet commenced were $32 million as of December 31, 2022. Lease commencement will occur once the lessor substantially completes construction to makes the underlying asset available for use.

As of December 31, 2022, future maturities of lease liabilities were as follows (in millions):

Operating leases
Year ending December 31,
2023	$23
2024	24
2025	24
2026	21
2027	18
Thereafter	74
Total lease payments	184
Less: imputed interest	(48)
Total operating lease liabilities	$136
Note 11. Balance Sheet Details
Property and Equipment, Net
The components of property and equipment, net were as follows (in millions):

	As of
	December 31, 2022	December 31, 2021
Land	$14	$14
Buildings and Leasehold improvements	70	62
Equipment	24	20
Vehicles	7	3
Other	15	15
	130	114
Less accumulated depreciation and amortization	(39)	(20)
Total property and equipment, net	$91	$94
Other Current Liabilities
The components of other current liabilities were as follows (in millions):

	As of
	December 31, 2022	December 31, 2021
Accrued compensation	$52	$51
Other accrued expenses	18	28
Total accrued expenses and other current liabilities	$70	$79
Note 12. Earnings Per Share
The Company computes earnings per share of common stock using the two-class method required for participating securities. The participating securities did not impact the computation of earnings per share in the periods presented as no dividends were declared and the participating securities are not contractually obligated to share in losses.

Subsequent to the Merger, the Company has two classes of common stock with identical liquidation and dividend rights, Class A and Class B. The net loss is allocated in a proportionate basis to each class of common stock and results in the same net loss per share.
Share amounts and net loss per share have been recast for the twelve months ended December 31, 2021 to reflect the Exchange Ratio from the Merger.
The following table presents the potential common stock outstanding excluded from the computation of diluted loss per share because including them would have had an antidilutive effect (in millions):

	As of
	December 31, 2022	December 31, 2021	December 31, 2020
Redeemable convertible preferred stock	—	—	290
Stock options	65	82	77
RSUs	103	35	3
Public warrants	12	12	—
Private placement warrants	9	9	—
Earnout shares liability	5	5	—
Total	194	143	370
Note 13. Income Taxes
The components of income tax benefit were as follows (in millions):

	Twelve Months Ended December 31,
	2022	2021	2020
Deferred income benefit:
Federal	$—	$(4)	$—
State	—	(1)	—
Total deferred income tax benefit	—	(5)	—
Income tax benefit	$—	$(5)	$—
The reconciliations of the effective tax rate from the federal statutory rate were as follows:

	Twelve Months Ended December 31,
	2022	2021	2020
Federal statutory tax rate	21.0%	21.0%	21.0%
State income tax, net of federal tax benefit	—	0.1	—
Stock-based compensation	(0.2)	(0.4)	(1.5)
Research and development credits	1.5	2.5	3.5
Liability classified financial instruments	1.4	(0.7)	—
Goodwill impairment	(13.6)	—	—
Other	(0.1)	(0.1)	0.2
Change in valuation allowance	(10.0)	(21.8)	(23.2)
Effective tax rate	—%	0.6%	—%

The components of deferred tax assets and liabilities were as follows (in millions):

	As of
	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating losses	$324	$244
Tax credits	83	45
Stock-based compensation	17	41
Capitalized R&D	130	—
Lease liability	29	31
Other	14	12
Deferred tax assets, gross	597	373
Valuation allowance	(542)	(331)
Deferred tax assets, net of valuation allowance	55	42
Deferred tax liabilities:
Depreciation and amortization	(27)	(7)
Right of use asset	(29)	(32)
Other	(3)	(7)
Deferred tax liabilities	(59)	(46)
Deferred tax liabilities, net	$(4)	$(4)
As of December 31, 2022, federal and state net operating losses were $1,166 million and $1,116 million, respectively. If not utilized, the federal and state net operating loss carryforwards will begin to expire starting in 2036 and 2029, respectively. Federal and similar state provisions limit the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Certain acquired net operating losses and tax credits are subject to limitations.
As of December 31, 2022, federal research and development credits were $76 million, which will begin to expire in 2037 and state research and development credits were $29 million, which will begin to expire in 2032.
Assessing the realizability of deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. The Company has evaluated the criteria for realization of deferred tax assets and, as a result, has determined that certain deferred tax assets are not realizable.
The components of changes in the valuation allowance were as follows (in millions):

	Twelve Months Ended December 31,
	2022	2021	2020
Valuation allowance at beginning of period	$331	$87	$31
Change in deferred tax asset positions	211	244	56
Valuation allowance at end of period	$542	$331	$87

The components of changes in unrecognized tax benefits were as follows (in millions):

	Twelve Months Ended December 31,
	2022	2021	2020
Unrecognized tax benefits at beginning of period	$18	$5	$2
Increases related to tax positions taken during a prior year	1	1	—
Increases related to tax positions taken during the current year	8	12	3
Decreases related to tax positions taken during a prior year	(6)	—	—
Unrecognized tax benefits at end of period	$21	$18	$5
The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes. Amounts accrued for interest and penalties were not significant during the twelve months ended December 31, 2022, 2021, and 2020.
The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. None of the unrecognized tax benefits, if recognized, would have a material effect on the effective tax rate.
The Company files U.S. federal and state income tax returns. The Company is not currently under examination by income tax authorities in any jurisdiction. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating losses or credits.
Note 14. Commitments and Contingencies
Purchase Commitments
The Company has entered into a contract for cloud hosting services under which non-cancelable future minimum payments as of December 31, 2022 were as follows (in millions):

Purchase obligation
Year ending December 31,
2023	$61
2024	61
2025	64
2026	38
Thereafter	—
Total	$224
Contingencies
From time to time the Company may be party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses the need to record a liability for litigation and loss contingencies. Reserve estimates are recorded when and if it is determined that a loss related to certain matters is both probable and reasonably estimable. No material loss contingencies were recorded in the twelve months ended December 31, 2022, 2021, and 2020.

903,072,352 Shares of Class A Common Stock
8,900,000 Warrants to Purchase Shares of Class A Common Stock

PROSPECTUS

March 2, 2023
You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.